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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MOTOROLA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRINCIPAL EXECUTIVE OFFICES:	PLACE OF MEETING:
1303 East Algonquin Road	The Meadows Club
Schaumburg, Illinois 60196	2950 W. Golf Road
Rolling Meadows, IL 60008
March 12, 2010

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

        Our Annual Meeting will be held at The Meadows Club, 2950 W. Golf Road, Rolling Meadows, Illinois 60008 on Monday, May 3, 2010 at 5:00 P.M., local time.

        The purpose of the meeting is to:

  1.
  elect eleven directors for a one-year term;

  2.
  hold a stockholder advisory vote on our overall executive compensation policies and procedures;

  3.
  ratify the appointment of KPMG LLP as Motorola's independent registered public accounting firm for 2010;

  4.
  consider and vote upon two shareholder proposals, if properly presented at the meeting; and

  5.
  act upon such other matters as may properly come before the meeting.

        Only Motorola stockholders of record at the close of business on March 8, 2010 (the "record date") will be entitled to vote at the meeting. Please vote in one of the following ways:

  •
  visit the website shown on your Motorola Notice of Internet Availability of Proxy Materials for the 2010 Annual Meeting (your "Notice") or proxy card to vote via the Internet;

  •
  use the toll-free telephone number shown at the website address listed on your Notice or on your proxy card;

  •
  if you received a printed copy of the proxy card, mark, sign, date and return the enclosed proxy card using the postage-paid envelope provided; or

  •
  in person at the Annual Meeting.

PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES). YOU WILL BE REQUIRED TO PROVIDE THE ADMISSION TICKET THAT IS DETACHABLE FROM YOUR NOTICE OR PROXY CARD OR PROVIDE OTHER EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA STOCK TO GAIN ADMISSION TO THE MEETING.

By order of the Board of Directors,

A. Peter Lawson Secretary

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 3, 2010

March 12, 2010

Dear Fellow Motorola Stockholders:

        You are cordially invited to attend Motorola's 2010 Annual Stockholders Meeting. The meeting will be held on Monday, May 3, 2010 at 5:00 p.m., local time, at The Meadows Club, 2950 W. Golf Road, Rolling Meadows, Illinois 60008.

        We encourage you to vote your shares through one of the three convenient methods described in the enclosed Proxy Statement and, if your schedule permits, to attend the meeting. We would appreciate your support on the following management proposals:

  •
  the election of the 11 nominated directors;

  •
  the approval of the Company's overall executive compensation policies and procedures; and

  •
  the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

        Your vote is important, so please act at your first opportunity.

        On behalf of your Board of Directors, thank you for your continued support of Motorola.

Gregory Q. Brown Co-CEO Motorola, Inc.	Sanjay K. Jha Co-CEO Motorola, Inc.

PROXY STATEMENT

PROXY STATEMENT	1

PROXY STATEMENT

ABOUT THE 2010 ANNUAL MEETING

        This proxy statement (the "Proxy Statement") is being furnished to holders of common stock, $0.01 par value per share (the "Common Stock"), of Motorola, Inc. ("Motorola", or the "Company"). Proxies are being solicited on behalf of the Board of Directors of the Company (the "Board") to be used at the 2010 Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Meadows Club, 2950 W. Golf Road, Rolling Meadows, Illinois 60008 on Monday, May 3, 2010 at 5:00 P.M., local time, for the purposes set forth in the Notice of 2010 Annual Meeting of Stockholders.

        This Proxy Statement, the form of proxy and the Company's 2009 Annual Report are being provided to stockholders on or after March 12, 2010.

        All stockholders may view and print Motorola's Proxy Statement and the 2009 Annual Report at the Company's website at www.motorola.com/investor.

VOTING PROCEDURES

Who Is Entitled to Vote?

        Only stockholders of record at the close of business on March 8, 2010 (the "record date") will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. On the record date, there were issued and outstanding 2,314,437,239 shares of Common Stock entitled to vote at the Annual Meeting. The Common Stock is the only class of voting securities of the Company.

        A list of stockholders entitled to vote at the meeting will be available for examination at the corporate offices of Motorola Inc., 1303 E. Algonquin Road, Door 53, Schaumburg, Illinois 60196 for ten days before the Annual Meeting and at the Annual Meeting.

Why Did I Receive a Notice of Internet Availability?

        The Securities and Exchange Commission has adopted rules for the electronic distribution of proxy materials. Again this year, we have elected to provide our stockholders access to our proxy materials and 2009 Annual Report on the Internet instead of sending a full set of printed proxy materials to all of our stockholders. This enables us to reduce costs, provide ease and flexibility for our stockholders and lessen the environmental impact of our Annual Meeting. On or about March 15, 2010, we intend to mail most of our stockholders a Notice of Internet Availability of Proxy Materials (a "Notice"). If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to access and review all of the important information contained in the 2010 Proxy Statement and 2009 Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How Can I Vote Without Attending the Annual Meeting?

        There are three convenient methods for registered stockholders to direct their vote by proxy without attending the Annual Meeting. Stockholders can:

  •
  Vote by Internet.  You can vote via the Internet. The website address for Internet voting is provided on your Notice or proxy card. You will need to use the control number appearing on your Notice or proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Sunday, May 2, 2010. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

  •
  Vote by Telephone.  You can also vote by telephone by calling the toll-free telephone number provided on your Notice or on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on Sunday, May 2, 2010. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

  •
  Vote by Mail.  If you received a printed copy of the proxy card, you can vote by marking it, dating it and signing it, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

        If you are a beneficial owner, or you hold your shares in "street name," please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone.

2	PROXY STATEMENT

How Can I Change My Vote?

        Registered stockholders can revoke their proxy at any time before it is voted at the Annual Meeting by either:

  •
  Submitting another timely, later-dated proxy by Internet, telephone or mail;

  •
  Delivering timely written notice of revocation to the Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196; or

  •
  Attending the Annual Meeting and voting in person.

        If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record (that is, your bank, broker or nominee) to be able to vote at the Annual Meeting.

How Many Votes Must be Present to Conduct Business at the Annual Meeting?

        In order for business to be conducted, a quorum must be represented in person or by proxy at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy marked "abstain" will be considered present at the Annual Meeting for purposes of determining a quorum.

How Many Votes Am I Entitled to Cast?

        You are entitled to cast one vote for each share of Common Stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.

How Many Votes Are Required to Elect Directors?

        In February 2006, Motorola's Board of Directors amended the Company's Bylaws and Board Governance Guidelines to adopt a majority vote standard for non-contested director elections. Because the number of nominees properly nominated for the 2010 Annual Meeting is the same as the number of directors to be elected at the 2010 Annual Meeting, the 2010 election of directors is a non-contested election. To be elected in a non-contested election, a director nominee must receive more "For" votes than "Against" votes. Abstentions will have no effect on the director election since only votes "For" and "Against" a nominee will be counted.

How Many Votes Are Required to Approve the Company's Overall Executive Compensation Policies and Procedures?

        With regard to the stockholder advisory vote, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the Company's overall executive compensation policies and procedures. Abstentions will have the same effect as a vote "Against" the proposal.

How Many Votes Are Required to Ratify the Appointment of KPMG LLP as Motorola's Independent Registered Public Accounting Firm?

        The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will have the same effect as a vote "Against" the proposal.

How Many Votes Are Required to Pass Any Shareholder Resolution?

        In order to recommend that the Board consider adoption of any shareholder proposal, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required. For any shareholder proposal, an abstention will have the same effect as a vote "Against" the proposal. Broker non-votes will have no effect on the shareholder proposals.

Will My Shares be Voted if I Do Not Provide Instructions to My Broker?

        If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to "discretionary" items, but will not be permitted to vote the shares with respect to "non-discretionary" items (resulting in a "broker non-vote"). The ratification of the appointment of KPMG LLP and the stockholder advisory vote on the Company's overall executive compensation policies and procedures are "discretionary" items. The election of directors and the two shareholder proposals are "non-discretionary" items.

Who Represents My Proxy at the Annual Meeting?

        If you do not vote in person at the Annual Meeting, but have voted your shares over the Internet, by telephone or by signing and returning your proxy card, you have authorized certain members of Motorola's senior management designated by the

PROXY STATEMENT	3

Board and named in your proxy to represent you and to vote your shares as instructed.

What if I Return a Proxy But Do Not Provide Specific Voting Instructions For Some or All of the Items?

        All shares that have been properly voted—whether by Internet, telephone or mail—and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors. The Board of Directors recommends a vote: (1) "For" the election of the 11 director nominees named in this Proxy Statement, (2) "For" the approval of the Company's overall executive compensation policies and procedures, (3) "For" the ratification of the appointment of KPMG LLP as the Company's independent public accounting firm for 2010, and (4) "Against" each of the two shareholder proposals.

What if Other Matters Are Voted on at the Annual Meeting?

        If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies in your proxy will have the discretion to vote on those matters for you. At the date we filed this Proxy Statement with the Securities and Exchange Commission, the Board of Directors did not know of any other matter to be raised at the Annual Meeting.

How Do I Vote if I Participate in the Company's 401(k) Plan?

        If you own shares of Common Stock through the Motorola 401(k) Plan (the "401(k) Plan"), the Notice or proxy card includes the shares you hold in the 401(k) Plan as well as the shares you hold outside of the 401(k) Plan. Under the 401(k) Plan, participants are "named fiduciaries" to the extent of their authority to direct the voting of shares of Common Stock credited to their 401(k) Plan accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, "Undirected Shares"). The trustee of the 401(k) Plan will vote Undirected Shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA. By submitting voting instructions by Internet, telephone, or if hardcopies are requested, by signing, dating and returning the proxy card, you direct the trustee of the 401(k) Plan to vote these shares, in person or by proxy, as designated therein, at the Annual Meeting.

4	PROXY STATEMENT

PROPOSAL 1

ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

How Many Directors Are Standing For Election and For What Term?

        The number of directors of the Company to be elected at the 2010 Annual Meeting is 11. The directors elected at the 2010 Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death or resignation.

NOMINEES

Who Are the Nominees?

        Each of the nominees named below is currently a director of the Company. Each of the nominees was elected at the Annual Meeting of Stockholders held on May 4, 2009. The ages shown are as of January 1, 2010. Ms. Lewent is not standing for re-election.

GREGORY Q. BROWN, Principal Occupation: Co-Chief Executive Officer, Motorola, Inc. and Chief Executive Officer, Enterprise Mobility Solutions and Networks business, Motorola, Inc.
Director since 2007 Age—49
Mr. Brown joined Motorola in 2003 and since February 2010 has served as Co-Chief Executive Officer of Motorola, Inc. and Chief Executive Officer of the Enterprise Mobility Solutions and Networks business. Mr. Brown served as Co-Chief Executive Officer of Motorola, Inc. and Chief Executive Officer of Broadband Mobility Solutions from August 2008 to February 2010. He was President and Chief Executive Officer of Motorola, Inc. from January 2008 until August 2008. From March 2007 through December 2007, Mr. Brown served as President and Chief Operating Officer of Motorola, Inc. From January 2003 through March 2007, Mr. Brown served as Executive Vice President of Motorola, Inc. and President of various Motorola businesses within Enterprise Mobility Solutions. Prior to joining Motorola, Mr. Brown was Chairman and Chief Executive Officer of Micromuse, Inc., a network management software company. Before that, he was President of Ameritech Custom Business Services and Ameritech New Media, Inc. Mr. Brown serves on the National Security Telecommunications Advisory Committee (NSTAC) and is also a member of the Business Council, the Business Roundtable, the Northwestern Memorial Hospital board, the Technology CEO Council and the United States-Brazil CEO Forum. Mr. Brown received a B.A. degree in Economics from Rutgers University.

DAVID W. DORMAN, Principal Occupation: Non-Executive Chairman of the Board, Motorola, Inc.
Director since 2006 Age—55
Mr. Dorman is the Non-Executive Chairman of the Board of Motorola, Inc. Previously, he was a Managing Director and Senior Advisor with Warburg Pincus, a global leader in private equity. He was Chairman and Chief Executive Officer of AT&T, a provider of Internet and transaction-based voice and data services, from November 2002 until the completion of the AT&T Corp. and SBC Communications merger in November 2005. Mr. Dorman joined AT&T as President in December 2000. He began his career in the telecommunications industry at Sprint Corp. in 1981. Mr. Dorman serves on the boards of CVS Caremark Corporation, YUM! Brands, Inc., and the Georgia Tech Foundation. In the last five years, Mr. Dorman previously served on the boards of Scientific Atlanta and Phorm, Inc. Mr. Dorman received a B.S. degree in Industrial Management with high honors from the Georgia Institute of Technology.

PROXY STATEMENT	5

WILLIAM R. HAMBRECHT, Principal Occupation: Chairman and Chief Executive Officer of WR Hambrecht + Co
Director since 2008 Age—74
Mr. Hambrecht has been Founder, Chairman and Chief Executive Officer of WR Hambrecht + Co., a financial services firm, since December 1997. Mr. Hambrecht co-founded Hambrecht & Quist in 1968, from which he resigned in December 1997 to form WR Hambrecht + Co. Mr. Hambrecht is a director of AOL Inc. and the Ironstone Group. Mr. Hambrecht serves on the Board of Trustees for The American University of Beirut and he also serves on the Advisory Council to The J. David Gladstone Institutes. In October 2006, Mr. Hambrecht was inducted to the American Academy of Arts and Sciences. Mr. Hambrecht graduated from Princeton University.

DR. SANJAY K. JHA, Principal Occupation: Co-Chief Executive Officer, Motorola, Inc. and Chief Executive Officer, Mobile Devices and Home business, Motorola, Inc.
Director since 2008 Age—46
Dr. Jha joined Motorola in 2008 and since February 2010 has served as Co-Chief Executive Officer of Motorola, Inc. and Chief Executive Officer of the Mobile Devices and Home business. Dr. Jha served as Co-Chief Executive Officer of Motorola, Inc. and Chief Executive Officer of Mobile Devices from August 2008 to February 2010. Prior to joining Motorola, Dr. Jha served as Executive Vice President and Chief Operating Officer of Qualcomm, Inc. from December 2006 to August 2008. Dr. Jha also served as Executive Vice President and President of Qualcomm CDMA Technologies (QCT), Qualcomm's chipset and software division, from January 2003 to December 2006. Dr. Jha received a Ph.D. in Electronic and Electrical Engineering from the University of Strathclyde, Scotland and a B.S. degree in Engineering from the University of Liverpool, England.

KEITH A. MEISTER, Principal Occupation: Vice Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises, L.P.
Director since 2008 Age—36
Mr. Meister, since August 2003, has served as Vice Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment management, automotive, metals, real estate and home fashion. From August 2003 through March 2006, Mr. Meister also served as Chief Executive Officer of Icahn Enterprises G.P. Inc., and since March 2006, Mr. Meister has served as Principal Executive Officer of Icahn Enterprises G.P. Inc. Since November 2004, Mr. Meister has been a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages third-party private investment funds. Since June 2002, Mr. Meister has served as senior investment analyst of High River Limited Partnership, an entity primarily engaged in the business of holding and investing in securities. Mr. Meister also serves on the boards of directors of XO Holdings, Inc. and Federal-Mogul Corporation. With respect to each company mentioned above, Mr. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. In the last five years, Mr. Meister previously served on the boards of WCI Communities, Inc., American Railcar Industries, Inc., Adventrx Pharmaceuticals, Inc. and BKF Capital Group, Inc. Mr. Meister received an A.B. in government, cum laude, from Harvard College in 1995.

6	PROXY STATEMENT

THOMAS J. MEREDITH, Principal Occupation: General Partner and Co-Founder, Meritage Capital, L.P. and Chief Executive Officer, MFI Capital
Director since 2005 Age—59
Mr. Meredith is a co-founder and general partner of Meritage Capital, L.P., an investment management firm specializing in multi-manager hedge funds. He is also chief executive officer of MFI Capital, a private investment firm. He served as Acting Chief Financial Officer and Executive Vice President of Motorola from April 1, 2007 until March 1, 2008 and remained an employee of the Company until March 31, 2008. Mr. Meredith served in a variety of senior executive positions at Dell, Inc. between 1992 and 2001, including serving as Chief Financial Officer from 1992 through 2000. He is an adjunct professor at the McCombs School of Business at the University of Texas, and serves on the advisory boards of both the Wharton School at the University of Pennsylvania and the LBJ School at the University of Texas. In the last five years, Mr. Meredith previously served on the board of Motive, Inc. Mr. Meredith received a B.S. degree in Political Science from St. Francis University, a J.D. degree from Duquesne University and an LL.M. degree in Taxation from Georgetown University.

SAMUEL C. SCOTT III, Principal Occupation: Retired; Chairman, President and Chief Executive Officer, Corn Products International
Director since 1993 Age—65
Mr. Scott was Chairman, President and Chief Executive Officer of Corn Products International, a corn refining business, from 1997 until his retirement in May 2009. Mr. Scott serves on the Board of Directors of Bank of New York Mellon, Abbott Laboratories and the Chicago Council on Global Affairs. He also serves on the Board of Northwestern Memorial HealthCare and as Chairman of Chicago Sister Cities. Mr. Scott received a B.S. degree in Engineering and an M.B.A. from Fairleigh Dickinson University.

JAMES R. STENGEL, Principal Occupation: President and Chief Executive Officer, The Jim Stengel Company, LLC
Director since 2005 Age—54
In November 2008, Mr. Stengel founded The Jim Stengel Company, LLC, a think tank and consultancy firm focused on improving marketing through a proprietary framework. In July 2009, Mr. Stengel was appointed Adjunct Professor of Marketing at the UCLA Anderson Graduate School of Management. Mr. Stengel was the Global Marketing Officer of Procter & Gamble Company, a consumer products company, from 2001 until he retired in October 2008. Mr. Stengel is a director of AOL Inc. and serves on the National Underground Freedom Center Board of Directors. Mr. Stengel received a B.A. degree from Franklin & Marshall College and an M.B.A. from Pennsylvania State University.

PROXY STATEMENT	7

ANTHONY J. VINCIQUERRA, Principal Occupation: Chairman and Chief Executive Officer, Fox Networks Group
Director since 2007 Age—55
Mr. Vinciquerra is Chairman and Chief Executive Officer of Fox Networks Group, a primary operating unit of News Corporation that includes the Fox Television Network, Fox Cable Networks, FOX Sports and Fox Networks Engineering & Operations. Mr. Vinciquerra also oversees Fox Sports Enterprises, which comprises Fox's interests in professional sports franchises like the Colorado Rockies, stadiums and leading statistical information provider, STATS. A past Chairman of the National Association of Television Program Executives, he is also a director of the Boston-based Genesis Fund, the fund-raising organization of the National Birth Defects Institute, and a member of the Board of Governors of the Academy of Television Arts and Sciences. Mr. Vinciquerra received a B.A. degree from the State University of New York.

DOUGLAS A. WARNER III, Principal Occupation: Retired; Formerly Chairman of the Board, J.P. Morgan Chase & Co.
Director since 2002 Age—63
Mr. Warner was Chairman of the Board and Co-Chairman of the Executive Committee of J.P. Morgan Chase & Co., an international commercial and investment banking firm, from December 2000 until he retired in November 2001. From 1995 to 2000, he was Chairman of the Board, President and Chief Executive Officer of J.P. Morgan & Co. He is a director of General Electric Company, Chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center, Chairman of the Yale Investment Committee and a Trustee of Yale University. In the last five years, Mr. Warner previously served on the board of Anheuser-Busch Companies, Inc. Mr. Warner received a B.A. degree from Yale University.

DR. JOHN A. WHITE, Principal Occupation: Distinguished Professor of Industrial Engineering, University of Arkansas
Director since 1995 Age—70
Dr. White is a Distinguished Professor of Industrial Engineering at the University of Arkansas. Previously, he was Chancellor of the University of Arkansas from 1997 until he retired in June 2008. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. He is also a director of J.B. Hunt Transport Services, Inc. In the last five years, Dr. White previously served on the boards of Logility, Inc. and Russell Corp. A member of the National Academy of Engineering, Dr. White received a B.S.I.E. from the University of Arkansas, an M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

RECOMMENDATION OF THE BOARD

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ELEVEN NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF SUCH ELEVEN NOMINEES AS DIRECTORS.

 What if a Nominee is Unable to Serve as Director?

        If any of the nominees named above is not available to serve as a director at the time of the 2010 Annual Meeting (an event which the Board does not now anticipate), the proxies will be voted for the election of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

8	PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

What Are the Board's Corporate Governance Principles?

        The Board has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. The Board has responsibility for management oversight and providing strategic guidance to the Company. The Board believes that it must continue to renew itself to ensure that its members understand the industries and the markets in which the Company operates. The Board also believes that it must remain well-informed about the positive and negative issues, problems and challenges facing Motorola and its industries and markets so that the Board members can exercise their fiduciary responsibilities to Motorola stockholders.

What Are Some of the Major Corporate Governance Initiatives the Board Has Adopted in Recent Years?

        The Board recognizes the importance of evolving the Company's corporate governance practices and is committed to regularly reviewing specific elements of the Company's corporate governance and making changes when the Board deems them in the best interests of the Company and stockholders. As a result, Motorola is a leading adopter of many corporate governance best-practices. Again this year, Motorola is holding a stockholder advisory vote on the Company's overall executive compensation policies and procedures (commonly known as a "say-on-pay" vote). We elect all of our directors annually and in 2006 adopted a majority voting standard for uncontested director elections. The same year, we eliminated our shareholder rights plan (commonly known as a "poison pill"). Recently, we provided holders of 20% or more of Motorola's Common Stock the ability to request a special meeting of stockholders. We also have a recoupment policy to recover certain executive pay in the event of misconduct leading to a financial restatement (commonly known as a "clawback policy").

What Are Our Directors' Qualifications to Serve on the Motorola Board?

        The Board believes it should be comprised of individuals with appropriate skills and experiences to meet its board governance responsibilities and contribute effectively to the Company. Our Governance and Nominating Committee carefully considers the skills and experiences of current directors and new nominee candidates to ensure that they meet the needs of the Company before nominating directors for election to the Board. All of our non-employee directors serve on Board committees, further supporting the Board by providing expertise to those committees. The needs of the committees also are reviewed when considering nominees to the Board.

        The Board is comprised of active and former CEOs and CFOs of major corporations and individuals with experience in high-tech fields, media, investment banking and academia. As such, they have a deep working knowledge of matters common to large companies, generally including experience with financial statement preparation, compensation determinations, regulatory compliance, corporate governance, public affairs and legal matters. Our directors are qualified to serve as directors and members of the Committees on which they serve based on the following experience:

  •
  Mr. Dorman's experience in private equity and as the chief executive officer of a global public company in the telecommunications industry,

  •
  Mr. Hambrecht's experience as the chairman and chief executive officer of an investment banking firm focusing on high-tech companies,

  •
  Ms. Lewent's experience as the chief financial officer of a global public company in the pharmaceutical industry,

  •
  Mr. Meister's experience as a senior executive of a diversified holding company and investment companies,

  •
  Mr. Meredith's experience as the general partner of an investment management firm and as the chief financial officer of a global public high-tech company,

  •
  Mr. Scott's experience as the chairman and chief executive officer of a global public company in the corn refining industry,

  •
  Mr. Stengel's experience as the chief marketing officer of a global public consumer products company,

  •
  Mr. Vinciquerra's experience as the chairman and chief executive officer of a global media company,

  •
  Mr. Warner's experience as the chairman and chief executive officer of a global public commercial and investment banking firm, and

  •
  Dr. White's experience as the chancellor of a university, dean of an engineering college and author of financial text books.

        Many of our directors also serve on the boards of one or more other publicly traded companies. We believe Motorola benefits from the experience and expertise our directors gain from serving on those boards.

PROXY STATEMENT	9

        The Board also believes that it is important to effective board governance and collaboration to have our Co-CEOs serve on the Board.

Which Directors Are Independent?

        On February 10, 2010, the Board made the determination, based on the recommendation of the Governance and Nominating Committee and in accordance with the Motorola, Inc. Director Independence Guidelines, that Mr. Dorman, Mr. Hambrecht, Ms. Lewent, Mr. Meister, Mr. Meredith, Mr. Negroponte, Mr. Scott, Mr. Stengel, Mr. Sommer, Mr. Vinciquerra, Mr. Warner, Mr. White and Dr. J. White were independent during the periods in 2009 and 2010 that they were members of the Board. Mr. Brown and Dr. Jha do not qualify as independent directors since they are employees of the Company. The Board determined on February 21, 2008 that following the completion of Mr. Meredith's interim employment with the Company, from April 1, 2007 to March 31, 2008, he was again considered independent. See "What is Motorola's Relationship with Entities Associated with Independent Directors?" for further details.

How Was Independence Determined?

        The Motorola, Inc. Director Independence Guidelines include both the NYSE independence standards and categorical standards the Board has adopted to determine if a relationship that a Board member has with the Company is material. The categorical standards adopted by the Board are as follows:

                • Contributions or payments (including the provision of goods or services) from Motorola to a charitable organization (including a foundation), a university, or other not-for-profit organization, of which a director or an immediate family member of a director (defined to include a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director's home) is an officer, director, trustee or employee, will not impair independence unless the contribution or payment (excluding Motorola matches of charitable contributions made by employees or directors under Motorola's or the Motorola Foundation's matching gift programs):

    (i) is to an entity of which the director or the director's spouse currently is an officer, director or trustee, and such person held such position at the time of the contribution,

    (ii) was made within the previous three years, and

    (iii) was in an amount which, in the entity's last fiscal year prior to the year of the contribution or payment, exceeded the greater of $300,000 or 5% of such entity's consolidated gross revenues (or equivalent measure).

                • Indebtedness of Motorola to a bank or similar entity of which a director or a director's immediate family member is a director, officer, employee or 10% Owner (as defined below) will not impair independence unless the following are applicable:

    (i) the director or the director's spouse is an executive officer of such entity or an owner who directly or indirectly has a 10% or greater equity or voting interest in such entity (a "10% Owner") and he or she held that position at any time during the previous twelve months, and

    (ii) the total amount of Motorola's indebtedness during the previous twelve months is more than 5% of the total consolidated assets of such entity in its last fiscal year.

                • Other business relationships between a director or a director's immediate family member, such as consulting, legal or financial advisory services provided to Motorola, will not impair independence unless the following are applicable:

    (i) the director or the director's spouse is a partner, officer or 10% Owner of the company or firm providing such services, and he or she held such position at any time during the previous twelve months, and

    (ii) the services that were provided during the previous twelve months were in an amount which, in the company's or firm's last fiscal year, exceeded the greater of $1 million or 2% of such company's or firm's consolidated gross revenues.

            This categorical standard does not include business relationships with Motorola's independent registered public accounting firm because those relationships are covered by the NYSE independence standards.

                • Motorola's ownership of voting stock of a company of which the director or the director's immediate family member is a director, officer, employee or 10% Owner will not impair independence unless the following are applicable:

    (i) the director or the director's spouse is an executive officer of that company, and

    (ii) Motorola is currently a 10% Owner of that company.

        The ownership of Motorola common stock by a director or a director's immediate family member will

10	PROXY STATEMENT

not be considered to be a material relationship that would impair a director's independence.

        When applying the NYSE independence standards and the categorical standards set forth above, "Motorola" includes Motorola, Inc. and any of its subsidiaries and the Motorola Foundation. A complete copy of the Motorola, Inc. Director Independence Guidelines is available on the Company's website at www.motorola.com/investor.

What is Motorola's Relationship with Entities Associated with Independent Directors?

        As previously disclosed, Mr. Meredith's term as Acting Chief Financial Officer and Executive Vice President of Motorola ended on March 1, 2008 and, under the terms of his agreement, his employment ended on March 31, 2008. In February 2008, the Board determined that after the end of his employment Mr. Meredith's independence under the Motorola, Inc. Independence Guidelines and the NYSE independence requirements was not impaired by his status as an employee of the Company from April 1, 2007 through March 31, 2008, because he was serving as an interim employee of the Company at the request of the Board while the Company conducted a search for a permanent chief financial officer.

        As previously disclosed, Motorola and the Motorola Foundation have had various commercial and charitable relationships with the Massachusetts Institute of Technology ("MIT") and the MIT Media Laboratory. Judy Lewent is a life member of the MIT Corporation. Nicholas Negroponte, a former director, is a tenured professor of MIT on leave, and formerly the Chairman of the MIT Media Laboratory, an academic and research laboratory at MIT. Motorola made payments to MIT in each of the last three years significantly below the threshold described in the guidelines. Neither Ms. Lewent nor Mr. Negroponte directed the relationship nor have they voted as a member of the Motorola Board of Directors to approve MIT relationships.

        All independent directors, other than Mssrs. Meister, Sommer and Warner, had relationships with entities that were reviewed by the Board under the NYSE's independence standards and/or the Board's categorical standards described above covering contributions or payments to charitable or similar not-for-profit organizations. In each case, the payments or contributions were significantly less than the NYSE independence standards or the categorical standards and were determined by the Board to be immaterial. Relationships with entities related to Mssrs. Hambrecht, Meredith and Vinciquerra were also reviewed under "Other Relationships" of the categorical standards and each were determined by the Board to be immaterial.

Are the Members of the Audit and Legal, Compensation and Leadership and Governance and Nominating Committees Independent?

        Yes. The Board has determined that all of the current members of the Audit and Legal Committee, the Compensation and Leadership Committee and the Governance and Nominating Committee are independent within the meaning of the Motorola, Inc. Director Independence Guidelines and the NYSE listing standards for independence.

Where Can I Receive More Information About Motorola's Corporate Governance Practices?

        Motorola maintains a corporate governance page on its website at www.motorola.com/investor that includes information about its corporate governance practices. The following documents are currently included on the website:

                • The Motorola, Inc. Board Governance Guidelines, the current version of which the Board adopted on January 26, 2010;

                • The Motorola, Inc. Director Independence Guidelines, the current version of which the Board adopted on September 11, 2008;

                • The Principles of Conduct for Members of the Motorola, Inc. Board of Directors, the current version of which the Board adopted on November 10, 2009;

                • The Motorola, Inc. Code of Business Conduct, which applies to all employees;

                • The charters of the Audit and Legal Committee, Compensation and Leadership Committee and Governance and Nominating Committee, the current versions of each of which the Board adopted on January 26, 2010;

                • The Motorola, Inc. Restated Certificate of Incorporation, as amended through May 5, 2009; and

                • The Motorola, Inc. Amended and Restated Bylaws, the current version of which the Board adopted on November 11, 2009.

        The Company intends to disclose amendments to the above documents or waivers applicable to its directors, chief executive officers, chief financial officer or corporate controller from certain provisions of its ethical policies and standards for directors and its employees, on the Motorola website within four business days following the date of the amendment or waiver.

PROXY STATEMENT	11

BOARD OF DIRECTORS MATTERS

How Often Did the Board Meet in 2009?

        The Board of Directors held 8 meetings during 2009. Overall attendance at Board and committee meetings was 95%. Each incumbent director attended 92% or more of the combined total meetings of the Board and the committees on which he or she served during 2009.

How Many Directors will Comprise the Board?

        The Board of Directors is currently comprised of 12 directors. Immediately following the Annual Meeting, the Board will consist of 11 directors. In the interim between Annual Meetings, the Board has the authority under the Company's Bylaws to increase or decrease the size of the Board and to fill vacancies.

How Many Executive Sessions of the Board Were Held in 2009?

        Independent directors of the Company meet regularly in executive session without management as required by the Motorola, Inc. Board Governance Guidelines. Generally, executive sessions are held in conjunction with regularly-scheduled meetings of the Board of Directors. In 2009, the non-employee independent members of the Board met in executive session 8 times.

What is the Leadership Structure of the Board? Why was that Structure Chosen? Who Serves as Chairman of the Board and Presiding Director?

        The Board is led by a non-executive, independent Chairman who has never been an employee of the Company. David Dorman became the Company's first non-executive chairman in May 2008. The Board decided to elect a non-executive chairman because it believes this structure supports our plan to separate the Company into two independent, publicly traded companies. As Chairman, Mr. Dorman had a significant role in hiring Dr. Jha as Co-CEO of the Company and CEO of our Mobile Devices business. Mr. Dorman also works closely with our Co-CEOs as we continue to execute on our separation plans. As Chairman, he performs many duties on behalf of the Board, including reviewing and approving the Board agenda and presiding over all Board meetings and executive sessions. Mr. Dorman also acts as the presiding director at meetings of the independent directors.

Will the Directors Attend the Annual Meeting?

        Board members are expected to attend the Annual Meeting as provided in the Motorola, Inc. Board Governance Guidelines. All of our directors who stood for election at the 2009 Annual Meeting attended that meeting.

What is the Board's Role in the Oversight of Risks?

        The Board of Directors oversees the business of the Company, including Co-CEO and senior management performance and risk management, to assure that the long-term interests of the shareholders are being served. Each committee of the Board of Directors is also responsible for reviewing the risk exposure of the Company related to the committee's areas of responsibility and providing input to management on such risks.

        Management and our Board have a robust process embedded throughout the Company to identify, analyze, manage and report all significant risks facing the Company. The Company's Co-CEOs and other senior managers regularly report to the Board on significant risks facing the Company, including financial, operational and strategic risks. Each of the Board committees reviews with management significant risks related to the committee's area of responsibility and reports to the Board on such risks, which includes the Compensation and Leadership Committee's review of Company-wide compensation-related risks. The independent Board members also discuss the Company's significant risks when they meet in executive session without management.

        The Company's Audit Services department has a very important role in the risk management program. The role of the department is to provide management and the Audit and Legal Committee of the Board with an overarching and objective view of the risk management activity of the enterprise. The department's engagements span financial, operational, strategic and compliance risks and the engagement results assist management in maintaining tolerable risk levels. The department conducts engagements utilizing an enterprise risk management (ERM) model. The director of the department reports directly to the Audit and Legal Committee and meets regularly with the committee, including in executive session.

12	PROXY STATEMENT

What Are the Committees of the Board?

        To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The Board currently has the following committees: (1) Audit and Legal, (2) Compensation and Leadership, (3) Governance and Nominating, (4) Finance, and (5) Executive. Committee membership as of December 31, 2009 and the number of meetings of each committee during 2009 are described below:

Non-Employee Directors	Audit & Legal	Compensation & Leadership	Governance & Nominating	Finance	Executive
David W. Dorman			X	X	X
William R. Hambrecht		X	X
Judy C. Lewent		X		Chair	X
Keith A. Meister	X			X
Thomas J. Meredith	X			X
Samuel C. Scott III		Chair			X
James R. Stengel		X
Anthony J. Vinciquerra	X
Douglas A. Warner III			Chair	X	X
John A. White	Chair				X
Employee Directors
Gregory Q. Brown					Co-Chair
Sanjay K. Jha					Co-Chair
Number of Meetings in 2009	9	9	4	6	1

Where Can I Locate the Current Committee Charters?

        Current versions of the Audit and Legal Committee charter, Compensation and Leadership Committee charter and Governance and Nominating Committee charter are available on our website at www.motorola.com/investor.

What Are the Functions of the Audit and Legal Committee?

  •
  Assist the Board in fulfilling its oversight responsibilities as they relate to the Company's accounting policies, internal controls, disclosure controls and procedures, financial reporting practices and legal and regulatory compliance

  •
  Hire the independent registered public accounting firm

  •
  Monitor the qualifications, independence and performance of the Company's independent registered public accounting firm and the performance of the Company's internal auditors

  •
  Maintain, through regularly scheduled meetings, a line of communication between the Board and the Company's financial management, internal auditors and independent registered public accounting firm

  •
  Oversee compliance with the Company's policies for conducting business, including ethical business standards

  •
  Prepare the report of the Committee included in this Proxy Statement

What Are the Functions of the Compensation and Leadership Committee?

  •
  Assist the Board in overseeing the management of the Company's human resources, including:
  •
  compensation and benefits programs
  •
  Co-CEO performance and compensation
  •
  executive development and succession and diversity efforts

  •
  Oversee the evaluation of the Company's senior management

  •
  Review and discuss the Compensation Discussion and Analysis ("CD&A") with management and make a recommendation to the Board on the inclusion of the CD&A in this Proxy Statement

  •
  Prepare the report of the Committee included in this Proxy Statement

PROXY STATEMENT	13

What Are the Functions of the Governance and Nominating Committee?

  •
  Identify individuals qualified to become Board members, consistent with the criteria approved by the Board

  •
  Recommend director nominees and individuals to fill vacant positions

  •
  Assist the Board in interpreting the Company's Board Governance Guidelines, the Board's Principles of Conduct and any other similar governance documents adopted by the Board

  •
  Oversee the evaluation of the Board and its committees

  •
  Generally oversee the governance and compensation of the Board

What Are the Functions of the Finance Committee?

  •
  Review the Company's overall financial posture, asset utilization and capital structure

  •
  Review the need for equity and/or debt financing and specific outside financing proposals

  •
  Review and approve major transactions, such as restructurings, acquisitions, divestitures, joint ventures and equity investments

  •
  Monitor the performance and investments of employee retirement and related funds

  •
  Review the Company's dividend payment plans and practices

What Are the Functions of the Executive Committee?

  •
  Act for the Board between meetings on matters already approved in principle by the Board

  •
  Exercise the authority of the Board on specific matters assigned by the Board from time to time

What is the Decision-Making Process to Determine Executive Compensation?

        The Board has delegated to the Compensation and Leadership Committee the responsibility to oversee the programs under which compensation is paid or awarded to Motorola's executives and to evaluate the performance of Motorola's senior management. The Compensation and Leadership Committee is responsible for bringing recommended compensation actions involving each Co-CEO to the Board for its concurrence. The specific functions of the Compensation and Leadership Committee are described in this Proxy Statement under "What Are the Functions of the Compensation and Leadership Committee?" and in the Compensation and Leadership Committee's charter, which the Compensation and Leadership Committee and the Board annually review and revise as necessary.

        The Global Rewards department in Motorola's Human Resources organization supports the Compensation and Leadership Committee in its work and, in some cases, acts pursuant to delegated authority from the Compensation and Leadership Committee to fulfill various functions in administering Motorola's compensation programs.

        In carrying out its duties, the Compensation and Leadership Committee has direct access to outside advisors, independent compensation consultants and others to assist them. During 2009 and 2010, the Compensation and Leadership Committee directly engaged an outside compensation consulting firm to assist them in their review of the compensation for Motorola's executive officers. In September 2009, the Committee unilaterally chose to change its compensation consultant firm from Mercer to Compensation Advisory Partners LLC, retaining the same individual consultants formerly at Mercer.

        For more information on the decisions made by the Compensation and Leadership Committee, see the "Compensation Discussion and Analysis".

What is the Decision-Making Process to Determine Director Compensation?

        The Governance and Nominating Committee recommends to the Board the compensation for non-employee directors, which is to be consistent with market practices of other similarly situated companies and is to take into consideration the impact on non-employee directors' independence and objectivity. The Board has asked the Compensation and Leadership Committee to assist the Governance and Nominating Committee in making such recommendations. The charter of the Governance and Nominating Committee does not permit the Committee to delegate director compensation matters to management and management has no role in recommending the amount or form of director compensation.

What is the Role of Independent Compensation Consultants in Executive and Director Compensation Determinations?

        In accordance with the Compensation and Leadership Committee's charter, the Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors,

14	PROXY STATEMENT

including the sole authority to approve the firm's or advisor's fees and other retention terms.

        In accordance with this authority, in 2008 and 2009, the Compensation and Leadership Committee retained Mercer ("Mercer") and beginning in September 2009 changed its consultant firm to Compensation Advisory Partners LLC ("Compensation Advisory Partners"). Each external independent consultant provided insight and advice on matters regarding trends in executive compensation, relative executive pay and benefits practices, relative assessment of pay of Motorola executives to performance, and other topics as the Compensation and Leadership Committee deemed appropriate. See "Independent Consultant Review of Executive Compensation" in "Compensation Discussion and Analysis" for further details on the compensation-related elements the Compensation and Leadership Committee requested be reviewed.

        In the 2008, 2009 and 2010 independent reviews of Motorola's senior leadership team's compensation, performed by the consultant firm at the time, found that Motorola's current executive compensation programs are fundamentally competitive and sound. The Compensation and Leadership Committee intends to engage an external independent consultant to complete an exhaustive evaluation of the Company's executive rewards program on a periodic basis. The Compensation and Leadership Committee intends to engage an external independent consultant to review the specific compensation of the Co-CEOs and all members of the senior leadership team annually. The Compensation and Leadership Committee agreed with the consultants' studies' conclusions that no substantive revisions to the compensation programs are required.

        In January 2010, the Committee engaged Compensation Advisory Partners to independently review Motorola's executive rewards program and the compensation of Motorola's senior leadership team, including the Named Executive Officers. Compensation Advisory Partners' 2010 executive compensation review studied: (1) the relationship between Motorola's actual 2008 senior executive compensation levels and the Company's performance using available proxy data at that time, (2) the competitiveness of Motorola's target executive pay program for 2009 in light of Motorola's executive compensation strategy, and (3) the competitiveness of Motorola's "pay mix", long-term incentive compensation ("LTI") mix, equity grants and LTI performance metrics compared to the market.

        Compensation Advisory Partners reviewed the following compensation components in its competitive assessment: base salary; annual bonus (target annual bonus opportunity); total cash compensation (base salary + target annual bonus opportunity); LTI (long-range incentive compensation target opportunity plus equity compensation); and total direct compensation (total cash compensation + LTI).

        See the "Independent Consultant Review of Executive Compensation" in the "Compensation Discussion and Analysis" for more information on consultant engagement.

What Role, if any, do Executive Officers Play in Determining or Recommending Executive and Director Compensation?

        Motorola's senior leadership team, comprised of the Co-CEOs and certain executives designated by the Co-CEOs, provides recommendations regarding the design of the Company's compensation program to the Compensation and Leadership Committee. Additionally, the Committee's compensation consultant provides input on these recommendations from time to time. Upon Compensation and Leadership Committee approval, the senior leadership team is responsible for executing the objectives of the approved compensation program.

        Each member of Motorola's senior leadership team is ultimately responsible for approving all compensation actions for their respective organizations. When these compensation actions involve other Motorola executives, the involved senior leadership team member is accountable for ensuring adherence to all established governance procedures.

        The Co-CEOs are responsible for recommending all compensation actions involving any member of the senior leadership team or officer subject to Section 16 of the Securities Exchange Act of 1934, as amended (a "Section 16 Officer"), to the Compensation and Leadership Committee for its approval. The Co-CEOs take an active role in Compensation and Leadership Committee meetings at which compensation actions involving the above officers are discussed.

        As discussed above, the Compensation and Leadership Committee directly engages an independent outside consulting firm to assist it in its review of the compensation for Motorola's senior leadership team. This consultant also participates in certain Committee meetings.

        The Global Rewards department in Motorola's Human Resources organization, together with the Senior Vice President, Human Resources and the Committee's independent compensation consultant, prepares recommendations regarding Co-CEO compensation and brings those recommendations to the Compensation and Leadership Committee. Neither

PROXY STATEMENT	15

Co-CEO is involved in the preparation of recommendations related to his compensation and does not participate in the discussions regarding his compensation at Committee meetings. The consultant is also available at such meetings.

        The Compensation and Leadership Committee is responsible for bringing recommended compensation actions involving each Co-CEO to the independent members of the Board for their concurrence. The Compensation and Leadership Committee cannot unilaterally approve compensation changes for the Co-CEOs.

        As stated above, management does not recommend or determine director compensation.

What Are the Director Stock Ownership Guidelines?

        Our Board Governance Guidelines provide that, within five years of joining the Board, directors are expected to own Motorola Common Stock with a value equivalent to at least four times the annual retainer fee for directors. For the purposes of these guidelines, Motorola Common Stock includes stock units.

How Are the Directors Compensated?

        During 2009, the annual retainer fee paid to each non-employee director was $100,000. In addition: (1) the chair of the Audit and Legal Committee received an additional annual fee of $20,000; (2) the chair of the Compensation and Leadership Committee received an additional annual fee of $15,000; (3) the non-employee chairs of the other committees each received an additional annual fee of $10,000; and (4) the members of the Audit and Legal Committee, other than the chair, each received an additional annual fee of $5,000. Effective May 5, 2008, the non-employee Chairman of the Board received an additional annual fee of $280,000. The Company also reimburses its directors and, in certain circumstances, spouses who accompany directors, for travel, lodging and related expenses they incur in attending Board and committee meetings or other meetings as requested by Motorola.

        A director may elect to receive all or a portion of his or her retainer and other fees in the form of deferred stock units.

        Non-employee directors receive an annual grant of deferred stock units in the second quarter of the fiscal year. On May 7, 2009, each non-employee director received a deferred stock unit award of 19,293 shares of Common Stock. The number of deferred stock units awarded was determined by dividing $120,000 by the fair market value of a share of Common Stock on the date of grant (rounded up to the next whole number) based on the closing price on the date of grant. The deferred stock units are paid to the director in shares of Common Stock upon termination of service from the Motorola Board of Directors.

        For a non-employee director who becomes a member of the Board of Directors after the annual grant of deferred stock units, the award will be pro-rated based on the number of months served ($10,000 per month) divided by the closing price of Motorola stock on the day of election to the Board.

        As of January 1, 2006, non-employee directors are no longer eligible to participate in the Motorola Management Deferred Compensation Plan. Motorola does not currently have a non-equity incentive plan or pension plan for non-employee directors.

        Non-employee directors do not receive any additional fees for attendance at meetings of the Board or its committees or for additional work done on behalf of the Board or a committee. Mr. Brown and Dr. Jha who are employees of Motorola, receive no additional compensation for serving on the Board or its committees. Further, Mr. Meredith did not receive any additional compensation for Board service while he was Acting Chief Financial Officer and an employee of the Company from April 1, 2007 until March 31, 2008.

16	PROXY STATEMENT

        The following table further summarizes compensation paid to the non-employee directors during 2009.

Director Compensation for 2009

Name (a)	Fees Earned or Paid in Cash($)(1) (b)	Stock Awards($) (2)(3)(4) (c)	Option Awards($)(3) (d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5) (f)	All Other Compensation($)(6) (g)		Total($) (h)

Current Directors
David W. Dorman	$230,316	$269,688	$0	$0	$10,000	(7)	$510,004
William R. Hambrecht	0	220,003	0	0	0		220,003
Judy C. Lewent	110,000	120,002	0	0	6,000	(7)	236,002
Keith A. Meister	105,000	120,002	0	0	10,000	(7)	235,002
Thomas J. Meredith	102,500	120,002	0	0	10,000	(7)	232,502
Samuel C. Scott III	115,000	120,002	0	0	0		235,002
James R. Stengel	100,000	120,002	0	0	10,000	(7)	230,002
Anthony J. Vinciquerra	94,500	130,506	0	0	10,000	(7)	235,006
Douglas A. Warner III	110,000	120,002	0	0	10,000	(7)	240,002
John A. White	54,000	186,005	0	6,575	10,000	(7)	256,580
Former Directors
Nicholas Negroponte	50,013	0	0	0	0		50,013
Ron Sommer	78,765	120,002	0	0	0		198,767
Miles D. White	25,000	24,999	0	0	0		49,999

(1)
As described above, directors may elect to receive a portion of their retainer or other fees in the form of deferred stock units ("DSUs"). The amounts in column (b) are the portion of the annual retainer and any other fees the non-employee director has elected to receive in cash.

(2)
As described above, certain directors have elected to receive DSUs for a portion of their retainer or other fees. In addition, all non-employee directors received an annual grant of DSUs on May 7, 2009. All amounts in column (c) are the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC Topic 718"), including dividend equivalents, as applicable. The number of DSUs received and the value of Motorola Common Stock on each date of grant or purchase are as follows:

PROXY STATEMENT	17

	March 31 - $4.23	May 7 - $6.22	June 30 - $6.63	September 30 - $8.59	December 31 - $7.76
Director	Deferred Stock Units	Annual Grant of Deferred Stock Units	Deferred Stock Units	Deferred Stock Units	Deferred Stock Units

David W. Dorman	22,459	19,293	8,248	—	—
William R. Hambrecht	5,910	19,293	3,771	2,910	3,222
Judy C. Lewent	—	19,293	—	—	—
Keith A. Meister	—	19,293	—	—	—
Thomas J. Meredith	—	19,293	—	—	—
Samuel C. Scott III	—	19,293	—	—	—
James R. Stengel	—	19,293	—	—	—
Anthony J. Vinciquerra	621	19,293	396	306	338
Douglas A. Warner III	—	19,293	—	—	—
John A. White	3,901	19,293	2,489	1,921	2,126
Former Directors
Nicholas Negroponte	—	0	—	—	—
Ron Sommer	—	19,293	—	—	—
Miles D. White	5,910	0	—	—	—

(3)
As of December 31, 2009, the aggregate stock and option awards outstanding for the directors were as follows below. For each director, the options to purchase Company stock listed below were exercisable at year end, except Mr. Meredith had 515,025 options outstanding of which 353,066 were exercisable at year end. The unexercisable options at year end were granted while Mr. Meredith was serving as the Company's Acting Chief Financial Officer.

Director	Options	Deferred Stock Units	Restricted Stock/RSUs

David W. Dorman	0	87,352	0
William R. Hambrecht	0	59,805	0
Judy C. Lewent	98,820	44,359	264
Keith A. Meister	0	32,330	0
Thomas J. Meredith	515,025	37,282	141,893
Samuel C. Scott III	98,820	51,226	12,177
James R. Stengel	15,000	44,359	0
Anthony J. Vinciquerra	0	45,166	0
Douglas A. Warner III	65,292	50,375	4,245
John A. White	48,528	85,052	540
Former Directors
Nicholas Negroponte	98,820	25,066	0
Ron Sommer	15,000	44,359	0
Miles D. White	0	58,348	0

(4)
Certain de minimis amounts (less than $50) were paid in cash in lieu of fractional shares.

(5)
The amounts shown in this column are earnings under the Motorola Management Deferred Compensation Plan that were in excess of the threshold for "above-market earnings". Pursuant to SEC rules, all earnings in 2009 in excess of 4.9% have been deemed "above market earnings". As of January 1, 2006, new non-employee directors were not eligible to participate in the plan. Dr. J. White is the only non-employee director who participates in the plan. Pursuant to SEC rules, all earnings on non-qualified deferred compensation in 2009 for Dr. J. White in excess of 4.9% are deemed "above market earnings."

(6)
The aggregate amount of perquisites and personal benefits, securities or property given to each named director valued on the basis of aggregate incremental cost to the Company was less than $10,000.

(7)
These amounts represents matching gift contributions made by the Motorola Foundation at the request of the director to charitable institutions in the name of the respective director pursuant to the Company's charitable matching gift program that is available to all U.S. employees and directors.

18	PROXY STATEMENT

Director Retirement Plan and Insurance Coverage

        In 1996, the Board terminated its retirement plan. In 1998, Ms. Lewent, Mr. Scott and Dr. J. White, the only current directors with interests in the plan at the time of termination, converted their accrued benefits in the retirement plan into shares of restricted Common Stock. They may not sell or transfer these shares and these shares are subject to repurchase by Motorola until such directors are no longer members of the Board because either: (1) they do not stand for re-election or are not re-elected, or (2) their disability or death. Accordingly, there are no current non-employee directors entitled to receive payment of retirement benefits.

        Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the director on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such non-employee directors and their spouses during the year ended December 31, 2009 was $2,660.

Related Person Transaction Policy and Procedures

        The Company has established written policies and procedures (the "Related Person Transaction Policy" or the "Policy") to assist it in reviewing transactions in excess of $120,000 ("Transactions") involving Motorola and its subsidiaries (collectively, the "Company") and Related Persons (as defined below). This Policy supplements the Company's other conflict of interest policies set forth in the Principles of Conduct for Members of the Motorola, Inc. Board of Directors and the Motorola Code of Business Conduct for employees and its other internal procedures. A summary description of the Related Person Transaction Policy is set forth below.

        For purposes of the Related Person Transaction Policy, a Related Person includes the Company's directors, director nominees and executive officers since the beginning of the Company's last fiscal year, beneficial owners of 5% or more of any class of the Company's voting securities ("5% Holder") and members of their respective Immediate Family (as defined in the Policy).

        The Policy provides that any Transaction since the beginning of the last fiscal year is to be promptly reported to the Company's General Counsel. The General Counsel will assist with gathering important information about the Transaction and present the information to the Board committee responsible for reviewing the Transaction. The appropriate Board committee will determine if the Transaction is a Related Person Transaction and approve, ratify or reject the Related Person Transaction. In approving, ratifying or rejecting a Related Person Transaction, the applicable committee will consider such information as it deems important to conclude if the transaction is fair to the Company. The Governance and Nominating Committee will make all determinations regarding transactions involving a director or director nominee. The Audit and Legal Committee will make all determinations involving an executive officer or 5% Holder.

        During 2009, Motorola paid $200,000 to the United Football League (the "UFL") in sponsorship fees in connection with the UFL's 2009 premiere season. The Company received marketing opportunities with the UFL. William R. Hambrecht, a director of the Company, is a founder of, and has a controlling interest in, the UFL. Mr. Hambrecht did not participate in the negotiations between Motorola and the UFL with respect to the sponsorship and the arrangement was negotiated on an arm's length basis. Pursuant to the Related Person Transaction Policy, the arrangement was pre-approved by the Governance and Nominating Committee. Mr. Hambrecht's independence was not impaired by the transaction pursuant to the criteria set forth in the Motorola, Inc. Director Independence Guidelines.

        The Company had no other Related Person Transactions in 2009.

What is the Process for Identifying and Evaluating Director Candidates?

        As stated in the Motorola, Inc. Board Governance Guidelines, when selecting directors, the Board and the Governance and Nominating Committee review and consider many factors, including: experience in the context of the Board's needs; leadership qualities; diversity; ability to exercise sound judgment; existing time commitments; years to retirement age; and independence. It also considers ethical standards and integrity. The Governance and Nominating Committee annually assesses the effectiveness of its director nomination process and the Board Governance Guidelines.

        The Governance and Nominating Committee will consider nominees recommended by Motorola stockholders provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate's qualifications. Stockholder-recommended candidates that comply with these procedures will receive the same consideration that candidates recommended by the Committee and management receive as discussed above.

        The Governance and Nominating Committee considers recommendations from many sources, including members of the Board, management and search firms. From time-to-time, Motorola hires global

PROXY STATEMENT	19

search firms to help identify and facilitate the screening and interview process of director candidates. The search firm screens candidates based on the Board's criteria, performs reference checks, prepares a biography for each candidate for the Committee's review and helps set up interviews. The Committee and the Chairman of the Board conduct interviews with candidates who meet the Board's criteria. The Committee has full discretion in considering its nominations to the Board.

PROPOSAL NO. 2

APPROVAL OF THE COMPANY'S OVERALL EXECUTIVE COMPENSATION POLICIES AND PROCEDURES

        The Board of Directors has adopted a Corporate Governance Guideline to annually provide stockholders with the opportunity to endorse or not endorse the Company's executive compensation policies and procedures (commonly known as a "say-on-pay" vote) through consideration of the following non-binding advisory resolution:

  "Resolved, that the stockholders approve the overall executive compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement."

        Motorola's executive compensation policies and procedures are designed to attract, retain and motivate key individuals with competitive compensation differentiated for superior performers to correlate with such individuals' contributions to Company success. Motorola uses meaningful equity awards to provide compensation that is dependent on the Company's performance (or "at-risk") to align the interests of our executives and stockholders.

        Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION OF THE BOARD

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY'S OVERALL EXECUTIVE COMPENSATION POLICIES AND PROCEDURES. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION POLICIES AND PROCEDURES.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

        The Audit and Legal Committee of the Board has appointed KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010. Services provided to the Company and its subsidiaries by KPMG LLP in fiscal year 2009 are described under "Audit and Legal Committee Matters—Independent Registered Public Accounting Firm Fees".

        We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice.

        Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

        The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will have the same effect as a vote "Against" the proposal.

        In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit and Legal Committee and the Board. Even if the selection is ratified, the Audit and Legal Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

RECOMMENDATION OF THE BOARD

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2010. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE RATIFICATION OF KPMG LLP.

20	PROXY STATEMENT

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL RE: "SHAREHOLDER RESOLUTION ON HUMAN RIGHTS POLICY"

        The Company has been advised that the Presbyterian Church (U.S.A.), the beneficial owner of 750 shares intends to submit the following proposal for consideration at the 2010 Annual Meeting. The following proposal has also been co-filed by The Domestic and Foreign Missionary Society of the Protestant Episcopal Church and the Mercy Investment Program.

 2010 Motorola Shareholder Resolution on Human Rights Policy

Whereas, Motorola, as a global corporation, faces increasingly complex problems as the international social, and cultural context within which Motorola operates changes.

Companies are faced with ethical and legal challenges arising from diverse cultures and political and economic contexts. Today, management must address issues that include human rights, workers' right to organize and bargain collectively, non-discrimination in the workplace, protection of the environment and sustainable community development. Motorola does business in countries with human rights challenges including China, Malaysia, Russia, and Israel and the occupied Palestinian territories.

Several international conventions, declarations and treaties set forth internationally recognized standards designed to protect human rights—civil, political, social environmental, cultural and economic—that should be reflected in Motorola's policies. These include the Universal Declaration of Human Rights, the Fourth Geneva Convention, the Hague Conventions, International Covenant on Civil and Political Rights, the core labor standards of the International Labor Organization, and the International Covenant on Economic, Cultural and Social Rights. We believe that these documents will help inform Motorola's revision of its human rights policy. Also, United Nations resolutions and reports of the special rapporteurs on countries where Motorola does business, and "Norms on the Responsibilities of Transnational Corporations and Other Business Enterprises with Regard to Human Rights," adopted by the United Nations Sub-Commission on the Promotion and Protection of Human Rights in August 2003 are helpful, as are the comprehensive human rights policies developed for global companies found in "Principles for Global Corporate Responsibility: Bench Marks for Measuring Business Performance," developed by an international group of religious investors.

As companies formulate comprehensive policies, we believe significant commercial advantages may accrue through enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations and reduced risk of adverse publicity, consumer boycotts, divestment campaigns and lawsuits.

RESOLVED, shareholders request the Board to amend, where applicable, within ten months of the 2010 Annual Meeting, Motorola's policies related to human rights that guide its international and U.S. operations to conform more fully with international human rights and humanitarian standards.

Supporting Statement

We believe Motorola's current human rights policies are limited in scope, and provide little or no guidance for determining business relationships where our products or services could entangle the company in human rights violations. Although we are not recommending any specific provision of the above-named documents be included in the revised policy, we believe that our company's policies should reflect a more comprehensive understanding of human rights.

Motorola should be able to assure shareholders that employees are treated fairly and with dignity wherever they work in the global economy. Going beyond internal practices, however, Motorola should be able to provide similar assurance that its products and services are not used in human rights violations. One element of ensuring compliance is utilization of independent monitors composed of respected local human rights, religious and non-governmental organizations that know local culture and conditions. We believe the adoption of a more comprehensive human rights policy, coupled with implementation, enforcement and independent monitoring, will assure shareholders of Motorola's global leadership.

RECOMMENDATION OF THE BOARD

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.

        The Company agrees with the principles on which this proposal is based and already addresses the concerns it raises, making this proposal unnecessary. In fact, the Company already has in place a comprehensive set of policies and procedures that address human rights, which are designed to ensure that its operations worldwide are conducted using the highest

PROXY STATEMENT	21

standards of integrity and ethical business conduct applied uniformly and consistently.

        The Company's policies include: the Motorola Code of Business Conduct, the Motorola Human Rights Policy, the Motorola Supplier Code of Conduct, and the Motorola Environment, Health & Safety Policy. These specific policies are based upon internationally recognized human rights standards, such as the Universal Declaration of Human Rights, the core labor standards of the International Labour Organization, the United Nation's Global Compact, Social Accountability 8000 (SA 8000) standard, and the Organisation for Economic Co-operation and Development (OECD) Guidelines for Multinational Enterprises, to name a few.

        The Company's policies reflect a comprehensive understanding of human rights and support the following important areas:

  •
  Compliance

  •
  Anti-corruption

  •
  No unfair business practices

  •
  Anti-discrimination

  •
  No forced labor

  •
  No child labor

  •
  No harsh or inhumane treatment

  •
  Freedom of association and collective bargaining

  •
  Fair working hours and wages

  •
  Safe and healthy working conditions

  •
  Environmental sustainability

        As part of the Company's management practices, we periodically perform thorough reviews of the aforementioned policies and update them to keep them in alignment with internationally recognized human rights standards. Such a review was undertaken in 2008, and was informed by the international conventions, declarations and treaties cited in this proposal. The amended policies have been posted to our website.

        The Board of Directors believes that the Company's policies effectively articulate our long-standing support for, and continued commitment to, human rights rendering the proposal duplicative and unnecessary. For these reasons and the others stated above, the Board of Directors recommends that you vote AGAINST the adoption of this shareholder-submitted proposal.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL RE: REINCORPORATE IN A SHAREOWNER-FRIENDLY STATE

        The Company has been advised that Kenneth Steiner, the beneficial owner of 5,000 shares, intends to submit the following proposal for consideration at the 2010 Annual Meeting.

 5—Reincorporate in a Shareowner-Friendly State

Resolved: That shareowners hereby request that our board of directors take the necessary steps to reincorporate the Company in North Dakota with articles of incorporation that provide that the Company is subject to the North Dakota Publicly Traded Corporations Act.

This proposal requests that our board initiate the process to reincorporate the Company in North Dakota under the new North Dakota Publicly Traded Corporations Act. If our company were subject to the North Dakota act there would be additional benefits:

  •
  There would be a right of proxy access for shareowners who owned 5% of our Company's shares for at least two years.

  •
  Shareowners would be reimbursed for their expenses in proxy contests to the extent they are successful.

  •
  Shareowners would vote each year on executive pay practices.

These provisions, together with others in the North Dakota act, would give us as shareowners more rights than are available under any other state corporation law. By reincorporating in North Dakota, our company would instantly have the best governance system available.

The merit of this Reincorporating in a Shareowner-Friendly State proposal should be considered in the context of the need for improvements in our company's 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company "High Concern" in executive pay. Our company awarded our Co-CEO Sanjay Jha two mega-grants totaling $103 million. Mr. Jha would also receive $80 million with a change in control. This lucrative arrangement was formalized in the context of a 4,000-employee workforce reduction.

The members of our executive pay committee received 23% to 27% in against-votes: William Hambrecht, James Stengel, Judy Lewent and Samuel Scott. Our

22	PROXY STATEMENT

board was the only significant directorship for six of our directors. This could indicate a significant lack of current transferable director experience for one-half of our directors. John White, Judy Lewent and Samuel Scott had 14 to 16 years director tenure—independence concern.

Our directors served on 7 boards rated "D" or "F" by the Corporate Library: David Dorman, CVS Caremark (CVS) and Yum! Brands (YUM); Douglas Warner, General Electric (GE); Samuel Scott, Abbott Laboratories (ABT) and Keith Meister (age 35), Federal-Mogul (FDML), WCI Communities (WCIMQ.PK) and XO Holdings (XOHO.OB).

We gave impressive 79%-support to a 2009 shareholder proposal for a shareholder right to call a special meeting. This 79% support even surpassed 58%-support from all shares outstanding.

The above concerns shows there is need for improvement. Reincorporation in North Dakota provides a way to switch to a vastly improved system of governance in a single step. And reincorporation in North Dakota does not require a major capital investment or layoffs to improve financial performance. Please encourage our board to respond positively to this proposal reincorporation in North Dakota—Yes on 5.

RECOMMENDATION OF THE BOARD

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.

        The Board of Directors believes that it is in the best interest of Motorola's stockholders to remain incorporated in the State of Delaware where it has been incorporated since 1973. More than 50% of all U.S. publicly traded companies and more than 60% of the Fortune 500 companies have chosen to be incorporated in Delaware. Delaware has adopted comprehensive, modern and flexible corporate laws which are frequently revised to respond to changing legal and business concerns. Delaware courts have established case law and expertise in resolving issues of corporate law, thereby creating greater legal predictability.

        By contrast, the North Dakota Publicly Traded Corporations Act, which is essentially a collection of provisions favored by certain activists for their own agenda, has only been in effect since 2007 and there are very few publicly traded corporations incorporated in North Dakota. Reincorporating in a jurisdiction that is largely unproven, unfamiliar and based on specific activist agendas may have a serious adverse effect on commercial relationships, investor interest, director recruitment and stockholders' interests. Further, if reincorporated in North Dakota, the Company would be forced to litigate in a distant, unfamiliar, inexperienced and untested state, even if the matters did not arise there. The risks to the Company would be particularly heightened because North Dakota law is significantly different from any other state and the Model Business Corporation Act.

        In reviewing each element of corporate governance, the Board does not believe a one-size-fits-all North Dakota approach is the most prudent for the Company. Unlike Delaware, North Dakota does not permit companies to decide for themselves which elements of corporate governance are best suited for their company and stockholders. This is particularly problematic on issues where even corporate governance experts have differing opinions.

        The Board is committed to reviewing specific elements of its corporate governance and making changes when the Board deems them in the best interest of the Company and stockholders. Motorola has been a leading adopter of many corporate governance best-practices, thereby eliminating the proposed purpose for reincorporation. In fact, Motorola already adopted and has held its first annual stockholder advisory vote on executive pay practices (commonly known as a "say-on-pay"), which the proposal strangely seeks to adopt again by unnecessarily reincorporating in North Dakota.

        The Board has determined that the unnecessary costs and unpredictability risks associated with reincorporating in North Dakota outweigh the proponent's argued benefits. Further, the Board has concluded that all of the perceived benefits from reincorporating in North Dakota can be obtained, without the costs and risks associated with reincorporation, by the Company with the tailored, deliberate approach to corporate governance that the Board currently maintains with Delaware incorporation. For these reasons and the others stated above, the Board of Directors recommends that you vote AGAINST the adoption of this shareholder-submitted proposal.

PROXY STATEMENT	23

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes the Company's equity compensation plan information as of December 31, 2009. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with mergers or acquisitions where the plans governing the options will not be used for future awards, as described below.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)		Weighted-average exercise price of outstanding options and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)

Equity compensation plans approved by Motorola stockholders	200,920,537	(2)(3)(4)	$12.22	136,664,085	(5)
Equity compensation plans not approved by Motorola stockholders(6)(7)	16,059,269	(8)	$10.04	0

Total	216,979,806		$12.02	136,664,085

(1)
The weighted-average exercise price does not include outstanding restricted or deferred stock units.

(2)
This includes shares subject to outstanding options granted under the Motorola Omnibus Incentive Plan of 2006 (the "2006 Plan") and prior stock incentive plans no longer in effect for new grants.

(3)
This also includes an aggregate of 54,898,271 restricted or deferred stock units that have been granted or accrued pursuant to dividend equivalent rights under the 2006 Plan and prior stock incentive plans which are no longer in effect for new grants. Each restricted or deferred stock unit is intended to be the economic equivalent of one share of Common Stock.

(4)
This does not include 834,459 outstanding stock appreciation rights ("SARs") of which 564,064 were granted under the 2006 Plan ("2006 Plan SARs") and 270,395 were granted under prior stock incentive plans that are no longer in effect for new grants ("Prior SARs"). These SARs enable the recipient to receive, for each SAR granted, a settlement amount equal to the excess of the fair market value of one share of Common Stock on the date the SAR is exercised over the fair market value of one share of Common Stock on the date the SAR was granted. The settlement amount for the Prior SARs may only be paid in cash. No security is issued upon the exercise of these Prior SARs. The settlement amount of the 2006 Plan SARs is payable in shares of Common Stock. Because the grant price of all 2006 Plan SARs is greater than the closing price of a share of Common Stock on December 31, 2009, these 2006 Plan SARs are not included in the above table.

(5)
Of these shares: (1) 76,188,685 shares remain available for future issuance under the Company's employee stock purchase plan, the Motorola Employee Stock Purchase Plan of 1999, as amended; and (2) an aggregate of 60,475,400 shares remain available for future issuance under the 2006 Plan. In addition to stock options, other equity benefits which may be granted under the 2006 Plan are SARs, restricted stock, restricted stock units, deferred stock units, performance shares and other stock awards. In addition, at the discretion of the Compensation and Leadership Committee, shares of Common Stock may be issued under the 2006 Plan in payment of awards under the Long-Range Incentive Plans.

(6)
The Company's non-stockholder approved plans are: (i) the Motorola Compensation/Acquisition Plan of 2000 (the "C/A Plan"), under which no further grants may be made, and (ii) the inducement exception plan pursuant to NYSE rules for awards granted to Dr. Sanjay K. Jha, Co-Chief Executive Officer and Chief Executive Officer, Mobile Devices and Home business, pursuant to his employment agreement ("Jha Inducement Exception Awards"), under which no further grants may be made. Since its inception, the major purposes of the C/A Plan were to grant awards: (1) to persons newly hired by the Company, and (2) in connection with the acquisition of businesses. Otherwise, grants were generally made by the Company under the Company's stockholder approved incentive plans. Awards could not be made under the C/A Plan to directors or executive officers of the Company. The C/A Plan and the Jha Inducement Exception Awards are more fully described below.

(7)
As of December 31, 2009, there were 27,514 shares subject to outstanding stock options which had been assumed by the Company in connection with acquisition transactions, at a weighted average exercise price of $17.74. These options were issued under equity compensation plans of companies acquired by the Company. No additional options may be granted under these equity compensation plans. The table does not include information with respect to these assumed options.

(8)
This includes 1,444,950 restricted stock units granted to Dr. Jha as an Inducement Exception Award. Each restricted stock unit is intended to be the economic equivalent of one share of Common Stock.

24	PROXY STATEMENT

Compensation/Acquisition Plan of 2000

The Motorola Compensation/Acquisition Plan of 2000 (the "C/A Plan") was initially adopted on November 7, 2000 by the Board of Directors. Upon the adoption of the 2006 Plan, no further grants may be made under the C/A Plan. The C/A Plan provided that awards could be granted to employees of the Company and its subsidiaries who were not executive officers or directors of the Company, in connection with its recruiting and retention efforts. From its inception, the major purposes of the C/A Plan were to grant awards: (1) to persons newly hired by the Company, and (2) in connection with the acquisition of businesses. The C/A Plan permitted the granting of stock options, stock appreciation rights, restricted stock and restricted stock units, performance stock, performance units and other stock awards.

        Awards included options to acquire shares of Common Stock, shares of restricted Common Stock and restricted stock units. Each option granted has an exercise price of 100% of the market value of the Common Stock on the date of grant. Generally, options expire 10 years from the date of grant and vest and become exercisable at 25% increments over four years. Awards of restricted stock or restricted stock units consist of shares or rights to shares of Common Stock. The restrictions on individual grants vary, but are designed so that the awards are subject to substantial risk of forfeiture by the employee.

        Upon the occurrence of a change in control, each stock option outstanding on the date on which the change in control occurs, will immediately become exercisable in full. In addition, the restrictions on all shares of restricted stock or restricted stock units outstanding on the date on which the change in control occurs will be automatically terminated.

Jha Inducement Exception Awards

        The Jha Inducement Exception Awards were made pursuant to the inducement award exception under the New York Stock Exchange rules to induce an executive officer to join the Company. These awards were granted to Dr. Sanjay K. Jha pursuant to his employment agreement and were made in order to attract and retain an executive of his unique caliber and experience. In light of the desire to grant Dr. Jha a significant amount of make-whole and inducement equity awards, the plan limits of the Motorola Omnibus Incentive Plan of 2006 were exceeded and the remaining amounts were granted under the Jha Inducement Exception Awards, consisting of: (i) restricted stock units corresponding to 2,167,422 shares of Common Stock, of which 722,472 restricted stock units vested on July 31, 2009 and the remaining 1,444,950 restricted stock units vest ratably on July 31, 2010 and July 31, 2011, subject to continued employment; and (ii) options to purchase 13,594,884 shares of Common Stock, of which 4,531,622 options became exercisable on July 31, 2009 and the remaining 9,063,262 options vest ratably on July 31, 2010 and July 31, 2011.

PROXY STATEMENT	25

OWNERSHIP OF SECURITIES

Security Ownership of Management and Directors

        The following table sets forth information as of February 28, 2010 (except where otherwise noted), regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table (the "Named Executive Officers"), and by all current directors, nominees and executive officers of the Company as a group. Each director, nominee and Named Executive Officer owns less than 1% of the outstanding Common Stock. All current directors, nominees and current executive officers as a group own less than 1% of the outstanding Common Stock.

Name	Shares Owned(1)	Shares Under Exercisable Options(2)	Stock Units(3)	Total Shares Beneficially Owned(4)(5)

Gregory Q. Brown	940,476	3,280,963	0	5,706,295	(6)
Sanjay K. Jha	1,078,564	5,531,621	0	9,227,444	(7)
Edward J. Fitzpatrick	14,215	112,877	0	324,522	(8)
Paul J. Liska	0	0	0	0	(9)
Eugene A. Delaney	50,085	869,898	0	1,308,623	(10)
Daniel M. Moloney	130,167	375,000	0	515,203	(11)
A. Peter Lawson	56,255	1,188,040	0	1,444,342	(12)
David W. Dorman	0	0	87,352	87,352
William R. Hambrecht	0	0	59,805	59,805
Judy C. Lewent	47,604	98,820	44,359	190,783	(13)
Keith A. Meister	0	0	32,330	32,330
Thomas J. Meredith	4,223	390,010	45,266	573,409	(14)
Samuel C. Scott	34,331	98,820	51,226	184,376	(15)
James R. Stengel	7,305	15,000	44,359	66,664
Anthony J. Vinciquerra	600	0	45,167	45,767
Douglas A. Warner III	24,601	65,292	50,375	140,268	(16)
John A. White	44,275	48,528	85,052	177,855	(17)
All current directors, nominees and current executive officers as a group (19 persons)	2,438,589	12,149,453	545,291	20,528,091	(18)

(1)
Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Motorola Stock Fund of the Company's 401(k) Plan and the shares listed under "Shares Under Exercisable Options" and "Stock Units".

(2)
Includes shares under options exercisable on February 28, 2010 and options which become exercisable within 60 days thereafter. Also includes unvested shares under market-based options that only vest if the market price of the Common Stock reaches defined levels.

(3)
Includes stock units which are deemed to be beneficially owned on February 28, 2010 or 60 days thereafter. Stock units are not deemed beneficially owned until the restrictions on the units have lapsed. Each stock unit is intended to be the economic equivalent of a share of Common Stock.

(4)
Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

(5)
Includes interests, if any, in shares held in the Motorola Stock Fund of the Company's 401(k) Plan, which is subject to certain investment restrictions, the shares listed under "Shares Under Exercisable Options" and units listed under "Stock Units".

(6)
Mr. Brown's holdings under "Total Shares Beneficially Owned" include: 1,484,856 stock units that are subject to restrictions and 679,348 unvested market-based options granted on January 31, 2008 that only vest if the market price of the

26	PROXY STATEMENT

  Common Stock reaches defined levels as discussed in the footnotes to the "Outstanding Equity Awards at 2009 Fiscal Year End" table. The stock units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2010.

(7)
Dr. Jha's holdings under "Total Shares Beneficially Owned" include 2,617,259 stock units that are subject to restrictions. These units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2010.

(8)
Mr. Fitzpatrick's holdings under "Total Shares Beneficially Owned" include 197,036 stock units that are subject to restrictions. These units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2010.

(9)
Mr. Liska forfeited all equity awards on February 19, 2009 in connection with his involuntary termination for cause. For further details, see "Employment Offer Agreement and Termination of Paul J. Liska".

(10)
Mr. Delaney's holdings under "Total Shares Beneficially Owned" include 382,950 stock units that are subject to restrictions. These units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2010.

(11)
On March 5, 2010, as a result of his decision to leave the Company, Mr. Moloney forfeited unvested options, vested options granted before May 2005 and unvested restricted stock units. These forfeited options and restricted stock units are not included in the table.

(12)
Mr. Lawson's holdings under "Total Shares Beneficially Owned" include 185,100 stock units that are subject to restrictions. These units are excluded from computation of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2010.

(13)
Ms. Lewent does not have investment power over 264 of these shares.

(14)
Mr. Meredith's holdings under "Total Shares Beneficially Owned" include 133,910 stock units that are subject to restrictions. These units are excluded from computation of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2010.

(15)
Mr. Scott does not have investment power over 12,177 of these shares.

(16)
Mr. Warner does not have investment power over 4,245 of these shares.

(17)
Dr. John White has shared voting and investment power over 30,551 of these shares and shared voting and no investment power over 540 of these shares.

(18)
All directors, nominees and current executive officers as a group have: sole voting and investment power over 2,372,770 of these shares and shared voting and investment power over 48,593 of these shares. Included under "Total Shares Beneficially Owned" are 5,363,689 stock units that are subject to restrictions. Each stock unit is intended to be the economic equivalent of a share of Common Stock. These units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2010.

        No directors, nominees or current executive officers have pledged shares of Motorola Common Stock pursuant to any loan or arrangement where there is an expectation that the loan or arrangement may be repaid by foreclosure or other recourse to the shares of Motorola Common Stock.

PROXY STATEMENT	27

Security Ownership of Principal Shareholders

        The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5% of the Company's Common Stock.

Name and Address	Number of Shares and Nature of Beneficial Ownership	Percent of Outstanding Shares

Dodge & Cox, 555 California Street, 40th Floor, San Francisco, CA 94104	228,748,896(1) shares of Common Stock	9.9%
Carl C. Icahn and related entities, 767 Fifth Avenue, 47th Flr., New York, NY 10153(2)	154,225,808(3) shares of Common Stock	6.7%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	123,135,072(4) shares of Common Stock	5.3%

(1)
Solely based on information in a Schedule 13G/A dated February 12, 2010 filed with the Securities and Exchange Commission ("SEC") by Dodge & Cox. The Schedule 13G/A indicates that as of December 31, 2009, Dodge & Cox was the beneficial owner with sole dispositive power as to 228,748,896 shares, with sole voting power as to 217,355,459 of such shares and shared voting power as to 462,300 of such shares.

(2)
A Schedule 13D/A was filed with the Securities and Exchange Commission on May 7, 2008, amending a Schedule 13D previously filed on February 6, 2008 and amended on March 5, 2008 (as amended, the "Icahn Schedule 13D"), filed jointly by Carl C. Icahn and the following related entities (collectively, the "Reporting Persons"): (a) High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp., each of whose address is White Plains Plaza, 445 Hamilton Avenue-Suite 1210, White Plains, NY 10601, and (b) Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, and Icahn Partners Master Fund III LP, each of whose address is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands.

(3)
Solely based on information in the Icahn Schedule 13D, as of the date of the Icahn Schedule 13D, information in Form 13F-HR filed by Icahn Capital on February 12, 2010 with the Securities and Exchange Commission for the period ending December 31, 2009, and information from the holder.

(4)
Solely based on information in a Schedule 13G dated January 29, 2010 filed with the SEC by BlackRock, Inc. The Schedule 13G indicates that as of December 31, 2009, BlackRock, Inc., through its acquisition of Barclays Global Investors and certain of its affiliates from Barclays Bank PLC, was the beneficial owner with sole voting and dispositive power as to 123,135,072 shares.

28	PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

  Introduction

        In 2009, recognizing the challenging global economic and business climate, we implemented difficult rewards actions to suspend merit increases in most countries, freeze the U.S. defined benefit pension plan, and suspend the Company match of employee contributions to the U.S. 401(k) Plan. In January 2010, we made the decision to continue the suspension of annual salary increases in most countries, including the U.S. These tough decisions impacted substantially all employees, including the Named Executive Officers ("NEOs"). At the same time, we focused rewards programs to retain and motivate employees while providing a strong link between pay and performance and alignment to stockholders' interests.

        Specifically, in 2009, we (1) increased focus on cash conservation as a performance goal for the 2009 Motorola Incentive Plan ("MIP"), (2) tailored the MIP goal criteria for each NEO to maximize business performance and recognize their Company-wide role, (3) adjusted the portfolio of long-term incentive vehicles so that awards to NEOs are optimized only when absolute stock price growth is combined with best-in-class performance against the Company's peers, particularly by amending the long-range incentive plan, (4) increased stock ownership guidelines for senior management to further align their interests with the interests of stockholders, and (5) implemented a stock option exchange program that provided a renewed stake in the Company and fostered retention for employees that participated in the program (none of the NEOs were eligible to participate in the program).

        The Company is in a unique management situation under the leadership of two Co-CEOs. This situation is necessitated by anticipation of the separation of the Company into two independent, publicly traded companies. Significant compensation opportunities for our Co-CEOs, Mr. Brown and Dr. Jha, have been crafted to be contingent on our business strategy to separate into two independent, publicly traded companies, which remains a Company priority. Pursuant to their employment agreements, each Co-CEO has contingent equity awards that are only granted upon successful completion of the separation. The annual equity grants made to Mr. Brown in 2009 are linked to this business strategy, with the vesting of such awards tied to the timing of the separation. No annual equity grant was made to Dr. Jha in 2009, recognizing his accumulated awards, which provided necessary incentive for him to join Motorola.

        Our Co-CEOs also recognize the challenging global economic and business climate. Both Mr. Brown and Dr. Jha voluntarily agreed to reduce their base salary by 25% from $1,200,000 to $900,000 during 2009 and 2010.

  General Compensation Philosophy

        Our general compensation philosophy is to provide world-class reward strategies and programs that attract, retain and motivate the right people, in the right places, at the right time. We strive to provide a total compensation package that is competitive with the prevailing practices for the industries and countries in which we operate, allowing for above average total compensation when justified by business results and individual performance.

  Executive Compensation Guiding Principles

        Our general compensation philosophy is further guided by the following principles specific to our executives:

  •
  a strong link between pay and performance—both at the Company and the individual level;
  •
  the opportunity to receive total compensation above the prevailing market median for outstanding Company performance and the correlation of total compensation with the level of success achieved;
  •
  strongly differentiated pay for superior performers that is proportional to their contributions to the Company's success;
  •
  alignment of our executives' and our stockholders' interests to encourage management of the Company from the perspective of owners with a meaningful equity stake;
  •
  a competitive total rewards package that enables us to attract, motivate and retain high-performing talent and that is competitive with other large-cap, high-tech companies;
  •
  appropriate incentives and compensation plans aligned with the Company's goals that avoid excessive risk taking and risk exposure;
  •
  retention of high performers through meaningful wealth creation opportunities; and
  •
  a simple and cost-efficient program design.

PROXY STATEMENT	29

  Components of Our Compensation Program

        The compensation program for our Named Executive Officers consists of:

  •
  base salary;
  •
  short-term incentives through our annual Motorola Incentive Plan (the "MIP");
  •
  long-term incentives through our Long-Range Incentive Plans (the "LRIP") and equity grants;
  •
  executive benefits and perquisites; and
  •
  broad-based employee benefits.

        With each component of our compensation program, we strive to align the interests of our executives with the interests of our stockholders—by attracting and retaining qualified individuals, by focusing on short-term and long-term performance goals, by requiring significant ownership in the Company, and by linking individual performance to the Company's performance.

  The Role of the Compensation and Leadership Committee and Executive Officers in Determining Compensation

        Motorola's senior leadership team, comprised of the Co-Chief Executive Officers (each a "Co-CEO" and, together, the "Co-CEOs") and certain executives designated by the Co-CEOs, provides recommendations regarding the design of the Company's compensation program to the Compensation and Leadership Committee (the "Committee"). Additionally, the Committee's compensation consultant provides input on these recommendations from time to time. Upon Committee approval, the senior leadership team is responsible for executing the objectives of the approved compensation program. Each member of Motorola's senior leadership team approves all compensation actions for his or her respective part of the organization and is accountable for compliance with established governance procedures.

        The Co-CEOs are responsible for recommending all compensation actions involving any member of the senior leadership team or any officer subject to Section 16(a) of the Securities Exchange Act of 1934 (a "Section 16 Officer") to the Committee for its approval, including any modifications to their compensation. The Co-CEOs take an active role in Committee meetings at which compensation actions involving these officers are discussed. The Committee's independent compensation consultant, Compensation Advisory Partners LLC ("Compensation Advisory Partners"), previously consultants at Mercer, also participates in these Committee meetings.

        The Global Rewards department in Motorola's Human Resources organization, together with our Senior Vice President, Human Resources and the Committee's independent compensation consultant, prepares recommendations regarding Co-CEO compensation for the Committee. Neither Co-CEO is involved in the preparation of recommendations related to his compensation and does not participate in the discussions regarding his compensation at Committee meetings. The Committee is responsible for bringing recommended compensation actions involving the Co-CEOs to the Board for its concurrence. The Committee cannot unilaterally approve compensation or compensation changes for the Co-CEOs without the Board's concurrence.

  Our Compensation Mix

        We measure the competitiveness of our total direct compensation (base salary + target short-term incentive opportunity + target long-term incentive opportunity) against high-tech market practices. In 2009, total direct compensation levels for each executive position are targeted at the 50th percentile of similar positions in our comparator group, consisting of 16 large-cap, high-tech companies. We structure our compensation mix to be market competitive for each compensation element. Both base salary and incentives (including annual and long-term incentives) are generally targeted at the 50th percentile of the comparator group, but the exact percentile may differ by individual.

        However, as described in more detail below, the Committee, primarily on the recommendation of management for positions other than CEO, has the discretion to set total compensation above or below the targeted percentile of similar positions in our comparator group when the value of the individual's experience, performance and specific skill set justifies variation. As a result, competitively superior pay is awarded to those executives who earn it through performance, and the greatest retention value is invested in our strongest performers.

        The cost of our compensation program impacts our financial performance. As a result, we continue to remain focused on ensuring that our compensation program is optimized to motivate employees to improve our results on a cost-effective basis without encouraging excessive risk taking.

        We also recognize the need to balance the components of our compensation program appropriately depending on an individual's position and ability to impact the Company's results. Accordingly, our compensation program is generally structured so that more than three-fourths of our Named Executive Officer's targeted total compensation is "at risk" (in the form of equity grants and awards under LRIP and MIP) and is dependent upon the Company's results and stock price.

30	PROXY STATEMENT

        Annually, at the beginning of each year when the Committee reviews salary increases for that year, the Committee reviews an outline of each element of compensation granted and total overall compensation for each member of the senior leadership team. In early 2010, the Committee reviewed the total compensation outline provided by Compensation Advisory Partners.

        The compensation package for Dr. Sanjay Jha is an exception to the Company's general pay mix principle. Unique circumstances demanded the Company attract a top quality leader for our Mobile Devices business, particularly in light of the planned separation of Motorola into two independent, publicly traded companies. The Committee determined it was necessary to have a competitive and compelling compensation package involving a significant amount of "at-risk" equity awards. Attracting Dr. Jha to Motorola required both guaranteeing certain elements of compensation and also providing inducements to take on the additional risk of leading a turnaround. We believe Dr. Jha will successfully lead the Mobile Devices business during its transition and is one of very few industry leaders qualified to meet this challenge. Due to the weak economic environment, the planned separation of the Company into two independent, publicly traded companies was delayed and the Company announced on February 11, 2010 that the separation is now expected to be completed in the first quarter of 2011. These unique circumstances required amendments to the terms of Dr. Jha's original employment agreement to ensure that economic incentives were aligned to incent Dr. Jha to remain at the Company. On February 11, 2010, Dr. Jha's employment agreement was amended to extend the date by which the separation was previously expected to be completed. For further details see "Employment Agreement with Sanjay K. Jha".

  The Impact of Compensation Amounts Realizable on the Other Elements of Compensation

        We deliberately design our compensation program to attract, retain and motivate high-quality talent. In making compensation decisions, the Committee reviews and benchmarks total compensation against our comparator group. We follow a policy of ensuring that total compensation, as well as each element comprising total compensation, is competitive. As a result, we do not specifically limit one element of compensation in response to the amounts potentially realizable under other compensation elements. However, we place certain limits on benefits available under our life and disability plans and our investment plans, including our pension plans, while ensuring competitiveness in the marketplace. Our "qualified" plans are also subject to IRS limits.

  Compensation Benchmarking

        The individual elements, as well as the total direct compensation, of our rewards program for Named Executive Officers are benchmarked against our comparator group. We strive to award both competitive forms of compensation (base salary, short-term incentive compensation and long-term incentive compensation) and to ensure that the individual elements comprising our compensation are competitively positioned in the marketplace.

        Our comparator group consists of 16 large-cap, high-tech companies that, in the aggregate, both the Company and the Committee believe best represent our portfolio of businesses and our competition for executive talent. We believe using our comparator group for our Named Executive Officers in the United States is an appropriate method to understand the executive talent market in which we must compete to attract and retain top-quality talent. The Committee reviews the composition of the comparator group annually to determine if any changes are necessary. Since 2000, we have sought to more closely align our compensation program with that of our large-cap, high-tech peers.

        In 2009, our comparator group consisted of the following companies: Alcatel-Lucent, Apple, Inc., Cisco Systems, Inc., Dell Inc., EMC Corp., LM Ericsson Telephone Co., Hewlett Packard Co., Intel Corp., International Business Machines Corp., Microsoft Corp., Nokia Corp., Nortel Networks Corp., Oracle Corp., QUALCOMM Inc., Sun Microsystems, Inc. and Texas Instruments Inc. Based upon the markets in which we compete for executive talent within our industries, the Committee approved our comparator group, and Mercer, the Committee's compensation consultant at the time, confirmed that the companies comprising the comparator group were appropriate.

        In addition to our comparator group data, we also gather and analyze supplemental compensation market data from multiple survey sources in order to obtain a more complete picture of the overall compensation environment for the broader executive group and, from time to time, for the Named Executive Officers. During 2009, we utilized supplemental data for some of the Named Executive Officers that was gathered from the following survey sources:

  Cash Compensation and Long-Term Incentive Compensation Survey Sources

  •
  CHiPS Executive & Senior Management Total Compensation Survey, published by Pearl Meyer & Partners, a Clark Consulting Practice;
  •
  Towers Perrin Compensation Data Bank® (CDB) Executive Compensation Database;

PROXY STATEMENT	31
  •
  Radford Executive Survey Custom Compensation Report, published by Radford, an Aon company; and
  •
  2009 US Global Premium Executive Remuneration Suite, published by Mercer.

        Because these surveys contain competitive compensation market data on a number of companies spanning a number of different industries, our market analysis involves narrowing the available data to "cuts" that most accurately reflect our competitive labor market.

        The "data cuts" for the supplemental data used for some of the Named Executive Officers during 2009 were:

  •
  the 16 large-cap, high-tech companies that comprise our comparator company group and participate in the above surveys;
  •
  an expanded comparator company group that includes other high-tech companies (e.g., Google Inc., Palm, Inc., Advanced Micro Devices Inc.);
  •
  technology companies generally with annual revenue greater than $1 billion; and
  •
  large-cap companies with annual revenue in the $1 billion to $50 billion range.

        We strongly believe in engaging the best talent for critical functions, which may require negotiations with individual executives who have significant retention packages in place with other employers. In order to compensate these individuals for the compensation that they would forfeit by terminating their then-current employment, the Committee, on the recommendation of management, may determine that it is in the Company's best interest to offer compensation packages that deviate from our general compensation principles in order to recruit executive talent.

        The Committee, on the recommendation of management, may determine it is appropriate to provide certain individuals with compensation outside of our normal cycles. The Committee makes such decisions based on:

  •
  increased responsibilities or job changes related to shifts in our strategic priorities,
  •
  retention of critical talent, and
  •
  strategic investment in individuals identified as candidates for our leadership succession plans.

        Accordingly, for some Named Executive Officers, the individual compensation elements are above and below the target of the 50th percentile. In determining actual compensation for a Named Executive Officer, the Committee considers such Named Executive Officer's role, responsibilities, experience, performance, and skill set in making its judgment of the Named Executive Officer's value to our Company and in the marketplace. These determinations are generally subjective, and the Committee does not rely on formulaic weighting of these factors in making its compensation decisions. Rather, the Committee uses these factors to provide an overall context for its decisions on specific elements of compensation.

  Independent Consultant Review of Executive Compensation

        The Committee has the discretion, to the extent deemed necessary and appropriate, to retain and terminate compensation consultants, outside counsel or other advisors, including the sole authority to approve fees and other retention terms for any such consultant, counsel or advisor. The Committee's practice is to engage an external independent consultant to complete an evaluation of our compensation program on a periodic basis, typically every one or two years, and to annually review the specific compensation of our Co-CEOs and our Co-CEOs' senior leadership team. During 2009, the Committee chose to engage a new compensation consulting firm (discussed further below), a decision solely made by the Committee without recommendation from management.

        The Committee's compensation consultant has been Compensation Advisory Partners since September 2009. Compensation Advisory Partners is independent from the Company and reports directly to the Chair of the Committee. The Committee's current compensation consultants from Compensation Advisory Partners also served as the Committee's consultant as employees of Mercer up until September 2009. The Committee believes that Compensation Advisory Partners is the appropriate consultant to review and assist in the development of our compensation program. Compensation Advisory Partners does not have any other business relationships with the Company and no additional business relationships are expected in the future. When appropriate, the Committee has discussions with Compensation Advisory Partners without management present to protect impartiality.

        Prior to September 2009, the Committee's compensation consultant was Mercer. The Company's 2009 expenditures with Marsh & McLennan Companies, which includes affiliates of Mercer, were approximately $2.1 million, of which approximately 8% or $170,000 was paid to Mercer for work with the Committee and 92% or $1.93 million was paid to Marsh & McLennan affiliates for other work.

        Management reports to the Committee regarding any fees for unrelated services and products purchased from Mercer, but the Committee does not preapprove such services. The most recent review took place in July 2009. The Committee reviewed the services Mercer provided Motorola and other matters of

32	PROXY STATEMENT

judgment to ensure Mercer's objectivity in advising the Committee.

  2010 Executive Compensation Review

        In January 2010, the Committee engaged Compensation Advisory Partners to independently review our executive rewards program and the compensation of our senior leadership team, including the Named Executive Officers. Compensation Advisory Partners' 2010 executive compensation review studied: (1) the relationship between our actual 2008 senior executive compensation levels and the Company's performance using available proxy data at that time, (2) the competitiveness of our target executive pay program for 2009 in light of our executive compensation strategy, and (3) the competitiveness of our "pay mix", long-term incentive compensation ("LTI") mix, equity grants and LTI performance metrics compared to the market.

        Compensation Advisory Partners reviewed the following compensation components in its competitive assessment:

  •
  base salary;
  •
  annual bonus (target annual bonus opportunity);
  •
  total cash compensation (base salary + target annual bonus opportunity);
  •
  LTI (long-range incentive compensation target opportunity plus equity compensation); and
  •
  total direct compensation (total cash compensation + LTI).

        Compensation Advisory Partners relied on the peer company proxy data to determine the competitive positioning for our compensation relative to the market for our Named Executive Officers. Each position reviewed matched the market and was reviewed based on position, responsibility and the scope of the business for which the position was responsible.

  Pay and Performance Relationship

        Compensation Advisory Partners' study found that our compensation structure is highly leveraged so that strong Company performance leads to above-market pay and weak Company performance results in below-market pay. Compensation Advisory Partners found that, overall, Motorola's business-based performance on select metrics was below the 25th percentile of our peers for 2008 based on twelve key financial metrics of success.

        Compensation Advisory Partners also found that actual total cash compensation (2008 base salaries plus 2008 actual bonus) for our current named executive officers that were also in the 2008 Proxy Statement was below the 25th percentile of the competitive market and aligned with performance. Our total compensation (cash and equity) on a present value basis (2008 base salary plus 2008 actual bonus and 2009 LTI value), was generally between the median and 75th percentile of the peer group.

  2009 Target Pay Levels Relative to Market and Compensation Strategy

        Compensation Advisory Partners' study found that for the Named Executive Officers:

  •
  Competitive benchmarking results show that our target total compensation program is generally positioned between the market median and the 65th percentile.
  •
  Base salaries and target annual cash compensation opportunities are below the market median.
  •
  Long-term incentives approximate the 65th percentile.

  2009 Pay Mix and Program Provisions Compared to the Market

        Compensation Advisory Partners' study found that:

  •
  Our total target pay mix has a slightly greater emphasis on the LTI component, due to promotion-related awards granted to the Named Executive Officers during 2009; when the promotion-related awards are excluded, the pay mix is more in line with peers. Our LTI mix is fairly well aligned to peers when excluding the promotional awards made in 2009.
  •
  Our annual equity use (run rate) increased in 2009 and exceeded the 75th percentile of our peer group. This is due in large part to a lower Motorola stock price and the stock option exchange program that took place during 2009.

        Beginning in 2009, we shifted our pay philosophy from targeting the 65th percentile to targeting the market median for total direct compensation levels as well as each individual component. As we continue the shift to a median pay philosophy, as our Named Executive Officer population stabilizes, and as we continue to shift to a consistent mix of LTI vehicles, we expect our actual pay to be better aligned with actual performance and target pay levels and pay mix to approximate the median of our peer group.

        The Committee agreed with the conclusions from Compensation Advisory Partners study and, as discussed below, relied on the study's findings in setting the 2010 compensation levels for our senior leadership team.

PROXY STATEMENT	33

  Base Salary

        Base salary levels for each Named Executive Officer are generally targeted at the 50th percentile of the comparator group, but the exact percentile may differ by individual. As such, the base salaries for our senior leadership team, including the Named Executive Officers, were established in accordance with an external market competitiveness analysis by Compensation Advisory Partners. As previously described, the Committee, on the recommendation of management, has the discretion to deviate from the targeted percentile range when a Named Executive Officer's experience, performance and specific skill set justifies variation. In January 2009 and January 2010, in response to economic realities, annual salary increases were not provided to employees, including the Named Executive Officers, in the United States and most other countries, except when warranted for promotions.

  Mr. Brown's Base Salary

        In late 2008, Mr. Brown voluntarily agreed to reduce his base salary for 2009 by 25% from $1,200,000 to $900,000. In January 2010, Mr. Brown voluntarily agreed to have his base salary remain at the reduced level of $900,000 for 2010.

  Dr. Jha's Base Salary

        In late 2008, Dr. Jha voluntarily agreed to reduce his base salary for 2009 by 25% from $1,200,000 to $900,000. In January 2010, Dr. Jha voluntarily agreed to have his base salary remain at the reduced level of $900,000 for 2010.

  Mr. Fitzpatrick's Base Salary

        In January 2009, Mr. Fitzpatrick's base salary increased from $253,000 to $400,000 in connection with his promotion to Senior Vice President, Corporate Controller. In February 2009, Mr. Fitzpatrick was named Senior Vice President, Corporate Controller and Acting Chief Financial Officer, but no base salary or other compensation actions were taken. Effective October 2009, Mr. Fitzpatrick's base salary increased from $400,000 to $450,000 in connection with his promotion to Senior Vice President and Chief Financial Officer. In January 2010, the Committee decided that Mr. Fitzpatrick's base salary of $450,000 would not be increased at that time.

  Mr. Liska's Base Salary

        Mr. Liska's annual base salary was $750,000 in 2009. On February 2, 2009, Mr. Liska was replaced as Chief Financial Officer and ceased to be an executive officer. On February 19, 2009, Mr. Liska was terminated from the Company. For a discussion of Mr. Liska's termination, see "Employment Offer Agreement with and Termination of Paul J. Liska".

  Mr. Delaney's Base Salary

        In January 2009, Mr. Delaney's base salary increased from $510,000 to $575,000 in connection with his promotion to Executive Vice President, Enterprise Mobility Solutions. In January 2010, the Committee decided that Mr. Delaney's base salary of $575,000 would not be increased at that time.

  Mr. Moloney's Base Salary

        Mr. Moloney's annual base salary was $600,000 in 2007, 2008, and 2009. In January 2010, the Committee decided that Mr. Moloney's base salary would not be increased at that time. On March 5, 2010, Mr. Moloney left the Company.

  Mr. Lawson's Base Salary

        Mr. Lawson's annual base salary was $540,000 in 2007, 2008, and 2009. In January 2010, the Committee decided that Mr. Lawson's base salary would not be increased at that time.

  Short-Term Incentives

        The Motorola Incentive Plan ("MIP") is a cash-based, pay-for-performance annual incentive plan that was initiated in January 2002 and applies to all of our regular employees (excluding those employees participating in a sales incentive plan), including the Named Executive Officers. This discussion of MIP relates to MIP awards granted in 2009 under the 2009 MIP Plan approved by the Committee in March 2009 (the "2009 MIP"). For information regarding the impact of Section 162(m) of the Internal Revenue Code on awards granted under MIP, see the discussion set forth under "The Impact of Favorable Accounting and Tax Treatment on Compensation Program Design".

        Similar to many of our competitors, we use our annual incentive plan, MIP, to reward employees for their contributions to strong annual business performance. Through MIP, we strive to promote teamwork and strengthen our financial performance. Moreover, MIP supports our goals of: attracting and retaining the talent we need to succeed; focusing employees' attention on critical business goals; sharing the financial benefits of superior performance; and providing pay that is competitive with our comparator companies.

34	PROXY STATEMENT

  MIP Incentive Formula

        The payout value of awards under MIP is based on the following incentive formula:

Performance Factors
Eligible Earnings	×	Individual Incentive Target	×	Business Performance Factor	×	Individual Performance Factor	=	MIP Award

  MIP Individual Incentive Target

        The MIP Individual Incentive Targets are based on market-competitive data and are established as a percentage of eligible earnings (generally, base salary). At the beginning of each year, the Committee designates individual target levels for each of our Named Executive Officers. For 2009, Individual Incentive Targets for each Named Executive Officer were generally targeted at the 50th percentile of the comparator group, but the exact percentile may differ by individual.

        For 2009, the Individual Incentive Targets for our Named Executive Officers ranged from 75% to 220% of base salary, depending on the responsibilities of each individual's position, as set forth below:

Named Executive Officer	Individual MIP Target as % of Base Salary
Mr. Brown	220%
Dr. Jha	200%	(1)
Mr. Fitzpatrick	75%
Mr. Liska	n/a	(2)
Mr. Delaney	95%
Mr. Moloney	95%
Mr. Lawson	95%
(1)
Pursuant to the terms of his employment agreement, Dr. Jha was entitled to a minimum 2009 MIP award of $1,200,000.
(2)
Mr. Liska was not eligible for the 2009 MIP.

        The Individual Incentive Targets for our Named Executive Officers were established by the Committee based on Mercer's market competitiveness analysis in January 2009.

  MIP Business Performance Factor

        At the beginning of each year, the Committee establishes MIP-related Business Performance Factor targets for both the Company as a whole and for specified business units. For 2009, due in large part to the challenging macroeconomic environment and difficult business conditions, the Committee placed an increased focus on cash conservation by applying a higher weighting (35%) to the Business Performance Factor relating to cash flow than it had in previous years. For 2009, in general, the Business Performance Factor applicable to employees in each of our businesses was based on the performance of their particular business unit against the established performance targets. For corporate employees, the Business Performance Factor was based on the performance of total Motorola against the established performance targets.

        The 2009 MIP Business Performance Factors for each of our Co-CEOs had one component based on the performance of the Broadband Mobility Solutions ("BMS") business, which is led by Mr. Brown, and one component based on the performance of the Mobile Devices ("MDb") business, which is led by Dr. Jha. The performance metrics necessary to achieve the minimum, maximum and target payouts applicable to each of these businesses were the same for each of the Co-CEOs. In the case of both Mr. Brown and Dr. Jha, their Business Performance Factor had a higher weighting (70%) on the performance of the business led by the particular Co-CEO, reflecting the fact that the Co-CEO had the greatest impact on the results of his own business. Although each Co-CEO has a lower weighting (30%) placed on the performance of the business he does not lead, the performance of that business was included in his Business Performance Factor due to his ability to impact the performance of total Motorola. Dr. Jha's actual 2009 MIP award of $1,200,000 reflects the minimum payment he was guaranteed pursuant to the terms of his employment agreement, as amended.

        The 2009 MIP Business Performance Factor for Mr. Delaney and Mr. Moloney was weighted 70% on the performance of the BMS business (which, in 2009, included the Enterprise Mobility Solutions business led by Mr. Delaney and the Home and Networks business led by Mr. Moloney) and was weighted 30% on the performance of the MDb business. Although greater weight was placed on the BMS business, where Mr. Delaney and Mr. Moloney are able to have a more direct impact on business performance, the performance of the MDb business was included in their Business Performance Factor due to their ability to impact the performance of total Motorola. In addition, because Mr. Delaney and Mr. Moloney have a more indirect impact on the performance of the MDb business, the performance metrics necessary for them to achieve the minimum, maximum and target payouts applicable to the MDb component of their Business Performance Factor vary from those applicable to the Co-CEOs and MDb employees.

        Since they are corporate employees with responsibilities that relate equally to all Motorola businesses, the 2009 MIP Business Performance Factor for Mr. Fitzpatrick and Mr. Lawson is based on the performance of total Motorola (i.e., BMS+MDb) against the established performance targets for total Motorola.

PROXY STATEMENT	35

        In 2009, the MIP Business Performance Factor measures and their relative weights for the NEOs were:

  •
  Operating Earnings (65% weight): which is calculated as operating earnings according to generally accepted accounting principles ("GAAP"), excluding the effect of the following items: (i) reorganization, asset impairment, extraordinary, unusual and/or non-recurring items of gain or loss, separately identified in the Company's quarterly earnings press releases, (ii) changes in tax or accounting regulations or laws, (iii) the effect of discontinued operations, (iv) the effect of a significant merger or acquisition, and (v) expenses related to the issuance of employee stock options and MOTshare, intangible amortization, and unallocated incentive and function costs.

  •
  Controllable Free Cash Flow (35% weight): which is calculated as operating cash flow according to GAAP, excluding cash flow related to: (i) income taxes, (ii) non- operating income or expense, and (iii) unallocated incentive and function costs, less Capital Expenditures. (A Capital Expenditure is defined as the original cost of acquiring property, plant and equipment, as reported in the investing section of the cash flow statement per GAAP).

        The following tables set forth the minimum, maximum and target levels for each of the 2009 MIP Business Performance measures that pertain to each of the Named Executive Officers, as well as the actual 2009 performance levels. Assuming business performance meets the minimum threshold for a payout, the Business Performance Factor formula allows for a range of 20% of the established target award level (at the minimum level of performance) to 130% of the established target award level (at the maximum level of performance).

2009 MIP Business Performance Factors:

Gregory Q. Brown

MIP Business Performance Measure	Minimum Threshold for Any Payout	Performance Level for Maximum Payout	Target	Actual Fiscal Year 2009 Performance	Resulting Performance Factor	Performance Measure Weight	Weighted Performance Factor	Business Weight	Weighted Contributing Result	Adjusted Weighted Contributing Result
BMS Operating earnings	$1.547 billion	$2.652 billion	$2.210 billion	$1.833 billion	41%	65%
							59%	70%	41%	39%
BMS Controllable free cash flow	$1.526 billion	$2.616 billion	$2.180 billion	$2.147 billion	93%	35%
MDb Operating earnings	-$750 million	$225 million	$0	-$904 million	0%	65%
							0%	30%	0%	3%
MDb Controllable free cash flow	-$1.110 billion	$325 million	$0	-$1.257 billion	0%	35%
Total Gregory Q. Brown MIP Business Performance Factor										42%

Sanjay K. Jha

MIP Business Performance Measure	Minimum Threshold for Any Payout	Performance Level for Maximum Payout	Target	Actual Fiscal Year 2009 Performance	Resulting Performance Factor	Performance Measure Weight	Weighted Performance Factor	Business Weight	Weighted Contributing Result	Adjusted Weighted Contributing Result
MDb Operating earnings	-$750 million	$225 million	$0	-$904 million	0%	65%
							0%	70%	0%	7%
MDb Controllable free cash flow	-$1.110 billion	$325 million	$0	-$1.257 billion	0%	35%
BMS Operating earnings	$1.547 billion	$2.652 billion	$2.210 billion	$1.833 billion	41%	65%
							59%	30%	18%	17%
BMS Controllable free cash flow	$1.526 billion	$2.616 billion	$2.180 billion	$2.147 billion	93%	35%
Total Sanjay K. Jha MIP Business Performance Factor										24%

36	PROXY STATEMENT

Eugene A. Delaney and Daniel M. Moloney

MIP Business Performance Measure	Minimum Threshold for Any Payout	Performance Level for Maximum Payout	Target	Actual Fiscal Year 2009 Performance	Resulting Performance Factor	Performance Measure Weight	Weighted Performance Factor	Business Weight	Weighted Contributing Result	Adjusted Weighted Contributing Result
BMS Operating earnings	$1.547 billion	$2.652 billion	$2.210 billion	$1.833 billion	41%	65%
							59%	70%	41%	39%
BMS Controllable free cash flow	$1.526 billion	$2.616 billion	$2.180 billion	$2.147 billion	93%	35%
MDb Operating earnings	-$975 million	-$600 million	-$750 million	-$904 million	37%	65%
							40%	30%	12%	11%
MDb Controllable free cash flow	-$1.443 billion	-$888 million	-$1.110 billion	-$1.257 billion	46%	35%
Total Eugene A. Delaney and Daniel M. Moloney MIP Business Performance Factor										50%

Edward J. Fitzpatrick and A. Peter Lawson

MIP Business Performance Measure	Minimum Threshold for Any Payout	Performance Level for Maximum Payout	Target	Actual Fiscal Year 2009 Performance	Resulting Performance Factor	Performance Measure Weight	Weighted Contributing Result	Adjusted Weighted Contributing Result
BMS+MDb Operating earnings	$572 million	$2.052 billion	$1.460 billion	$929 million	40%	65%	26%
								50%
BMS+MDb Controllable free cash flow	$83 million	$1.728 billion	$1.070 billion	$891 million	73%	35%	26%
Total Edward J. Fitzpatrick and A. Peter Lawson MIP Business Performance Factor								50%

        The BMS+MDb actual 2009 performance with relation to the Operating Earnings measure fell below target performance but above the minimum performance threshold and, accordingly, contributed to a below-target payout. The BMS+MDb actual 2009 performance with relation to the Controllable Free Cash Flow measure also fell below target performance but above the minimum performance threshold and, accordingly, contributed to a below-target payout.

        The BMS actual 2009 performance with relation to the Operating Earnings measure fell below target performance but above the minimum performance threshold and, accordingly, contributed to a below-target payout. The BMS actual 2009 performance with relation to the Controllable Free Cash Flow measure also fell below the target performance but above the minimum performance threshold and, accordingly, contributed to a below-target payout.

        The MDb actual 2009 performance with relation to the Operating Earnings measure fell below the minimum performance threshold. The MDb actual 2009 performance with relation to the Controllable Free Cash Flow measure also fell below the minimum performance threshold.

        Given the improved performance of MDb, management recommended and the Compensation Committee of the Board acted to exercise discretion in determining the final MIP Business Performance Factors for all businesses. Although the financial performance of MDb in 2009 was below the levels required to generate a payout, management and the Committee felt it was appropriate to recognize the efforts of MDb employees to improve cost structure, strengthen operations, reduce product platforms, simplify processes and deliver two Android-based smartphone families on time and with high levels of customer satisfaction. As a result, the business performance factor for MDb was adjusted upward for MDb employees and the Co-CEOs.

  MIP Individual Performance Factor

        The MIP Individual Performance Factor gives the Committee the ability to adjust the awards, which are formula-driven based on business results, according to an individual's contribution to the Company's success. We believe that the most effective performance management process establishes a tight and clear link between individual and organizational goals and performance. We strive to establish a clear line of sight between our performance management process and our business strategy. Individual performance is measured by both what an individual accomplishes (goal achievement) and how the individual accomplishes those goals (behaviors).

        Since not all Named Executive Officers perform at the same level, nor contribute equally to the metrics used to determine the MIP Business Performance Factors, the Committee has the discretion to adjust awards to account for these differences in individual contribution and performance. We believe that this discretion results in a stronger pay-for-performance culture. Individual Performance adjustments are made by the Committee based on its determination of how much to differentiate among individual participants. Individual Performance multipliers for our Named Executive Officers range from 0% (no award paid) for poor performance to 130% (130% of the formula-driven award) for exceptional performance, demonstrating our commitment to strongly differentiate rewards for superior performers.

PROXY STATEMENT	37

        The Committee determined that the 2009 MIP payouts for the Named Executive Officers would not be increased or decreased from the resulting Business Performance Factor and the Individual Performance Factor was set at 1.0 or 100% for each of the Named Executive Officers, with an exception for Mr. Fitzpatrick, whose Individual Performance Factor was set at a higher level to more accurately reflect his contributions during 2009 and the market competitive incentive opportunity commensurate with his role.

        Based on the 2009 Business Performance Factors and the 2009 Individual Performance multiplier, the actual 2009 MIP award and the target 2009 MIP award for each of our Named Executive Officers are set forth in the following table:

Named Executive Officer	Target 2009 MIP Award		Actual 2009 MIP Award
Mr. Brown	$1,992,693		$836,931
Dr. Jha	$1,811,538		$1,200,000	(1)
Mr. Fitzpatrick	$298,985		$189,357
Mr. Liska	n/a	(2)	n/a	(2)
Mr. Delaney	$541,024		$270,512
Mr. Moloney	$570,000		$285,000
Mr. Lawson	$513,000		$256,500
(1)
Pursuant to the terms of his employment agreement, Dr. Jha was entitled to a minimum 2009 MIP award of $1,200,000.
(2)
Mr. Liska was not eligible for a 2009 MIP award.

  Mr. Brown's 2009 MIP Individual Incentive Targets

        In 2008, Mr. Brown's MIP target was 220% of his eligible earnings. In addition, as acting head of the Mobile Devices business, Mr. Brown was also eligible for a special 2008 MIP award in the amount of 130% of his eligible earnings. In December 2008, Mr. Brown voluntarily decided to forego any 2008 bonuses under MIP.

        In 2009, the Committee set Mr. Brown's 2009 MIP target at 220%, the minimum rate per his employment agreement.

  Dr. Jha's 2009 MIP Individual Incentive Targets

        Pursuant to Dr. Jha's employment agreement, his annual bonus target is 200% of base salary with a 2009 minimum bonus of $1,200,000.

  Long-Term Incentives ("LTI")

        Our LTI programs are designed to encourage creation of long-term value for our stockholders, promote employee retention and encourage stock ownership. These programs include: (1) the LRIP, (2) grants of stock options, and (3) grants of restricted stock units or other equity.

        Many of our employees participate in one or more of our LTI programs, which we believe promote a focus on long-term results and align employee and stockholder interests. In designing and refining our programs, we carefully consider the impact of equity expensing, actions taken by our comparator group to reduce the use of stock options, and our dilution and overhang levels. As a result, our equity programs were redeveloped in 2008 in the interest of achieving the appropriate balance between cost competitiveness and maintaining employee incentive, by replacing stock options with restricted stock units for the annual equity grant to those below the vice president level. In 2009, a one-time stock option exchange program was implemented to provide improved employee retention and engagement. The exchange program restored economic value to certain stock options held by certain employees at an insignificant cost to Motorola. None of the Named Executive Officers were eligible to participate in the Stock Option Exchange Program.

        For 2009, LTI levels for our Named Executive Officers were generally targeted at the 50th percentile of the comparator group (although the exact percentile may differ by individual) and were established based on a market competitiveness analysis by Mercer from January 2009.

        Our Named Executive Officers receive a large proportion of their overall targeted compensation (approximately two-thirds) in the form of LTI in order to align their interests with those of stockholders and to promote a focus on long-term results. In 2009, the LTI mix was reallocated for consistency in the mix of LTI vehicles to our Named Executive Officers and refocused on LTI vehicles that incent either absolute stock price performance or relative total shareholder return performance over a three-year period. The LTI for the Named Executive Officers were designed to deliver total LTI value equally amongst three LTI vehicles. The 2009 LRIP (discussed below) was designed to pay for Motorola's three-year total shareholder return versus the peer group, which emphasizes the importance of winning in the marketplace. Stock options and restricted stock units pay for absolute stock price performance. The wealth creation of these vehicles are only maximized when absolute stock price growth is combined with best-in-class performance against the Company's peers.

  Long-Range Incentive Plan

        The LRIP is a pay-for-performance, multi-year incentive plan. A three-year cycle started on January 1, 2008 and will conclude on December 31, 2010 and

38	PROXY STATEMENT

another three-year cycle started on January 1, 2009 and will conclude on December 31, 2011. On April 21, 2008, the Compensation and Leadership Committee of the Board of Directors of Motorola, Inc. approved the cancellation of the January 1, 2007 to December 31, 2009 (2007-2009) performance cycle under the Company's Long-Range Incentive Plan of 2006 without the payment of awards for such performance cycle. This cycle, together with a previous cycle, was cancelled due to the poor performance of the Company versus the established plan goals and metrics and there were no new awards granted in their place. As a result, there were no LRIP payouts in 2009.

        Participation in the LRIP is limited to our elected officers—including all Named Executive Officers and corporate, senior and executive vice presidents (approximately 90 participants in total).

  2009-2011 LRIP

        The 2009-2011 LRIP program was redesigned to solely focus on Motorola's three year total shareholder return relative to the three year total shareholder return of the peer group. The relative total shareholder performance that is incented by this plan is one component of the portfolio of LTI vehicles discussed above.

  2009-2011 LRIP Incentive Formula

        The payout value of awards under the LRIP is based on the following incentive formula:

Base Salary at Cycle Start	×	Individual Incentive Target	×	TSR Rank Payout Factor	=	LRIP Award

  2009-2011 LRIP Individual Incentive Targets

        The LRIP Individual Incentive Targets are based on market-competitive data and are established as a percentage of base salary at the start of a performance cycle. The Committee designates target levels for all LRIP participants. For the LRIP cycle beginning in 2009, the Individual Incentive Targets for our Named Executive Officers ranged from 87.5% to 350% of base salary at the start of the performance cycle, depending on the responsibilities of each individual's position, as set forth below:

	Individual LRIP Target as % of Base Salary
Named Executive Officer	2009-2011
Mr. Brown	350%	(1)
Dr. Jha	n/a	(2)
Mr. Fitzpatrick	87.50%	(3)
Mr. Liska	n/a	(4)
Mr. Delaney	185%
Mr. Moloney	185%	(5)
Mr. Lawson	185%
(1)
The Committee decided, with the independent Board members' concurrence, to maintain Mr. Brown's 2009 LRIP target at 350%. The terms of Mr. Brown's employment agreement required that his 2009 LRIP target be not less than 250%.
(2)
Pursuant to the terms of his amended employment agreement, Dr. Jha was not eligible to participate in the 2009-2011 cycle of LRIP.
(3)
Mr. Fitzpatrick's 2009 LRIP target has been prorated to account for participation at lower levels prior to his current role.
(4)
Mr. Liska was not eligible for the 2009-2011 LRIP cycle.
(5)
In connection with Mr. Moloney's departure from the Company on March 5, 2010, he forfeited any award under LRIP.

  TSR Rank Payout Factor

        The TSR Rank Payout Factor is calculated in a two step process:

        Step 1:Measure the three-year total shareholder return ("TSR") for Motorola and each of the companies in the peer group to determine the Relative TSR Payout Factor to be used for the LRIP cycle.

        For 2009 LRIP purposes, TSR is calculated as follows:

Ending share price
(Daily average during the final three months of the Performance Cycle)
+	Value of reinvested dividends

=	Total ending value

Beginning share price
-	(Daily average during the three months preceding the Performance Cycle)

=	Total value created

÷	Beginning share price
=	Total shareholder return

PROXY STATEMENT	39

        For 2009 LRIP purposes, the peer group is as follows:

Alcatel-Lucent (ALU)
Apple Inc. (AAPL)
Cisco Systems, Inc. (CSCO)
Dell Inc. (DELL)
EMC Corporation (EMC)
Hewlett-Packard Company (HPQ)
Intel Corporation (INTC)
International Business Machines Corp. (IBM)	LM Ericsson Telephone Co. (ERIC)
Microsoft Corporation (MSFT)
Nokia Corp. (NOK)
Nortel Networks Corp. (NRTLQ.PK)
Oracle Corp. (ORCL)
QUALCOMM Inc. (QCOM)
Sun Microsystems Inc. (JAVA)
Texas Instruments Inc. (TXN)

Step 2: Rank the total shareholder return for Motorola and each of the companies in the peer group to determine Relative TSR Payout.

TSR Rank	Relative TSR Payout Factor	TSR Rank	Relative TSR Payout Factor
1	200%	10	75%
2	200%	11	50%
3	190%	12	25%
4	170%	13	0%
5	150%	14	0%
6	140%	15	0%
7	125%	16	0%
8	110%	17	0%
9	100%

  2008-2010 LRIP

        The 2008-2010 LRIP program was designed to focus on creating shareholder value through stock price goals and a "haircut" reduction if total shareholder return relative to peers is below the 55th percentile.

  2008-2010 LRIP Incentive Formula

        The payout value of awards under the LRIP is based on the following incentive formula:

Base Salary at Cycle Start	×	Individual Incentive Target	×	LRIP Business Performance Factor	=	LRIP Award

  2008-2010 LRIP Individual Incentive Targets

        The LRIP Individual Incentive Targets are based on market-competitive data and are established as a percentage of base salary at the start of a performance cycle. The Committee designates target levels for all LRIP participants. For the LRIP cycle beginning in 2008 the Individual Incentive Targets for our Named Executive Officers ranged from 150% to 350% of base salary at the start of the performance cycle, depending on the responsibilities of each individual's position, as set forth below:

	Individual LRIP Target as % of Base Salary
Named Executive Officer	2008-2010
Mr. Brown	350%	(1)
Dr. Jha	n/a	(2)
Mr. Fitzpatrick	107.50%	(3)
Mr. Liska	n/a	(4)
Mr. Delaney	170%	(3)
Mr. Moloney	180%	(5)
Mr. Lawson	180%
(1)
Pursuant to Mr. Brown's employment agreement, his 2008 LRIP target was 350% of base salary and his target for subsequent years shall not be less than 250%.
(2)
Pursuant to the terms of his amended employment agreement, Dr. Jha was not eligible to participate in the 2008-2010 cycle of LRIP.
(3)
Mr. Fitzpatrick's and Mr. Delaney's 2008 LRIP targets have been prorated to account for participation at lower levels prior to their current roles.
(4)
Mr. Liska was not eligible for any incentive award under the 2008-2010 LRIP.
(5)
In connection with Mr. Moloney's departure from the Company on March 5, 2010, he forfeited any award under LRIP.

  LRIP Business Performance Factor

        The LRIP Business Performance Factor is calculated in a two-step process.

Step 1: Calculate Motorola's 20-day average stock price at the end of the 2008-2010 LRIP cycle.

        Motorola's 20-day average stock price at the end of the 2008-2010 LRIP cycle will determine the potential size of the 2008-2010 cycle award, as illustrated in the following performance table.

December 31, 2010 20-day Average Stock Price	Performance Factor
$27.00	2.00x
$18.00	1.00x
$16.00	0.25x
<$16.00	0.00x

        If Motorola's 20-day average stock price at the end of the cycle is less than $16.00, then no payout shall be made for the 2008-2010 LRIP cycle.

40	PROXY STATEMENT

Step 2: Measure our three-year TSR compared with our comparator group to determine the final Business Performance Factor to be used for the LRIP cycle.

        For LRIP purposes, TSR is calculated as follows:

Ending share price
(20-day average through last day of cycle, e.g. December 31, 2010)
+	Value of reinvested dividends

=	Total ending value

Beginning share price
-	(20-day average through day preceding first day of cycle, e.g. December 31, 2007)

=	Total value created

÷	Beginning share price
=	Total shareholder return

        For the 2008-2010 LRIP cycle, in order for a full LRIP award to be paid: (1) our three-year TSR must exceed the 55th percentile of our comparator group, and (2) our "absolute" three-year TSR must be positive (i.e., greater than 0%).

        If our three-year TSR is equal to or above the 55th percentile of our comparator group, then the full LRIP Business Performance Factor is applied. If our three-year TSR is below the 55th percentile but above the 25th percentile of our comparator group, then a "haircut" reduction is applied to the LRIP Business Performance Factor. The "haircut" is linear between performance at the 55th percentile (no reduction) and the 25th percentile (50% reduction). If our three-year TSR is below the 25th percentile of our comparator group, then the Committee will use its discretion to determine if any 2008-2010 LRIP cycle awards are paid.

  Impact of Individual Performance on 2008 and 2009 LRIP Awards

        Our Co-CEOs may recommend adjustment to the amount of the LRIP award to any participant at any time prior to payment as a result of the participant's performance during the performance cycle; provided, however, that any such adjustment may not result in a payment to the participant in excess of the participant's maximum award under the LRIP. Any such adjustment to a payment to a member of the senior leadership team, including any Named Executive Officer, is subject to the approval of the Committee.

        Likewise, the Committee (with or without counsel from the Co-CEOs) may reduce the amount of the LRIP award to any member of the senior leadership team, including any Named Executive Officer, at any time prior to payment as a result of the participant's performance during the performance cycle.

  Equity Awards

        Equity awards are the other component of our long-term incentive program. To reward, retain and motivate employees in 2009, the Committee, on the recommendation of management, awarded stock options and restricted stock units ("RSUs") to a wide range of employees, including the Named Executive Officers. Stock options and stock appreciation rights provide economic value to the holder if the price of our Common Stock increases from the grant date to the time the option or right is exercised. In contrast, RSUs convert to shares of our Common Stock when they vest, so they have a gross value at the time of vesting equal to the then-current market value of our Common Stock. While stock options motivate employees by providing more potential upside, RSUs assist us in retaining employees because RSUs have value even if our stock price does not increase.

        Only the Committee may grant equity awards to a Co-CEO, a member of the senior leadership team or a Section 16 Officer. We do not structure the timing of equity award grants to precede or coincide with the disclosure of material non-public information. Since 2002, the grant date for the annual equity award has always been within a few days of the annual stockholders meeting in early May. This practice is expected to continue in 2010.

        A wide range of employees participate in our equity plans. On May 7, 2009, the Committee granted equity to approximately 27,000 employees, including the Named Executive Officers, as part of our annual equity awards. The annual equity grants generally vest and become exercisable in four equal annual installments, with the first installment vesting on May 7, 2010. The per share exercise price for the annual stock option grant is $6.22, the Fair Market Value of our Common Stock on the date of the grant. The stock options expire on May 7, 2019. Approximately 90% of the equity awards covered by the May 7, 2009 general grant were granted to employees other than the Named Executive Officers.

        We also grant stock options and/or RSUs: (1) to help make new employees "whole" for the compensation that they forfeit by terminating their previous employment; (2) to attract new critical talent; (3) to encourage retention of critical talent; (4) as a strategic investment in individuals deemed critical to our leadership succession plans; and (5) to reward strong performance. In 2009, approximately 600 of our approximately 53,000 employees received a grant of stock options or restricted stock units outside of the May annual award of equity and the June stock option exchange program.

PROXY STATEMENT	41

  2009 One-Time Stock Option Exchange Program

        In 2009, stockholders approved a one-time stock option exchange program that was designed to restore economic value to certain stock options held by certain employees, while not creating material additional expense to Motorola. None of the Named Executive Officers were eligible for the stock option exchange program. Additional objectives of the program included improved employee retention and engagement. The program allowed for certain underwater stock options to be exchanged for a smaller number of stock options with an exercise price set as the Fair Market Value of our Common Stock on the date the replacement options were issued. Replacement stock options were granted on June 12, 2009 in exchange for eligible underwater stock options that were elected to be exchanged. The replacement stock options vest in two equal annual installments, with the first installment vesting on June 12, 2010. The per share exercise price for the replacement options issued in the stock option exchange is $6.73. The replacement options expire on June 12, 2014. Approximately 82% of the employees that were eligible for the program chose to participate in the program and 87% of the eligible options were exchanged for replacement options.

  Fair Market Value Definition

        Until March 1, 2007, "Grant Date Fair Market Value" was defined as the closing price for a share of our Common Stock on the last trading day before the date of grant for equity awards. For equity award grants on or after March 1, 2007, "Grant Date Fair Market Value" (also termed "Fair Market Value") is defined as the closing price for a share of our Common Stock on the date of grant. The official source for the closing price is the New York Stock Exchange Composite Transactions in the Wall Street Journal at www.online.wsj.com.

  Mr. Brown's 2009 Equity Grants

        In May 2009, as part of the annual award of equity, the Committee decided, with the independent Board members' concurrence, to grant Mr. Brown options to acquire 1,137,500 shares of Common Stock that expire on the tenth anniversary of the date of grant. Additionally, the Committee granted Mr. Brown 378,800 RSUs. As an incentive to work toward the separation of Motorola into two independent, publicly traded companies, the stock options and RSUs granted to Mr. Brown vest in three equal installments on the later of: (1) (a) separation into two independent, publicly traded companies, or (b) announcement by the Company to not effect a separation, and (2) each of May 7, 2010, 2011 and 2012, respectively.

The Committee determined that the grants of stock options and RSUs appropriately rewarded Mr. Brown for his strong leadership, appropriately incented Mr. Brown to work toward the separation of Motorola into two independent, publicly traded companies, and were necessary to provide a level of equity awards appropriate for the competitive market.

  Dr. Jha's 2009 Equity Grants

        In 2008, Dr. Jha was granted a significant number of stock options and RSUs in connection with his employment agreement. Under the terms of his employment agreement, the Company has no obligation to grant additional equity until at least twelve months following a separation of the Mobile Devices business into an independent, publicly traded company. In 2009, the Committee determined no additional equity grants were necessary in 2009 to further incent Dr. Jha, other than as described below.

        In 2008, Dr. Jha voluntarily decided to forego any 2008 bonus under MIP. At that time, the Committee agreed to make a grant of RSUs to Dr. Jha in the first quarter of 2009 with a value equal to: $2,400,00 less the amount of cash that would have been payable to Mr. Brown under MIP had he not also foregone his 2008 bonus under MIP. The total cash value of the RSU award was determined on February 11, 2009 to be $1,334,000. On February 11, 2009, based on the closing price of Motorola's Common Stock, 344,615 RSUs were granted to Dr. Jha. These RSUs vest in two equal installments on February 11, 2010 and October 31, 2010.

  Mr. Fitzpatrick's 2009 Equity Grants

        In January 2009, in connection with his promotion to Senior Vice President, Controller, the Committee granted Mr. Fitzpatrick options to acquire 125,000 shares of Common Stock. The stock options vest in four equal annual installments beginning on January 20, 2010. Additionally, the Committee granted Mr. Fitzpatrick 50,000 RSUs that vest in four equal annual installments beginning on January 20, 2010.

        In May 2009, as part of the annual award of equity grants, the Committee granted Mr. Fitzpatrick options to acquire 124,600 shares of Common Stock. Additionally, the Committee granted Mr. Fitzpatrick 41,500 RSUs. The stock options and RSUs vest in three equal annual installments beginning on May 7, 2010.

        In February 2009, Mr. Fitzpatrick was named Senior Vice President, Corporate Controller and Acting Chief Financial Officer. At that time, no additional equity was granted or other compensation actions

42	PROXY STATEMENT

were taken. In November 2009, in connection with his promotion to Senior Vice President and Chief Financial Officer, the Committee granted Mr. Fitzpatrick options to acquire 200,000 shares of Motorola Common Stock. Additionally, the Committee granted Mr. Fitzpatrick 100,000 RSUs. The stock options and RSUs vest 50% on November 11, 2011 and 50% on November 11, 2012.

        With Mr. Fitzpatrick's promotions, the Committee reviewed his current compensation profile, external market pricing data and a summary of historical equity grants for Mr. Fitzpatrick and determined that the grants of stock options and RSUs appropriately rewarded Mr. Fitzpatrick for his strong, progressive leadership of the Finance organization, recognized his increased responsibilities, further aligned his interests with stockholders' interests to create long-term value, and were necessary to provide a level of equity awards appropriate for the competitive market.

  Mr. Delaney's 2009 Equity Grants

        In January 2009, in connection with his promotion to Executive Vice President, Enterprise Mobility Solutions, the Committee granted Mr. Delaney options to acquire 200,000 shares of Common Stock. Additionally, the Committee granted Mr. Delaney 100,000 RSUs. The stock options and RSUs vest 50% on January 28, 2011, and January 28, 2012.

        In May 2009, as part of the annual award of equity grants, the Committee granted Mr. Delaney options to acquire 710,900 shares of Common Stock and 236,700 RSUs. The stock options and RSUs vest in three equal annual installments beginning on May 7, 2010.

        With Mr. Delaney's promotion, the Committee reviewed his current compensation profile, external market pricing data and a summary of historical equity grants for Mr. Delaney and determined that the grants of stock options and RSUs appropriately rewarded Mr. Delaney for his strong leadership of the Enterprise Mobility Solutions business, recognized his increased responsibilities, further aligned his interests with stockholders' interests to create long-term value, and were necessary to provide a level of equity awards appropriate for the competitive market.

  Mr. Moloney's 2009 Equity Grants

        In May 2009, as part of the annual award of equity grants, the Committee granted Mr. Moloney options to acquire 681,200 shares of Common Stock and 226,800 RSUs. The stock options and RSUs would have vested in three equal annual installments beginning on May 7, 2010. On March 5, 2010, as a result of his decision to leave the Company, Mr. Moloney forfeited all unvested equity awards.

        The Committee determined that the grants of stock options and RSUs appropriately rewarded Mr. Moloney for his strong leadership of the Home and Networks Mobility business, further aligned his interests with stockholders' interests to create long-term value, and were necessary to provide a level of equity awards appropriate for the competitive market.

  Mr. Lawson's 2009 Equity Grants

        In May 2009, as part of the annual award of equity grants, the Committee granted Mr. Lawson options to acquire 398,100 shares of Common Stock and 132,600 RSUs. The stock options and RSUs vest in three equal annual installments beginning on May 7, 2010.

        The Committee determined that the grants of stock options and RSUs appropriately rewarded Mr. Lawson for his strong leadership of the legal organization, further aligned his interests with stockholders' interests to create long-term value, and were necessary to provide a level of equity awards appropriate for the competitive market.

  Recoupment of Incentive Compensation Awards Upon Restatement of Financial Results

        Effective January 1, 2008, if, in the opinion of the independent directors of the Board, the Company's financial results are restated due to intentional misconduct by one or more of the Company's executive officers, the independent directors have the discretion to use their best efforts to remedy the misconduct and prevent its recurrence. The independent directors may, based upon the facts and circumstances surrounding the restatement, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted, to an executive officer on or after January 1, 2008. In addition, the independent directors may also seek to recoup any gains realized after January 1, 2008 with respect to equity-based awards, including stock options and restricted stock units, regardless of when issued.

        The remedies that may be sought by the independent directors are subject to a number of conditions, including, that: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, (2) the executive officer in question engaged in the intentional misconduct, and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

PROXY STATEMENT	43

        In addition, the independent directors may take other disciplinary action, including, without limitation: (1) adjustment of future compensation of the executive officer, (2) termination of the executive officer's employment, (3) pursuit of any and all remedies available in law and/or equity in any country, and (4) pursuit of such other action as may fit the circumstances of the particular case. The independent directors may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The independent directors' power to determine the appropriate punishment for the wrongdoers is in addition to, and not in replacement of, remedies imposed by such entities and is in addition to any right of recoupment against the Co-CEOs or CFO under Section 304 of the Sarbanes-Oxley Act of 2002.

  Executive Benefits and Perquisites

        The Committee and management continue to seek to more closely align our total executive rewards programs with that of our comparator group. Our philosophy is to pay at the 50th percentile for total rewards for executive positions in our comparator group given average business performance. These rewards are supplemented by additional performance-based compensation that is substantially leveraged. As a result, we provide few executive-only benefits and perquisites. Our executive benefits and perquisites are described below.

  •
  Motorola Executive Financial Planning Program.  The Motorola Executive Financial Planning Program provides our elected officers, including each of our Named Executive Officers, with comprehensive financial planning assistance, designed to help them achieve the highest value from their compensation package. For our senior executives, including our Named Executive Officers, the annual allowance ranges from $10,000 to $16,500 in the first or last year of receiving the benefit and ranges from $7,000 to $13,500 in subsequent years of receiving the benefit.

  •
  Change in Control Protection.  The Board considers the maintenance of a sound management team to be essential to protecting and enhancing the Company's best interests and the best interests of our stockholders. To that end, we recognize that the possibility of a change in control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and our stockholders. Accordingly, the Board has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of our management to their assigned duties without the distraction that may arise from the possibility of a change in control. As a result, we have established the Senior Officer Change in Control Severance Plan. Our Senior Officer Change in Control Severance Plan uses a "double trigger". In other words, in order for severance benefits to be "triggered" both: (1) a change in control must occur, and (2) an executive must be involuntarily terminated for a reason other than "cause" or must leave for "good reason" within 24 months of the change in control. For a description of benefits provided under our Senior Officer Change in Control Severance Plan, see the information under "Change in Control Arrangements".

  •
  Personal Aircraft Use.  Each Co-CEO is active in professional and civic communities, has significant amounts of private and personal information readily available about him on the Internet, has strong visibility and travels extensively as Co-CEO. As a result, while serving as Co-CEO, both Mr. Brown and Dr. Jha are required to use our aircraft for personal travel in connection with our overall security program. From time to time and on a limited basis, we permit other executives to use our aircraft for personal travel.

  •
  Motorola Management Deferred Compensation Plan.  Effective January 1, 2008, because of low participation in the plan, we temporarily closed the Motorola Deferred Compensation Plan to new deferrals. The Motorola Management Deferred Compensation Plan is a non-qualified deferred compensation plan that is unfunded and unsecured and allows our eligible elected officers, including the Named Executive Officers, the opportunity to defer taxes on their base salary and cash incentive compensation. The Company does not contribute to this plan. The plan is not intended to provide above-market or preferential earnings (as these terms are defined under SEC regulations) on compensation deferred under the plan.

  •
  Relocation Benefits.  Motorola provides relocation benefits under its Relocation Policy to employees, including the Named Executive Officers, who meet the criteria outlined in the policy. From time to time, in order to attract a particular employee and/or pursuant to an employment agreement, arrangements may be made that offer enhanced benefits beyond the terms of the Relocation Policy, such as an

44	PROXY STATEMENT

    extended duration of temporary housing as in the case of Dr. Jha.

  •
  Commuting Benefits.  Motorola provides commuting benefits under its Commuting Assignment Policy to employees, including the Named Executive Officers, who meet the criteria outlined in the policy. From time to time, in order to attract a particular employee and/or pursuant to an employment agreement, arrangements may be made that offer enhanced benefits beyond the terms of the Commuting Assignment Policy, such as an extended duration of commuting benefits or allowances as in the case of Mr. Fitzpatrick.

  Broad-based Employee Benefits

        As U.S. employees, our Named Executive Officers have the opportunity to participate in a number of benefits programs that are generally available to all regular U.S. employees. These benefits include: (1) healthcare plans (medical and dental benefits, health coaching, and onsite wellness programs and wellness centers/fitness centers); (2) life and disability plans (group life insurance, business travel accident insurance and short-term and long-term disability income plans); (3) investment plans (the 401(k) Plan, the MOTshare Plan (Employee Stock Purchase Plan) and previously existing pension plans that were available to employees who began employment prior to January 1, 2005); and (4) work/life plans (programs that assist with daily needs such as childcare, adoption assistance, dependent care account and long-term care insurance).

  Pension Plans

        Our Pension Plans were offered to pension-eligible employees hired before January 1, 2005. We offer two different qualified pension plans, the Portable Pension Plan and the Traditional Pension Plan. We also offer a non-qualified plan, the Motorola Supplemental Pension Plan (the "MSPP"), to highly-compensated employees whose qualified pension plan benefits are reduced by annual salary limits imposed by the IRS.

        On December 15, 2008, the Board of Directors of the Company authorized amendments to both the Motorola Pension Plan (the "Pension Plan") and the MSPP. On this date, the Board determined that, effective March 1, 2009, all future benefit accruals and compensation increases used to compute benefit accruals would automatically cease for all individuals who were participants under the Pension Plan and/or MSPP as of February 28, 2009, but allowing such participants to continue to earn vesting credit towards their Pension Plan benefit on and after March 1, 2009, if not already fully vested. Additionally, the MSPP was further amended to freeze any future participation in the MSPP after January 1, 2009, unless such participation was due to a prior contractual entitlement.

        Both Pension Plan formulas use "average earnings" to calculate the relevant pension benefit. Prior to January 1, 2008, a participant's "final average earnings" were used to calculate the relevant pension benefit, with final average earnings (base salary and lump-sum merit pay, excluding incentive plan awards) being the five years of highest pay during the last 10 calendar years ending December 31, 2007. On and after January 1, 2008, a participant's "modified average earnings" are used to calculate the relevant pension benefit, with modified average earnings starting with the participant's final average earnings as of December 31, 2007 and additionally including in the numerator and denominator the earnings from each and every subsequent year of employment after January 1, 2008 and up to March 1, 2009 (unless earlier terminated). Further, when computing pension benefits, annual compensation used to calculate a participant's benefit may not exceed certain limits set by the IRS ($245,000 in 2009) and hence is limited to this number if required. The benefit payable to plan participants eligible for MSPP is the amount by which their pension plan benefit is reduced by the applicable IRS limits or as a result of their participation in the Motorola Management Deferred Compensation Plan. A participant's pension benefit and MSPP benefit together cannot exceed 70% of their modified average earnings at retirement.

        The "Elected Officer Supplemental Retirement Plan", which was closed to new participants as of January 1, 2000, uses the sum of (1) the participant's base salary at retirement (or the base salary in place on June 30, 2005, whichever is earlier) and (2) the average of the five highest Motorola Incentive Plan awards received within the last eight years preceding retirement. This supplemental retirement plan caps the benefit at an annual income of up to 70% of the participant's base salary at retirement or on June 30, 2005, whichever is earlier. Mr. Delaney and Mr. Lawson are the only Named Executive Officers that are eligible for the Elected Officer Supplemental Retirement Plan.

  The Impact of Favorable Accounting and Tax Treatment on Compensation Program Design

        Favorable accounting and tax treatment of the various elements of our compensation program is an important, but not the sole, consideration in its design. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the Co-CEOs and certain other highly compensated executive officers (the "covered officers") to

PROXY STATEMENT	45

$1,000,000 annually. Our short-term and long-term incentive programs have been designed to provide for the deductibility of compensation paid to the covered officers under our incentive plans. In particular, in order to satisfy the Section 162(m) qualification requirements, under our 2006 Omnibus Incentive Plan, each year the Committee allocates an incentive pool, equal to 5% of our consolidated operating earnings, among the covered officers under our MIP. Once the amount of the pool and the allocations are determined at the end of the year, the Committee retains "negative discretion" to reduce (but not increase) the amount of any award payable from the incentive pool to the covered officers to the amounts payable based on the MIP performance criteria using the actual minimum, target and maximum awards by position. For 2009, the Committee exercised this discretion to reduce the value of the awards payable under the incentive pool to Mr. Brown, Mr. Delaney, Mr. Moloney and Mr. Lawson to the value of each such officer's 2009 MIP award. For a discussion of the covered officers' 2009 MIP awards, see "Short-Term Incentives". Notwithstanding the above, the Committee reserves the right to provide for compensation to executive officers that may not be deductible pursuant to Section 162(m).

        In the first quarter of 2006, we began expensing equity awards in accordance with FAS 123R (now ASC Topic 718). This results in significantly higher accounting expenses for our stock option awards. Like many of the companies within our comparator group, we have taken measures to ensure our equity grant practices remain competitive but also cost-effective (e.g., by generally lowering grant guidelines and participation rates). In 2009, stockholders approved a one-time stock option exchange program that was designed to restore economic value to certain stock options held by certain employees, while not creating significant additional expense to Motorola. None of the Named Executive Officers were eligible for the stock option exchange program.

  Stock Ownership Requirements

        In order to align the interests of senior management with the interests of our stockholders, the Board requires our senior leadership team, including each of our Named Executive Officers, and all other senior and executive vice presidents (approximately 30 executives), to maintain prescribed ownership levels of our Stock (as defined below). During 2009, the Committee reviewed and approved revised stock ownership requirements that set minimum levels of ownership, as follows:

Executive Level	Minimum Stock Ownership Required
Co-Chief Executive Officer	6 times base salary
Executive Vice Presidents and Senior Leadership Team members	3 times base salary
Senior Vice Presidents (other than members of the Senior Leadership Team)	2 times base salary

        The 2009 revisions to the guidelines included: (1) increasing the required minimum level of ownership for our Co-CEOs to stock with a value equal to six times their base salary (up from the previous level of four times base salary), (2) requiring the senior leadership team, regardless of title, to own stock with a value equal to three times their base salary, and (3) requiring all senior vice presidents (other than members of the senior leadership team) to own stock with a value equal to two times their base salary.

        For purposes of these stock ownership requirements, "stock" means shares of Common Stock owned outright, restricted stock, restricted stock units and stock owned in benefit plans such as the 401(k) Plan and the MOTshare Plan, each of which count toward fulfilling the ownership guidelines. New senior executives are given five years from the date of hire, promotion or elevation to meet the ownership requirements.

  Securities Trading Policy

        Executives and other employees, including our Named Executive Officers, may not engage in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes "short sales" (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or "short sales against the box" (selling owned, but not delivered securities), "put" and "call" options (publicly available rights to sell or buy securities within a certain period of time at a specified price) and hedging transactions, such as zero-cost collars and forward sale contracts. Our securities trading policy is designed to ensure compliance with applicable insider trading rules.

46	PROXY STATEMENT

        The following "Report of Compensation and Leadership Committee on Executive Compensation" and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

 REPORT OF COMPENSATION AND LEADERSHIP COMMITTEE ON EXECUTIVE COMPENSATION

        Throughout 2009, Director Samuel C. Scott III was the Chair of, and Directors William R. Hambrecht, Judy C. Lewent and James R. Stengel served on, the Compensation and Leadership Committee (the "Committee") of Motorola, Inc.

        The Committee has reviewed and discussed the "Compensation Discussion and Analysis" required by Item 402(b) of Regulation S-K with Motorola management. Based on such review and discussions, the Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this Proxy Statement on Schedule 14A and incorporated by reference into Motorola's 2009 Annual Report on Form 10-K.

Respectfully submitted,

Samuel C. Scott III, Chairman
William R. Hambrecht
Judy C. Lewent
James R. Stengel

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2009, Motorola paid $200,000 to the United Football League (the "UFL") in sponsorship fees in connection with the UFL's 2009 premiere season. The Company received marketing opportunities with the UFL. William R. Hambrecht, a director of the Company, is a founder of, and has a controlling interest in, the UFL. Mr. Hambrecht did not participate in the negotiations between Motorola and the UFL with respect to the sponsorship and the arrangement was negotiated on an arm's length basis. Pursuant to the Related Person Transaction Policy, the arrangement was pre-approved by the Governance and Nominating Committee. Moreover, Mr. Hambrecht's independence was not impaired by the transaction pursuant to the criteria set forth in the Motorola, Inc. Director Independence Guidelines.

PROXY STATEMENT	47

NAMED EXECUTIVE OFFICER COMPENSATION

2009 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)		Bonus ($) (d)		Stock Awards ($)(2) (e)		Option Awards ($)(2) (f)		Non-Equity Incentive Plan Compensation ($)(3) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)		Total ($) (j)

Gregory Q. Brown	2009	$905,769	(4)	$0		$2,356,136		$4,004,000		$836,931		$0		$359,708	(6)	$8,462,544
Co-Chief Executive Officer and	2008	1,200,000		0		8,455,679		14,177,590		0	(4)	25,090	(5)	378,571		24,236,930
Chief Executive Officer,	2007	857,500		0		5,859,000		2,428,000		486,214		9,356	(5)	88,525		9,728,595
Enterprise Mobility Solutions and Networks business
Dr. Sanjay K. Jha	2009	905,769	(4)	1,750	(7)	1,344,000	(8)	0		1,200,000	(9)	0		323,366	(10)	3,774,885
Co-Chief Executive Officer and Chief Executive Officer, Mobile Devices and Home business	2008	484,615		0		33,850,305	(11)	69,698,513	(11)	0	(4)	0		412,096		104,445,529
Edward J. Fitzpatrick	2009	398,647		0		1,358,630		1,545,092		189,357		29,365	(12)	156,300	(13)	3,677,391
Senior Vice President and Chief Financial Officer
Paul J. Liska	2009	115,385		0		0		0		0		0		0		115,385
Executive Vice President and Chief Financial Officer (Former)	2008	620,192		400,000	(14)	2,783,960		5,920,610		0	(15)	0		2,308		9,727,070
Eugene A. Delaney	2009	569,500		0		1,965,274		3,018,368		270,512		764,552	(16)	13,800	(17)	6,602,006
Executive Vice President, President, Enterprise Mobility Solutions
Daniel M. Moloney	2009	600,000		0		1,410,696	(18)	2,397,824	(18)	285,000		25,283	(19)	10,405	(20)	4,729,208
Executive Vice President,	2008	600,000		0		1,810,050		2,136,550		228,000		38,840	(19)	16,900		4,830,340
President, Home (Former)	2007	575,000		100,000	(21)	3,404,000		1,152,000		305,550		0	(19)	26,396		5,562,946
A. Peter Lawson	2009	540,000		0		824,772		1,401,312		256,500		259,419	(22)	12,500	(23)	3,294,503
Executive Vice President,	2008	540,000		0		473,500		454,800		205,200		0		16,900		1,690,400
General Counsel and Secretary	2007	540,000		15,500	(24)	501,600		445,500		331,560		0		17,025		1,851,185

(1)
Salary includes amounts deferred pursuant to salary reduction arrangements under the 401(k) Plan and the Motorola Management Deferred Compensation Plan. Effective January 1, 2009, the Company suspended its matching contributions to the Company's 401(k) Plan.

(2)
The amounts in columns (e) and (f) reflect the aggregate grant date fair value of the stock and option awards granted in the respective fiscal year as computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 8, "Share-Based Compensation Plans and Other Incentive Plans" in the Company's Form 10-K for the fiscal year ended December 31, 2009. These amounts reflect the valuation method recently adopted by the Securities and Exchange Commission ("SEC"), which is the aggregate grant date fair value of the equity awards, rather than the dollar amounts recognized that year for financial statement reporting purposes, as previously required. The new aggregate grant date fair value method applies to previous years in the table as well. As such, in the year of a grant, the full aggregate grant date fair value appears, rather than the portion being expensed for financial statement reporting purposes in that year. As a result, columns (e) and (f) for 2007 and 2008 are calculated differently this year, causing them to vary from the amounts included in previous Company proxy statements.

(3)
For 2009 and 2008, the amounts in column (g) are the awards earned under the Motorola Incentive Plan ("MIP"). There were no payments under any Motorola Long-Range Incentive Plan ("LRIP") cycle ending in 2009 or 2008. In 2007, the amounts in column (g) consist of awards earned by eligible Named Executive Officers at that time under MIP and the 2005-2007 cycle of LRIP as follows:

	Mr. Brown	Mr. Lawson	Mr. Moloney
2007 MIP	$125,242	$ 61,560	$ 65,550
2005-2007 LRIP	$360,972	$270,000	$240,000
(4)
Mr. Brown and Dr. Jha voluntarily elected to take a 25% decrease in base salary for 2009 and forego any 2008 bonuses under MIP, including Dr. Jha's contractually guaranteed cash bonus of $2,400,000.

(5)
For 2009, the aggregate change in present value from December 31, 2008 to December 31, 2009 of Mr. Brown's benefits under all pension plans was negative and is therefore reflected as $0. During that period, the change in present value of

48	PROXY STATEMENT

  his benefit under the Motorola Pension Plan was $24,829 and under the Motorola Supplemental Pension Plan ("MSPP") was ($82,475). The negative change in MSPP present value is a result of the Company freezing all future benefit accruals and compensation increases under the MSPP, effective March 1, 2009, when calculated with the assumptions under SEC rules. For 2008, the aggregate change in present value from December 31, 2007 to December 31, 2008 of Mr. Brown's benefits under the Motorola Pension Plan was $7,030 and under the MSPP was $18,060. For 2007, the aggregate change in present value from December 31, 2006 to December 31, 2007 of Mr. Brown's benefits under the Motorola Pension Plan was $1,889 and under the MSPP was $7,467.

(6)
This amount consists of Company perquisite costs for Mr. Brown of $359,708, including $233,846 for personal use of Company aircraft, $62,519 for personal use of car and driver, $40,000 for security system installation and monitoring, and costs for home wireless coverage and financial planning. The incremental cost to the Company for Mr. Brown's personal use of Company aircraft is calculated by multiplying the number of hours Mr. Brown travels in a particular plane by the direct cost per flight hour per plane. Direct costs include fuel, maintenance, labor, parts, loading and parking fees, catering and crew. The incremental cost to the Company for Mr. Brown's personal use of a car and driver is calculated by adding the costs for the driver, including salary and benefits, on a pro-rata basis to the cost of fuel for driving to and from work and Company events.

(7)
This amount consists of two awards under the Company's patent award program.

(8)
This amount is the aggregate grant date fair value of RSUs granted to Dr. Jha on February 11, 2009. When Dr. Jha decided to voluntarily forego his 2008 contractually guaranteed cash bonus, the Compensation and Leadership Committee decided to make a grant of RSUs to Dr. Jha with a value equal to: $2,400,000, less the amount of cash that would have been payable to Mr. Brown under MIP had he not also foregone his 2008 bonus under MIP. The total cash value of the award was determined on February 11, 2009 to be $1,334,000. On February 11, 2009, based on the closing price of Motorola's Common Stock, 344,615 RSUs were granted to Dr. Jha. The RSUs vest in two equal installments on February 11, 2010 and on October 31, 2010.

(9)
This amount reflects the cash bonus guaranteed to Dr. Jha for 2009 pursuant to his employment agreement.

(10)
This amount consists of Company perquisite costs for Dr. Jha of $323,366, including $208,579 for personal use of Company aircraft, $66,769 in relocation benefits, and $34,906 for personal use of car and driver and costs for security system monitoring. The incremental cost to the Company for Dr. Jha's personal use of Company aircraft and car and driver are calculated in the same manner as set forth for Mr. Brown. The amount reported for personal use of Company aircraft is net of a reimbursement made by Dr. Jha pursuant to the Aircraft Time Sharing Agreement dated May 4, 2009 between the Company and Dr. Jha, as previously disclosed in the Company's quarterly report on Form 10-Q filed on May 6, 2009.

(11)
These amounts are the aggregate grant date fair value of equity awards granted on August 4, 2008 in connection with Dr. Jha's employment agreement. He was granted 2,304,653 "make-whole" restricted stock units and 10,211,226 "make-whole" options to replace awards of equivalent value that Dr. Jha forfeited at his prior employer upon joining the Company. Also in connection with Dr. Jha's employment agreement, he was granted 1,362,769 "inducement" restricted stock units and 6,383,658 "inducement" options. These grants were made to Dr. Jha in order to attract and retain an executive of his unique caliber and experience. The stock options will result in no payment unless the price of the Company's stock increases from the grant date price of $9.82.

(12)
This amount is the aggregate change in present value from December 31, 2008 to December 31, 2009 of Mr. Fitzpatrick's benefits under all pension plans, including benefits under the General Instrument Pension Plan. During 2009, the change in the present value of his benefit under the Motorola Pension Plan was $28,808 and under the General Instrument Pension Plan was $2,473. There was a negative change in present value of his benefit under the MSPP of ($1,916). The negative MSPP present value is a result of the Company freezing all future benefit accruals and compensation increases under the MSPP, effective March 1, 2009, when calculated with the assumptions under SEC rules.

(13)
This amount consists of Company perquisite costs for Mr. Fitzpatrick of $156,300, including $150,000 for commuting allowance and costs for financial planning and a club membership.

(14)
In March 2008, Mr. Liska joined the Company as Executive Vice President and Chief Financial Officer. At that time, pursuant to Mr. Liska's employment offer agreement dated February 15, 2008 (the "Liska Employment Offer Agreement"), the Company provided a sign-on bonus to Mr. Liska of $400,000 that was paid to Mr. Liska in two installments during 2008. On February 19, 2009, Mr. Liska was terminated for cause. Therefore, pursuant to the Liska Employment Offer Agreement, Mr. Liska is required to repay the $400,000 sign-on bonus to the Company.

(15)
Mr. Liska did not receive a 2008 MIP award.

(16)
This amount consists of: (i) the aggregate change in present value from December 31, 2008 to December 31, 2009 of Mr. Delaney's benefits under the Motorola Pension Plan of $124,268 and under the Motorola Elected Officers Supplementary Plan of $471,267, and (ii) $169,017 in earnings on nonqualified deferred compensation in excess of the

PROXY STATEMENT	49

  threshold for 2009 "above-market earnings" established pursuant to SEC rules. As further described in the "Nonqualified Deferred Compensation in 2009" table, all earnings in 2009 above 4.9% have been deemed "above market earnings".

(17)
This amount consists of: (i) Company perquisite costs for Mr. Delaney for financial planning and income imputed for guest attendance at a Company event, and (ii) a tax gross-up of $1,119 for income imputed to Mr. Delaney.

(18)
On March 5, 2010, as a result of his decision to leave the Company, Mr. Moloney forfeited these unvested options and restricted stock units.

(19)
For 2009, this amount consists of $25,283 in earnings on nonqualified deferred compensation in excess of the threshold for 2009 "above-market earnings" established pursuant to SEC rules. The aggregate change in present value from December 31, 2008 to December 31, 2009 of Mr. Moloney's benefits under all pension plans, including benefits under the General Instrument Pension Plan and the General Instrument SERP plan ("GI SERP") was negative and therefore is reflected as $0. During 2009, the change in the present value of his benefits under the Motorola Pension Plan was $46,849 and under the MSPP was ($142,336). The change in present value of his benefit under the General Instrument Pension Plan was $32,799 and under the General Instrument SERP plan ("GI SERP") was $14,655. The negative change in MSPP present value is a result of the Company freezing all future benefit accruals and compensation increases under the MSPP, effective March 1, 2009, when calculated with the assumptions under SEC rules. For 2008, the aggregate change in present value from December 31, 2007 to December 31, 2008 of Mr. Moloney's benefits under the Motorola Pension Plan was $8,763, under the MSPP was $13,953, under the General Instrument Pension Plan was $11,145 and under the GI SERP was $4,979. For 2007, the aggregate change in present value from December 31, 2006 to December 31, 2007 of Mr. Moloney's benefits under all pension plans, including benefits under the General Instrument Pension Plan and the GI SERP was negative and therefore is reflected as $0. During 2007, the change in the present value of his benefit under the Motorola Pension Plan and the MSPP were $410 and $2,069, respectively. In 2007, there was a negative change in the present value of his benefit under the General Instrument Pension Plan and the GI SERP of ($14,055) and ($6,279), respectively. In connection with the Company's acquisition of General Instrument Corporation in January of 2000, the value of Mr. Moloney's benefits under the General Instrument Pension Plan and the GI SERP were frozen as of December 31, 2000.

(20)
This amount is Company perquisite costs for Mr. Moloney for financial planning.

(21)
In April 2007, Mr. Moloney received a one-time discretionary cash bonus in recognition of his efforts and to promote his retention.

(22)
For 2009, the aggregate change in present value from December 31, 2008 to December 31, 2009 of Mr. Lawson's benefits under the Motorola Pension Plan was $173,854 and under the Motorola Elected Officers Supplementary Plan was $85,565. For 2008, the aggregate change in present value from December 31, 2007 to December 31, 2008 of Mr. Lawson's benefits under all pension plans was negative and is therefore reflected as $0. During that period, there was a negative change in present value of his benefit under the Motorola Pension Plan of ($20,250) and a negative change in the present value of his benefit under the Motorola Elected Officers Supplementary Plan of ($61,413). For 2007, the aggregate change in present value from December 31, 2006 to December 31, 2007 of Mr. Lawson's benefits under all pension plans was negative and therefore is reflected as $0. During that period, there was a negative change in the present value of his benefit under the Motorola Pension Plan of ($21,368) and there was a negative change in the present value of his benefit under the Motorola Elected Officers Supplementary Plan of ($431,650).

(23)
This amount is Company perquisite costs for Mr. Lawson for financial planning.

(24)
This amount reflects a one-time, discretionary, cash "Merit Award" granted to Mr. Lawson in 2007.

50	PROXY STATEMENT

Compensation Proportion

        Our executive compensation program is structured so that more than three-fourths of our senior executives' targeted total compensation is "at risk" (in the form of equity grants, awards under LRIP and awards under MIP) and is therefore dependent upon Motorola's results. In determining the "at risk" proportion between cash and equity among our total mix of compensation, we consider the employee's position and responsibilities, the employee's ability to impact Motorola's results, and the competitive market for executive talent in our industry. We strive to balance the components of our compensation program appropriately in light of these factors. For a further discussion of our compensation methodology, see the "Compensation Discussion and Analysis". For a discussion of the material terms of employment agreements with our Named Executive Officers, see "Employment Contracts". For a discussion of the material terms of the 2009 grants of plan based awards, see the footnotes to the "Grants of Plan-Based Awards in 2009" table and the "Compensation Discussion and Analysis".

Grants of Plan-Based Awards in 2009

								All Other Stock Awards: Number of Shares of Stock or Units (#)(1) (i)		All Other Option Awards: Number of Securities Underlying Options (#)(2) (j)
				Estimated Future Payouts Under Non-Equity Incentive Plan Award								Exercise or Base Price of Option Awards ($/Sh)(3) (k)	Grant Date Fair Value of Stock and Option Awards($) (l)
Name (a)	Grant Type	Grant Date (b)		Threshold ($) (c)		Target ($) (d)	Maximum ($) (e)
Gregory Q. Brown	MIP	01/01/2009	(4)	$0		$1,992,692	$3,367,649	—		—		—	—
	LRIP	01/01/2009	(5)	787,500		3,150,000	6,300,000	—		—		—	—
	Equity	05/07/2009		—		—	—	378,800	(7)	1,137,500	(8)	$6.22	$6,360,136
Sanjay K. Jha	MIP	01/01/2009	(4)	1,200,000	(6)	1,811,538	3,061,499	—		—		—	—
	Equity	02/11/2009		—		—	—	344,615	(9)	—		—	1,344,000
Edward J. Fitzpatrick	MIP	01/01/2009	(4)	0		298,985	505,284	—		—		—	—
	LRIP	01/01/2009	(5)	55,344		221,375	442,750	—		—		—	—
	Equity	01/20/2009		—		—	—	50,000	(10)	125,000	(11)	4.31	538,000
	Equity	05/07/2009		—		—	—	41,500	(12)	124,600	(13)	6.22	696,722
	Equity	11/10/2009		—		—	—	100,000	(14)	200,000	(15)	8.85	1,669,000
Paul J. Liska		—		—		—	—	—		—		—	—
Eugene A. Delaney	MIP	01/01/2009	(4)	0		541,024	914,331	—		—		—	—
	LRIP	01/01/2009	(5)	235,875		943,500	1,887,000	—		—		—	—
	Equity	01/28/2009		—		—	—	100,000	(16)	200,000	(17)	4.93	1,009,000
	Equity	05/07/2009		—		—	—	236,700	(12)	710,900	(13)	6.22	3,974,642
Daniel M. Moloney	MIP	01/01/2009	(4)	0		569,999	963,298	—		—		—	—
	LRIP	01/01/2009	(5)	277,500		1,110,000	2,220,000	—		—		—	—
	Equity	05/07/2009		—		—	—	226,800	(12)	681,200	(13)	6.22	3,808,520
A. Peter Lawson	MIP	01/01/2009	(4)	0		512,999	866,968	—		—		—	—
	LRIP	01/01/2009	(5)	249,750		999,000	1,998,000	—		—		—	—
	Equity	05/07/2009		—		—	—	132,600	(12)	398,100	(13)	6.22	2,226,084

(1)
In the aggregate, the restricted stock units ("RSUs") described in this table represent approximately 0.070% of the total shares of Common Stock outstanding on January 31, 2010. RSUs granted on or after May 1, 2006 are not eligible for dividend equivalent rights. Each of these RSU awards were granted under the Motorola Omnibus Incentive Plan of 2006. All RSUs entitle the holder to acquire shares of Common Stock and were valued at the fair market value at the time of the grant, as defined in the "Fair Market Value Definition" section of "Compensation Discussion and Analysis".

(2)
In the aggregate, the options described in this table are exercisable for approximately 0.155% of the total shares of Common Stock outstanding on January 31, 2010. Each of these option awards were granted under the Motorola Omnibus Incentive Plan of 2006. All RSUs entitle the holder to acquire shares of Common Stock and were granted at the fair market value at the time of grant as defined in the "Fair Market Value Definition" section of the "Compensation Discussion and Analysis". The options carry with them the right to elect to have shares withheld upon exercise and/or to deliver previously-acquired shares of Common Stock to satisfy tax-withholding requirements. Options may be transferred to family members or certain entities in which family members have an interest. Unvested options are generally forfeited upon retirement. These options could expire earlier in certain situations.

(3)
The exercise price of option awards is based on the fair market value of Motorola Common Stock at the time of grant. See the "Fair Market Value Definition" section of "Compensation Discussion and Analysis" for further details.

PROXY STATEMENT	51

(4)
These 2009 grants are made pursuant to the 2009 Motorola Incentive Plan ("MIP"), and are payable in cash. MIP is Motorola's annual pay-for-performance bonus plan that is based upon a formula that combines Company performance and individual performance. Awards may be $0 under the formula. Targets assume individual and business performance factors of 1.0. Awards under MIP are determined using a participant's "eligible earnings" (generally, base salary) for the plan year. Maximum assumes individual performance factors of 1.3.

(5)
These grants are for the 2009-2011 cycle under the Motorola Long-Range Incentive Plan of 2009 ("LRIP"). Awards under the 2009-2011 LRIP cycle are determined in dollars but, at the discretion of the Compensation and Leadership Committee, may be paid in cash or Common Stock. The measure/metric used is relative total shareholder return. For a discussion of the LRIP, including the targets and plan mechanics, see "Compensation Discussion and Analysis". The amounts in the table represent 2009 performance which may be reduced to $0 at the end of the three-year cycle based upon total cycle performance. The amounts under "Threshold" assume the performance level necessary to generate an award was achieved. The amounts under "Target" assume performance factors of 1.0. The amounts under "Maximum" will be payable if Motorola's three-year total shareholder return ranks first or second amongst the peer companies, which would be a significant accomplishment, the probability of which is remote though possible.

(6)
Pursuant to Dr. Jha's employment agreement, he was entitled to a 2009 cash bonus of not less than $1,200,000.

(7)
Mr. Brown was granted 378,800 RSUs on May 7, 2009. The restrictions on the grant lapse in three equal installments on the later of: (1) (a) separation into two independent, publicly traded companies, or (b) announcement by the Company to not effect a separation; and (2) each of May 7, 2010, 2011 and 2012, respectively.

(8)
Mr. Brown was granted 1,137,500 options on May 7, 2009. The options vest and become exercisable in three equal installments on the later of: (1) (a) separation into two independent, publicly traded companies, or (b) announcement by the Company to not effect a separation; and (2) each of May 7, 2010, 2011 and 2012, respectively.

(9)
As previously disclosed on December 17, 2008, Dr. Jha voluntarily decided to forego his 2008 contractually guaranteed cash bonus of $2,400,000. At that time, the Compensation and Leadership Committee agreed to make a grant of RSUs to Dr. Jha in the first quarter of 2009 with a value equal to: $2,400,000 less the amount of cash that would have been payable to Mr. Brown under MIP had he also not foregone his 2008 bonus under MIP. The total cash value of the award was determined on February 11, 2009 to be $1,334,000. On February 11, 2009, based on the closing price of Motorola's Common Stock, 344,615 RSUs were granted to Dr. Jha. The RSUs vest in two equal installments on February 11, 2010 and October 31, 2010.

(10)
Mr. Fitzpatrick was granted 50,000 RSUs on January 20, 2009. The restrictions on these RSUs lapse in four equal annual installments beginning on January 20, 2010.

(11)
Mr. Fitzpatrick was granted 125,000 options on January 20, 2009. The options vest and become exercisable in four equal annual installments beginning on January 20, 2010. The options expire on January 20, 2019.

(12)
On May 7, 2009, as part of the Company's annual broad-based employee equity grant, Mr. Fitzpatrick was granted 41,500 RSUs, Mr. Delaney was granted 236,700 RSUs, Mr. Moloney was granted 226,800 RSUs and Mr. Lawson was granted 132,600 RSUs. The restrictions on these RSUs lapse in three equal annual installments beginning on May 7, 2010. On March 5, 2010, as a result of his decision to leave the Company, Mr. Moloney forfeited unvested options and RSUs.

(13)
On May 7, 2009, as part of the Company's annual broad-based employee equity grant, Mr. Fitzpatrick was granted 124,600 options, Mr. Delaney was granted 710,900 options, Mr. Moloney was granted 681,200 options, and Mr. Lawson was granted 398,100 options. The options vest and become exercisable in three equal annual installments beginning on May 7, 2010. The options expire on May 7, 2019, 10 years from the date of grant. On March 5, 2010, as a result of his decision to leave the Company, Mr. Moloney forfeited all unvested options and RSUs.

(14)
Mr. Fitzpatrick was granted 100,000 RSUs on November 10, 2009. The restrictions on these RSUs lapse in two equal installments on November 10, 2011 and November 10, 2012.

(15)
Mr. Fitzpatrick was granted 200,000 options on November 10, 2009. The options vest and become exercisable in two equal installments on November 10, 2011 and November 10, 2012. The options expire on November 10, 2019.

(16)
Mr. Delaney was granted 100,000 RSUs on January 28, 2009. The restrictions on these RSUs lapse equally on January 28, 2011 and January 28, 2012.

(17)
Mr. Delaney was granted 200,000 options on January 28, 2009. The options vest and become exercisable equally on January 28, 2011 and January 28, 2012.

52	PROXY STATEMENT

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards								Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (Vested) (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (Unvested) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(1) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Gregory Q. Brown	223,520	(2)	0		—		$7.7398	01/01/2013	1,484,856	(3)	$11,522,483	—	—
	97,790	(4)	0		—		7.2745	05/06/2013	—		—	—	—
	356,235	(5)	0		—		16.3028	05/04/2014	—		—	—	—
	400,000	(6)	0		—		15.47	05/03/2015	—		—	—	—
	262,500	(7)	87,500	(7)	—		21.25	05/03/2016	—		—	—	—
	200,000	(8)	200,000	(8)	—		17.59	04/05/2017	—		—	—	—
	0		0		679,348	(9)	13.31	01/31/2018	—		—	—	—
	773,549	(10)	1,547,103	(10)	—		9.60	08/27/2018	—		—	—	—
	188,021		376,043	(11)	—		9.60	08/27/2018	—		—	—	—
	0		1,137,500	(12)	—		6.22	05/07/2019	—		—	—	—
Sanjay K. Jha	5,531,621	(13)	11,063,263	(13)	—		9.82	08/04/2018	2,789,566	(14)	21,647,032	—	—
Edward J. Fitzpatrick	25,146	(15)	0		—		40.5154	01/12/2015	212,036	(16)	1,645,399	—	—
	1,176	(17)	0		—		12.8937	03/16/2011	—		—	—	—
	1,176	(18)	0		—		12.9205	05/07/2012	—		—	—	—
	2,375	(4)	0		—		7.2745	05/06/2013	—		—	—	—
	13,411	(5)	0		—		16.3028	05/04/2014	—		—	—	—
	11,000	(6)	0		—		15.47	05/03/2015	—		—	—	—
	15,000	(7)	5,000	(7)	—		21.25	05/03/2016	—		—	—	—
	2,343	(19)	7,032	(19)	—		10.26	05/06/2018	—		—	—	—
	10,000	(20)	10,000	(20)	—		4.41	12/17/2013	—		—	—	—
	0		125,000	(21)	—		4.31	01/20/2019	—		—	—	—
	0		124,600	(22)	—		6.22	05/07/2019	—		—	—	—
	0		200,000	(23)	—		8.85	11/10/2019	—		—	—	—
Paul J. Liska*	0		0		—		—	—	—		—	—	—
Eugene A. Delaney	117,348	(24)	0		—		39.2299	01/31/2015	395,450	(25)	3,068,692	—	—
	55,880	(26)	0		—		12.9563	09/20/2011	—		—	—	—
	167,640	(18)	0		—		12.9205	05/07/2012	—		—	—	—
	335,280	(5)	0		—		16.3028	05/04/2014	—		—	—	—
	100,000	(6)	0		—		15.47	05/03/2015	—		—	—	—
	37,500	(7)	12,500	(7)	—		21.25	05/03/2016	—		—	—	—
	25,000	(27)	25,000	(27)	—		17.70	05/08/2017	—		—	—	—
	31,250	(19)	93,750	(19)	—		10.26	05/06/2018	—		—	—	—
	0		200,000	(28)	—		4.93	01/28/2019	—		—	—	—
	0		710,900	(22)	—		6.22	05/07/2019	—		—	—	—
Daniel M. Moloney	335,280	(15)	0		—		40.5154	01/12/2015	552,866	(29)	4,290,240	—	—
	111,760	(17)	0		—		12.8937	03/16/2011	—		—	—	—
	26,760	(30)	0		—		11.99	02/14/2012	—		—	—	—
	15,880	(31)	0		—		13.1979	06/07/2012	—		—	—	—
	307,340	(5)	0		—		16.3028	05/04/2014	—		—	—	—
	225,000	(6)	0		—		15.47	05/03/2015	—		—	—	—
	100,000	(32)	100,000	(32)	—		17.80	07/05/2017	—		—	—	—
	50,000	(19)	150,000	(19)	—		10.26	05/06/2018	—		—	—	—
	0		349,000	(33)	—		9.99	08/22/2018	—		—	—	—
	0		681,200	(22)	—		6.22	05/07/2019	—		—	—	—
A. Peter Lawson	251,460	(24)	0		—		39.2299	01/31/2015	185,100	(34)	1,436,376	—	—
	32,340	(18)	0		—		12.9205	05/07/2012	—		—	—	—
	20,580	(4)	0		—		7.2745	05/06/2013	—		—	—	—
	391,160	(5)	0		—		16.3028	05/04/2014	—		—	—	—
	275,000	(6)	0		—		15.47	05/03/2015	—		—	—	—
	150,000	(7)	50,000	(7)	—		21.25	05/03/2016	—		—	—	—
	37,500	(27)	37,500	(27)	—		17.70	05/08/2017	—		—	—	—
	30,000	(19)	90,000	(19)	—		10.26	05/06/2018	—		—	—	—
	0		398,100	(22)	—		6.22	05/07/2019	—		—	—	—
*
Mr. Liska's holdings are as of February 19, 2009, the date of his termination as an employee of the Company.

PROXY STATEMENT	53
(1)
Awards of restricted stock units ("RSUs") prior to May 1, 2006 are entitled to dividend equivalent rights. RSU grants awarded on or after May 1, 2006 are not entitled to dividend equivalent rights. Effective February 3, 2009, the Company suspended the declaration of quarterly cash dividends on the Company's Common Stock. Dividend equivalent rights accrued until December 31, 2009 are included in the outstanding awards for the purposes of this table. Market value in column (h) is based on a value of $7.76 per share, the closing price of Motorola Common Stock on December 31, 2009.

(2)
These stock options were granted to Mr. Brown on January 1, 2003. The original grant of options vested and became exercisable 10% on January 1, 2004, 20% on January 1, 2005, 30% on January 1, 2006 and 40% on January 1, 2007.

(3)
50,000 of these RSUs were granted to Mr. Brown on May 3, 2005 and the restrictions lapse on May 3, 2010. 175,000 of these RSUs were granted on March 6, 2006 and the restrictions lapse on March 6, 2011. 175,000 of these RSUs were granted on April 5, 2007 and the restrictions lapse on April 5, 2012. 304,348 of these RSUs were granted on January 31, 2008 and the restrictions on 152,174 lapse on July 31, 2010 and the restrictions on the other 152,174 lapse on January 31, 2013. 388,749 of these RSUs were granted on August 27, 2008 and the restrictions lapse in two equal annual installments on July 31 of 2010 and 2011. 378,800 RSUs were granted on May 7, 2009 and the restrictions lapse in three equal installments on the later of: (1) (a) separation into two independent, publicly traded companies, or (b) announcement by the Company to not effect a separation; and (2) each of May 7, 2010, 2011 and 2012, respectively. The other 12,959 RSUs represent accrued dividend equivalent rights.

(4)
These stock options were granted on May 6, 2003 as part of the Company's annual broad-based employee equity grant. The options vested and became exercisable in four equal annual installments with the first installment having vested on May 6, 2004 and the final installment having vested on May 6, 2007.

(5)
These stock options were granted on May 4, 2004 as part of the Company's annual broad-based employee equity grant. The options vested and became exercisable in four equal annual installments with the first installment having vested on May 4, 2005 and the final installment having vested on May 4, 2008.

(6)
These stock options were granted on May 3, 2005 as part of the Company's annual broad-based employee equity grant. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on May 3, 2006.

(7)
These stock options were granted on May 3, 2006 as part of the Company's annual broad-based employee equity grant. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on May 3, 2007.

(8)
These stock options were granted to Mr. Brown on April 5, 2007. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on April 5, 2008.

(9)
679,348 market-based options were granted to Mr. Brown on January 31, 2008. These options vest and become exercisable as follows: (1) 226,449 options vest if the closing price for a share of the Company's Common Stock meets or exceeds $16.00 for 10 trading days out of any 30 consecutive trading days from February 1, 2008 until January 31, 2011, (2) an additional 226,449 options vest if the closing price for a share of the Company's Common Stock meets or exceeds $20.00 for 10 trading days out of any 30 consecutive trading days from February 1, 2008 until January 31, 2013, and (2) an additional 226,450 options vest if the closing price for a share of the Company's Common Stock meets or exceeds $23.00 for 10 trading days out of any 30 consecutive trading days from February 1, 2008 until January 31, 2015. These options have an exercise price of $13.31 and any vested options expire on January 31, 2018.

(10)
These stock options were granted to Mr. Brown on August 27, 2008. The original grant of options vests and becomes exercisable in three equal annual installments with the first installment having vested on July 31, 2009.

(11)
These stock appreciation rights ("SARs") were granted to Mr. Brown on August 27, 2008. The original grant of SARs vests and becomes exercisable in three equal annual installments with the first installment having vested on July 31, 2009.

(12)
These stock options were granted to Mr. Brown on May 7, 2009. The options vest and become exercisable in three equal installments on the later of: (1) (a) separation into two independent, publicly traded companies, or (b) announcement by the Company to not effect a separation; and (2) each of May 7, 2010, 2011 and 2012, respectively.

(13)
These stock options were granted to Dr. Jha on August 4, 2008. 10,211,226 of these stock options were granted in connection with the make-whole provisions of Dr. Jha's employment agreement. 6,383,658 of these stock options were granted in connection with the inducement provisions of Dr. Jha's employment agreement. The original grants of options vest and become exercisable in three equal annual installments with the first installment having vested on July 31, 2009.

(14)
1,536,437 of these RSUs were granted to Dr. Jha on August 4, 2008 in connection with the make-whole provisions of his employment agreement. 908,514 of these RSUs were granted on August 4, 2008 in connection with the inducement provisions of his employment agreement. The restrictions on the original grants lapse in three equal annual installments with restrictions on the first installment having lapsed on July 31, 2009.

54	PROXY STATEMENT
(15)
These stock options were granted to Mr. Fitzpatrick and Mr. Moloney on January 12, 2000. These options vested in four equal annual installments with the first installment having vested on January 12, 2001 and the final installment having vested on January 12, 2004.

(16)
4,877 of these RSUs were granted to Mr. Fitzpatrick on August 4, 2005 and the restrictions lapse on August 4, 2010. 3,334 of these RSUs were granted on May 8, 2007 and the restrictions on the remaining RSUs lapse in two equal annual installments on May 8, 2010 and 2011. 5,000 of these RSUs were granted on July 9, 2007 and the restrictions lapse in two equal annual installments on January 9, 2010 and July 9, 2012. 7,032 of these RSUs were granted on May 6, 2008 and the restrictions on the remaining RSUs lapse in three equal annual installments on May 6, 2010, 2011 and 2012. 50,000 of these RSUs were granted on January 20, 2009 and the restrictions lapse in four equal annual installments on January 20, 2010, 2011, 2012 and 2013. 41,500 of these RSUs were granted on May 7, 2009 and the restrictions lapse in three equal annual installments on May 7, 2010, 2011 and 2012. 100,000 of these RSUs were granted on November 10, 2009 and the restrictions lapse in two equal annual installments on November 10, 2011 and November 10, 2012. The other 293 RSUs represent accrued dividend equivalent rights.

(17)
These stock options were granted to Mr. Fitzpatrick and Mr. Moloney on March 16, 2001 and vested in four equal annual installments with the first installment having vested on March 16, 2002 and the final installment having vested on March 16, 2005.

(18)
These stock options were granted on May 7, 2002 as part of the Company's annual broad-based employee equity grant. The options vested and became exercisable in four equal annual installments with the first installment having vested on May 7, 2003 and the final installment having vested on May 7, 2006.

(19)
These stock options were granted on May 6, 2008 as part of the Company's annual broad-based employee equity grant. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on May 6, 2009.

(20)
These stock options were granted on December 17, 2008 and vest in two equal annual installments with the first installment having vested on December 17, 2009 and the second installment vesting on December 17, 2010.

(21)
These stock options were granted on January 20, 2009 and vest in four equal annual installments beginning on January 20, 2010.

(22)
These stock options were granted on May 7, 2009 as part of the Company's annual broad-based employee equity grant. The options vest and become exercisable in three equal annual installments beginning on May 7, 2010.

(23)
These stock options were granted on November 10, 2009 and vest in two equal annual installments on November 10, 2011 and 2012.

(24)
These stock options were granted to Mr. Lawson and Mr. Delaney on January 31, 2000. The options vested in four equal annual installments with the first installment having vested on January 31, 2001 and the final installment having vested on January 31, 2004.

(25)
25,000 of these RSUs were granted to Mr. Delaney on July 25, 2007 with restrictions lapsing equally on January 25, 2010 and July 25, 2012. 33,750 of these RSUs were granted on May 6, 2008 with restrictions lapsing on the remaining RSUs equally on May 6, 2010, 2011 and 2012. 100,000 of these RSUs were granted on January 28, 2009 with restrictions lapsing equally on January 28, 2011 and January 28, 2012. 236,700 RSUs were granted on May 7, 2009 with restrictions lapsing in three equal annual installments on May 7, 2010, 2011 and 2012.

(26)
These stock options were granted on September 20, 2001 and vested in five equal annual installments with the first installment having vested on September 20, 2002 and the final installment having vested on September 20, 2006.

(27)
These stock options were granted on May 8, 2007 as part of the annual broad-based employee equity grant. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on May 8, 2008.

(28)
These stock options were granted on January 28, 2009 and vest in two equal annual installments on January 28, 2011 and January 28, 2012.

(29)
50,000 of these RSUs were granted to Mr. Moloney on March 6, 2006 and the restrictions would have lapsed on March 6, 2011. 100,000 of these RSUs were granted on July 5, 2007 and the restrictions would have lapsed on July 5, 2011. 56,250 of these RSUs were granted on May 6, 2008, and the restrictions would have lapsed on 18,750 on May 6 of each of 2010, 2011 and 2012. 117,000 of these RSUs were granted on August 22, 2008 and the restrictions would have lapsed on 58,500 on August 22, 2010 and 2011. 226,800 of these RSUs were granted on May 7, 2009 and the restrictions would have lapsed in three equal annual installments beginning on May 7, 2010. The other 2,816 RSUs represent accrued dividend equivalent rights. On March 5, 2010, as a result of his decision to leave the Company, Mr. Moloney forfeited all RSUs.

PROXY STATEMENT	55
(30)
These stock options were granted to Mr. Moloney on February 14, 2002. These options vested in four equal annual installments with the first installment having vested on February 14, 2003 and the final installment having vested on February 14, 2006.

(31)
These stock options were granted to Mr. Moloney on June 7, 2002. These options vested in four equal annual installments with the first installment having vested on June 7, 2003 and the final installment having vested on June 7, 2006.

(32)
These stock options were granted to Mr. Moloney on July 5, 2007. These options vest and become exercisable in four equal annual installments with the first installment having vested on July 5, 2008. On March 5, 2010, as a result of his decision to leave the Company, Mr. Moloney forfeited all unvested options.

(33)
These stock options were granted to Mr. Moloney on August 22, 2008. These options would have vested and become exercisable in two equal annual installments on August 22, 2010 and 2011. On March 5, 2010, as a result of his decision to leave the Company, Mr. Moloney forfeited all unvested options.

(34)
15,000 of these RSUs were granted to Mr. Lawson on May 8, 2007 and the restrictions lapse on May 8, 2012. 37,500 of these RSUs were granted on May 6, 2008 and the restrictions lapse in three remaining equal annual installments beginning on May 6, 2010. 132,600 of these RSUs were granted on May 7, 2009 and vest in three equal annual installments beginning on May 7, 2010.

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards(1)
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise $ (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Gregory Q. Brown	0	$0	369,374	$2,828,468
Sanjay K. Jha	0	0	1,222,471	8,752,892
Edward J. Fitzpatrick	0	0	4,010	25,620
Paul J. Liska	0	0	0	0
Eugene A. Delaney	0	0	11,250	70,988
Daniel M. Moloney	0	0	118,750	731,313
A. Peter Lawson	0	0	27,500	213,575
(1)
Restricted stock units accrued pursuant to dividend equivalent rights are included for the purpose of this table.

(2)
The "Value Realized on Vesting" is computed by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date. When an award vests on a non-trading day, the most recent previous market closing price is used for the purpose of this calculation.

56	PROXY STATEMENT

Nonqualified Deferred Compensation in 2009

        The Motorola Management Deferred Compensation Plan allows eligible executive participants, including the Named Executive Officers, the opportunity to defer portions of their base salary and annual cash incentive compensation and thereby defer taxes. Motorola does not contribute to this plan. The Motorola Management Deferred Compensation Plan is not intended to provide for the payment of above-market or preferential earnings on compensation deferred under the plan, however, as described below and pursuant to SEC rules, all earnings on nonqualified deferred compensation in 2009 in excess of 4.9% would have been deemed "above-market earnings". Of the Named Executive Officers, only Mr. Delaney and Mr. Moloney participate in the plan. Effective January 1, 2008, because of low participation, the Motorola Deferred Compensation Plan was temporarily closed to new deferrals.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(1) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Gregory Q. Brown	—	—	—	—	—
Sanjay K. Jha	—	—	—	—	—
Edward J. Fitzpatrick	—	—	—	—	—
Paul J. Liska	—	—	—	—	—
Eugene A. Delaney	—	—	$228,614	—	$1,442,914
Daniel M. Moloney	—	—	38,380	—	305,216
A. Peter Lawson	—	—	—	—	—

(1)
Pursuant to SEC rules, all earnings on nonqualified deferred compensation in 2009 in excess of 4.9% are deemed "above-market earnings". Based on the performance of the funds elected in advance by the participant (as described below), for "above-market earnings" on nonqualified deferred compensation see the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the "Summary Compensation Table".

        The Motorola Management Deferred Compensation Plan uses the following funds as the index for calculating investment returns on a participant's deferrals. The participant's deferrals are deemed to be invested in these funds as per the participant's election. The participant does not actually own any share of the investment options he/she selects. The investment fund choices mirror the fund choices available in the Motorola 401(k) plan (with the exception of the Motorola stock fund). The funds are available only through variable universal life insurance products and are not publicly traded mutual funds.

Fund Offering	Investment Classification	1-Year Annualized Average

* Short-Term Investment Fund	Money Market	0.40%
* Short-Term Bond Fund	Short-Term Bond	6.35%
* Long-Term Bond Fund	Long-Term Bond	6.55%
* Balanced Fund I	Moderate Allocation	20.31%
* Balanced Fund II	Moderate Allocation	23.32%
* Large Company Equity Fund	Large Blend	27.03%
* Mid-Sized Company Equity Fund	Mid-Cap Blend	38.03%
* Small Company Equity Fund	Small Blend	28.03%
* International Equity Fund	Foreign Large Blend	32.19%

        Deferral elections can be changed only during the open enrollment period prior to each plan (calendar) year. Changes to distribution elections must be filed at least 12 months in advance. Any change will require that the payment start date be at least five years later than the previous payment start date. A participant may postpone or change his/her termination payment distribution election once per plan (calendar) year. Hardship withdrawals are available, but no other nonscheduled withdrawals are available. Termination payments cannot be earlier than six months after separation from service, except in the event of disability, death or, possibly, a change in control of the Company. The amounts reported in the "Aggregate Earnings in Last FY" column represent all earnings on nonqualified deferred compensation in 2009. The portion of earnings reported as "above-market earnings" in the Summary Compensation Table in the "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" column would have represented the amount in excess of the 4.9% threshold established for 2009 pursuant to SEC rules.

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RETIREMENT PLANS

        The Motorola Pension Plan (the "Pension Plan") and the Motorola Supplemental Pension Plan (the "MSPP") are intended to provide pension benefits to the Named Executive Officers in the future. Prior to January 1, 2005, most regular U.S. employees who had completed one year of employment with the Company or certain of its subsidiaries were eligible to participate in one or more of the Company's pension plans. Those employees become vested after five years of service. Effective January 1, 2005, newly-hired employees were no longer eligible to participate in the Pension Plan or the MSPP. Effective January 1, 2008, employees in the Pension Plan not yet vested, become vested after three years of service. Normal retirement is at age 65. Effective January 1, 2000, no additional officers were eligible for participation in the Motorola Elected Officers Supplementary Retirement Plan.

        As previously disclosed, effective March 1, 2009, all future benefit accruals and compensation increases under the Pension Plan and MSPP automatically ceased for all individuals who are participants under the Pension Plan as of February 28, 2009. However, active participants continue to earn vesting credit towards their Pension Plan benefit on and after March 1, 2009 if not already fully vested.

Traditional and Portable Plan

        The Pension Plan contains two benefit formulas, referred to as the Traditional Plan and the Portable Plan. The Traditional Plan provides an annual pension annuity benefit based on the participant's average earnings and the participant's benefit service, offset by the participant's estimated Social Security benefit at age 65. The Traditional Plan formula consists of (1) for service from 1978 through 1987, (a) the sum of (i) 40% of the first $20,000 of final average earnings, plus (ii) 35% of final average earnings in excess of $20,000, multiplied by (b) a fraction whose numerator is the number of months of service during that period and whose denominator is 420, plus (2) for service after 1987, 75% of final average earnings, multiplied by a fraction whose numerator is the number of months of service after 1987 (not exceeding 420) and whose denominator is 420, minus (3) 50% of the participant's projected primary annual Social Security benefit at age 65 (or the participant's later retirement age (including any delayed retirement credits or similar adjustments)) multiplied by a fraction whose numerator is the number of months of benefit service after 1977 (not exceeding 420) and whose denominator is 420.

        The Portable Plan provides a lump-sum pension benefit based on the participant's average earnings, and a "benefit percentage" determined by the participant's vesting service and the participant's benefit service. The Portable Plan formula consists of (1) average earnings multiplied by the participant's cumulative benefit percentage, which cumulative benefit percentage is based on benefit service earned on or after July 1, 2000 and vesting service (where a participant's benefit percentage is determined as follows: 4% for each year of benefit service earned while the participant has five or fewer years of vesting service, plus 5% for each year of benefit service earned while the participant has more than five but less than 10 years of vesting service, plus 6% for each year of benefit service earned while the participant has more than 10 but less than 15 years of vesting service, plus 7% for each year of benefit service earned while the participant has more than 15 years of vesting service), plus (2) the participant's Traditional Plan benefit as of June 30, 2000 (if applicable) converted to a lump-sum based on the participant's age and the interest rate in effect for the year of payment.

        Both Pension Plan formulas use "average earnings" to calculate the relevant pension benefit. Prior to January 1, 2008, a participant's "final average earnings" were used to calculate the relevant pension benefit, while the participant's "modified average earnings" are used to calculate the relevant pension benefit beginning on and after January 1, 2008.

        A participant's "final average earnings" are his/her average earnings for the five (5) years of his/her highest pay during the last ten (10) calendar years (including years he/she did not work a complete year) of the participant's Motorola employment. A participant's "modified average earnings" are: (1) the sum of (a) his/her average earnings for the five (5) (or fewer if hired after 2002) years of his/her highest pay during the ten (10) calendar years before January 1, 2008, plus (b) his/her earnings during all years after 2007 in which he/she participated in the pension plan, divided by (2) the sum of (a) the number of years of the participant's benefit service under the Pension Plan prior to January 1, 2008, up to a maximum of five (5) years (or fewer, if less than five); plus (b) the participant's total years of participation in the Pension Plan for all years after 2007. Eligible earnings include regular earnings, commissions, overtime, lump-sum merit pay, participant contributions to the Motorola 401(k) Plan and other pre-tax plans and incentive pay with respect to the period January 1, 2000 to February 3, 2002. After February 3, 2002, incentive pay was excluded from the definition of eligible compensation.

58	PROXY STATEMENT

401(k) Plan

        As previously disclosed, on December 15, 2008, the Board of Directors authorized amendments to the Motorola 401(k) Plan. On this date, the Board determined that, effective January 1, 2009, the Company match of employee contributions to the 401(k) Plan were suspended until subsequent Board action in the future reactivates contributions, if any, made by the Company to the 401(k) Plan. On January 25, 2010, the Compensation and Leadership Committee recommended the Board reinstate the Company 401(k) matching contributions during the 2010 calendar year and approved an amendment to permit after-tax contributions by employees.

Motorola Supplemental Pension Plan

        The Motorola Supplemental Pension Plan (the "MSPP") provides benefits for highly compensated individuals whose tax-qualified Pension Plan benefits are reduced by certain IRS limits or by participation in the Motorola Management Deferred Compensation Plan. The IRS annual salary limitation (Section 401(a)(17) of the Internal Revenue Code, as amended (the "Code")) and certain other IRS requirements reduce pension benefits from tax-qualified Pension Plans for certain highly compensated individuals. The MSPP is designed to offset these limitations. The MSPP is a non-qualified plan, which means benefits are not subject to certain nondiscrimination testing and reporting requirements of the Employment Retirement Income Security Act of 1974 ("ERISA"); however, these amounts are unsecured, leaving the participants in the status of a general creditor of the Company.

        As previously disclosed, on December 15, 2008, the Board of Directors authorized amendments to the MSPP. On this date, commensurate with the Board of Director's decision to freeze the Motorola Pension Plan, the Board of Directors also authorized the amendment of the MSPP, effective March 1, 2009, to freeze all future benefit accruals and compensation increases under this plan for all individuals who were participants under this plan as of February 28, 2009. Additionally, the MSPP was further amended to freeze any future participation in the MSPP after January 1, 2009 unless such participation was due to a prior contractual entitlement.

        Effective January 1, 2007, the MSPP began imposing a limitation on the amount of eligible compensation considered when calculating any MSPP benefit. For purposes of determining whether an employee was eligible for an MSPP benefit, the amount of eligible compensation used for the benefit formula under the MSPP was equal to the Section 401(a)(17) limit plus $175,000 (the "Earnings Cap"). Consequently, the Earnings Cap only increased if the IRS statutorily increased the Section 401(a)(17) limit from year to year. Regardless of the Earnings Cap, a special transition rule was provided for those employees whose eligible compensation already exceeded the newly imposed Earnings Cap. If, as of January 1, 2007, an employee's eligible compensation exceeded the Earnings Cap effective January 1, 2007, for MSPP purposes, that employee's MSPP benefit from January 1, 2007 through February 28, 2009 was computed assuming the employee's eligible compensation was the greater of (1) the employee's frozen January 1, 2007 eligible compensation amount, or (2) the Earnings Cap for the given year. Additionally, beginning in January 2008, the benefit computation was impacted by the Pension Plan change of migrating from final average earnings to modified average earnings for benefit computation purposes under the Pension Plan.

        An individual was eligible to participate in MSPP if he or she was age 55 or older with at least five years of service, was eligible to receive a Pension Plan benefit, was currently eligible to accrue additional benefits under the Pension Plan at the time of termination of employment, and the individual's pension benefit was reduced by Internal Revenue Code limitations. A participant's pension benefit and MSPP benefit together cannot exceed 70% of his or her final average earnings at retirement.

Elected Officers Supplementary Retirement Plan

        The Company also maintains the Motorola Elected Officers Supplementary Retirement Plan (the "SRP Plan") for certain elected officers. Since January 1, 2000, no additional officers are eligible for participation in the SRP Plan. Mr. Delaney and Mr. Lawson are the only Named Executive Officers who participate in the SRP Plan and no other Named Executive Officer is eligible to participate in the SRP Plan. The SRP Plan provides that if the benefit payable annually (computed on a single life annuity basis) to any participating officer under one of the Company's pension plans (which is based on a percentage of final average earnings for each year of service) is less than the benefit calculated under the SRP Plan, that officer will receive supplementary payments upon retirement.

        On December 15, 2008, the Board of Directors authorized amendments to the SRP Plan. On this date, commensurate with the Board of Director's decision to freeze the Motorola Pension Plan, the Board of Directors also authorized the amendment of the SRP Plan (which uses the Motorola Pension Plan retirement benefits as an offset), effective March 1, 2009, to freeze all future benefit accruals and compensation increases under those plans for all individuals who are

PROXY STATEMENT	59

participants under those plans as of February 28, 2009.

        Generally, the total annual payments to an officer participating in the SRP Plan will equal a percentage of the sum of such officer's rate of salary at retirement (or the base salary in place on June 30, 2005, whichever is earlier) plus an amount equal to the highest average of the annual bonus awards paid to such officer for any five years within the last eight years preceding retirement. Such percentage ranges from 40% to 45%, depending upon the officer's years of service and other factors. Under an alternate formula, the total annual payments to such officer from both plans will equal the amount of the officer's retirement benefit calculated under the terms of the pension plan in which he participates, without regard to the limitation on considered compensation under qualified retirement plans in Section 401(a)(17) of the Code, or the technical benefits limitation in Section 415 of the Code. However, the total annual pension payable on the basis of a single life annuity to any Named Executive Officer from the applicable pension plan and SRP Plan is subject to a maximum of 70% of that officer's base salary prior to retirement (or the base salary in place on June 30, 2005, whichever is earlier). If the officer is vested and retires at or after age 55 but prior to age 60, he or she may elect to receive a deferred unreduced benefit when he or she attains age 60, or an actuarially reduced benefit at or after age 57, contingent upon entering into an agreement not to compete with the Company. Officers may elect a lump sum payment in lieu of annuity payments. The amount of the lump sum is based on annuity quotes from annuity providers at the time of commencement. If a change in control (as defined in the SRP Plan) of the Company occurs, the right of each non-vested elected officer to receive supplementary payments will become vested on the date of such change in control and unreduced payments may begin or be made upon retirement at or after age 55.

        Mr. Lawson is vested in his SRP Plan benefit. At the time of vesting, the Company makes a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the SRP Plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. Mr. Lawson was reimbursed for such a tax liability in 2001. This is the Company's policy with respect to all participants in the SRP Plan.

        Mr. Delaney is not vested in his SRP Plan benefit and therefore the Company has not yet made a contribution to the trust for that plan.

        Participants in the SRP Plan generally become vested in the plan at age 55 with 5 years of service, or at age 60 with two years of service, or at age 65 or upon becoming disabled (without regard to years of service).

        A participant's benefits derived solely under the Portable Plan and the MSPP are calculated based on an employee's length of service and the average plan compensation (generally, base pay) for the five years of highest pay during the last ten years of employment with the Company. The estimated annual pension benefits payable at age 65 are computed as a single life annuity and are not offset by Social Security benefits.

General Instrument Corporation Pension Plan and Supplemental Executive Retirement Plan

        The Company acquired General Instrument Corporation in January of 2000. The General Instrument Corporation Pension Plan (the "GI Pension"), frozen on December 31, 2000, provides a pension annuity benefit based on the participant's benefit service, average monthly compensation and excess monthly compensation. Mr. Moloney and Mr. Fitzpatrick are the only Named Executive Officers who participated in the GI Pension.

        The General Instrument Corporation Supplemental Executive Retirement Plan ("GI SERP"), frozen on December 31, 2000, provides benefits for highly compensated individuals whose tax qualified pension plan benefits are reduced by certain IRS limits, similar to the MSPP. Mr. Moloney is the only Named Executive Officer who participated in the GI SERP.

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Pension Benefits in 2009

        Assumptions described in Note 7, "Retirement Benefits" in the Company's Form 10-K for the fiscal year ended December 31, 2009 are also used below and incorporated by reference.

Name (a)	Plan Name (b)	Number of Years Credited Service(#)(1) (c)	Present Value of Accumulated Benefit($) (d)	Payments During Last Fiscal Year($) (e)

Gregory Q. Brown	Pension Plan	6 Yrs 2 Mths	$63,184	$0
	Supplemental Pension Plan	6 Yrs 2 Mths	0	0
Sanjay K. Jha	Pension Plan(2)	0	—	0
	Supplemental Pension Plan(2)	0	—	0
Edward J. Fitzpatrick	Pension Plan(3)	11 Yrs	91,325	0
	Supplemental Pension Plan	11 Yrs	0	0
Paul J. Liska	Pension Plan(2)	0	—	0
	Supplemental Pension Plan(2)	0	—	0
Eugene A. Delaney	Pension Plan(2)	30 Yrs 8 Mths	453,948	0
	Elected Officer Supplementary Retirement Plan(5)	30 Yrs 8 Mths	2,862,558	0
Daniel M. Moloney	Pension Plan(3)	25 Yrs 8 Mths	294,972	0
	Supplemental Pension Plan(4)	25 Yrs 8 Mths	72,526	0
A. Peter Lawson	Pension Plan	28 Yrs 5 Mths	754,951	0
	Elected Officer Supplementary Retirement Plan(5)	28 Yrs 5 Mths	3,903,166	0

(1)
When Motorola acquires a company, it does not credit or negotiate crediting years of service for the purpose of benefit accruals or augmentation. In certain circumstances, prior service may count toward eligibility and vesting service.

(2)
Messrs. Jha and Liska were hired after January 1, 2005 and therefore are not eligible to participate in either the Pension Plan or the MSPP.

(3)
In connection with the Company's acquisition of General Instrument Corporation in January of 2000, Mr. Fitzpatrick's and Mr. Moloney's benefits under the General Instrument Pension Plan were frozen as of December 31, 2000 at $3,404 and $35,413, respectively, and are included in the amounts listed in column (d).

(4)
In connection with the Company's acquisition of General Instrument Corporation in January of 2000, Mr. Moloney's benefit under the GI SERP was frozen as of December 31, 2000 at $15,822 and is included in the amount listed in column (d).

(5)
Present value of accumulated benefit under the SRP Plan calculations are based on the age 60 unreduced retirement age (or current age if over 60) under the SRP Plan.

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EMPLOYMENT CONTRACTS

  Employment Agreement with Gregory Q. Brown

        On August 27, 2008, the Company entered into an employment agreement with Gregory Q. Brown, Co-Chief Executive Officer of the Company and Chief Executive of Motorola's Broadband Mobility Solutions business and a member of the Board of Directors of Motorola, Inc. The employment agreement memorialized Mr. Brown's existing base salary of $1,200,000, an annual bonus target of not less than $2,640,000, a long-range incentive award target of not less than 350% of base salary for 2008 and 250% thereafter and a 2008 special bonus target. The employment agreement has an initial three-year term, with automatic one-year renewals absent a notice of non-renewal. As previously disclosed on December 17, 2008, Mr. Brown voluntarily decided to forego any 2008 annual or special bonus under the Motorola Incentive Plan ("MIP").

        On February 11, 2010, Mr. Brown's title changed to Co-Chief Executive Officer of the Company and Chief Executive Officer of Motorola's Enterprise Mobility Solutions and Networks business. The Company has announced that it plans to separate into two independent, publicly traded companies in the first quarter of 2011. The separation will result in one public company comprised of the Company's Mobile Devices and Home businesses, led by Dr. Jha, and one public company comprised of the Company's Enterprise Mobility Solutions and Networks businesses, led by Mr. Brown.

        Under his employment agreement, Mr. Brown was granted 583,123 restricted stock units, 2,320,652 stock options, and 564,064 stock appreciation rights dependent on the value of Motorola Common Stock. Each of these contract awards vest ratably in three equal annual installments, with the first installment having vested on July 31, 2009. Pursuant to the employment agreement, a "post-separation equity award" of options worth $3,333,333 and restricted stock worth $1,666,667 would be granted only if and when Motorola's Mobile Devices business becomes a separate publicly traded company with a minimum market capitalization of at least $2.0 billion and will contain an additional vesting hurdle tied to a post-separation increase in the price of Motorola Common Stock. Subject to continued employment, the post-separation options and restricted stock will vest in three installments, each vesting date to be the later of: (1) the date on which the average closing price of Motorola Common Stock over a fifteen day trading period is 10% greater than the average closing price of Motorola Common Stock over the fifteen day trading period immediately following the date that the Mobile Devices business becomes a separate, publicly traded company and (2) the first, second and third anniversary of the grant.

        In the event of Mr. Brown's termination of employment "without cause" or by Mr. Brown for "good reason", Mr. Brown is entitled to: (1) accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses); (2) severance equal to two times (prior to a change of control) or three times (on or after a change of control) the sum of his base salary and target annual bonus; (3) a pro-rata annual bonus based on actual performance during the year in which termination occurs; (4) two years (prior to a change of control) or three years (following a change of control), of medical insurance continuation; and (5) prior to a change of control, accelerated vesting of the contract restricted stock units, contract stock options and contract stock appreciation rights and two years continued vesting of all other equity awards; or, following a change of control, accelerated vesting of all equity awards. In the event the Company terminates Mr. Brown's employment "for cause" or Mr. Brown terminates employment without "good reason", he is entitled only to accrued and unpaid base salary and vacation pay. In the event of a termination of employment due to death or disability, Mr. Brown is entitled to accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses) and vesting of all then unvested equity awards that are outstanding at the date of termination.

        "Good reason" for Mr. Brown to terminate his employment and receive the above generally includes: (1) if Mr. Brown is not the sole Chief Executive Officer of Motorola on and after January 1, 2011; (2) a reduction in salary, bonus targets or benefits; (3) a failure to continue on the Board of Directors or negative change in reporting structure; (4) a relocation of employment beyond 50 miles of Schaumburg, Illinois; (5) the failure of the successor to the Broadband Mobility Solutions business to assume the employment agreement; or (6) any other breach of the agreement.

        During his employment term, Mr. Brown is eligible to participate in the health and welfare, perquisite, fringe benefits and other arrangements generally available to other senior executives, Mr. Brown is entitled to the use of the Company's aircraft for business and personal travel pursuant to the Company's security policy. Mr. Brown is not covered by the Senior Officer Change in Control Severance Plan. Mr. Brown is entitled to a gross-up for excise taxes on excess parachute payments, subject to a 10% "cut-back" (i.e., change of control payments will be reduced below the 280G safe harbor if the total payments are less than 10% in excess of 280G safe harbor).

62	PROXY STATEMENT

        Mr. Brown's employment agreement contains customary restrictive covenants, including perpetual confidentiality obligations and employee non-solicitation and business non-compete provisions relating to the Company that apply during the employment period and the two-year period following termination of employment.

  Employment Agreement with Sanjay K. Jha

        On August 4, 2008, Dr. Sanjay K. Jha became Co-Chief Executive Officer of Motorola, Inc., Chief Executive Officer of the Mobile Devices business (the "Mobile Devices business") of Motorola, Inc. and a member of the Board of Directors of Motorola, Inc. On this same date, the Company and Dr. Jha entered into an employment agreement (the "original employment agreement") providing Dr. Jha with a base salary of $1,200,000 and a guaranteed bonus of $2,400,000 for 2008 and $1,200,000 for 2009 and a target bonus of not less than 200% of base salary thereafter. The agreement was subsequently amended on December 15, 2008 and February 11, 2010 (collectively, the "amended employment agreement").

        On February 11, 2010, Dr. Jha's title changed to Co-Chief Executive Officer of the Company and Chief Executive Officer of Motorola's Mobile Devices and Home business. The Company has announced that it plans to separate into two independent, publicly traded companies in the first quarter of 2011. The separation will result in one public company comprised of the Company's Mobile Devices and Home businesses led, by Dr. Jha, and one public company comprised of the Company's Enterprise Mobility Solutions and Networks businesses, led by Mr. Brown. On this date, the Company and Dr. Jha also entered into the Second Amendment (the "Second Amendment") to Dr. Jha's amended employment agreement.

        As previously disclosed on December 17, 2008, Dr. Jha voluntarily decided to forego any 2008 bonus under MIP. At that time, the Committee agreed to make a grant of RSUs to Dr. Jha in the first quarter of 2009 with a value equal to: $2,400,000 less the amount of cash that would have been payable to Mr. Brown under MIP had he not also foregone his 2008 bonus under MIP. The total cash value of the RSU award was determined on February 11, 2009 to be $1,334,000. On February 11, 2009, based on the closing price of Motorola's Common Stock, 344,615 RSUs were granted to Dr. Jha. The RSUs vest in two equal installments on February 11, 2010 and October 31, 2010.

        Pursuant to make-whole awards under his original employment agreement, Dr. Jha was granted 2,304,653 RSUs and 10,211,226 options to purchase shares of Company Common Stock. Pursuant to inducement awards ("Inducement Awards") under his original employment agreement, Dr. Jha was granted 1,362,769 RSUs and 6,383,658 options to purchase shares of Company Common Stock. Each of the above equity awards vest or restrictions lapse in three equal annual installments with the first installment having vested on July 31, 2009.

        Pursuant to the amended employment agreement, in the event the Mobile Devices business becomes a separate, publicly traded company (the "new Mobile Devices entity" or "new MDb"), all of Dr. Jha's outstanding equity awards that relate to Motorola Common Stock would convert into equity awards that relate to the stock of the new Mobile Devices entity. The new Mobile Devices entity will grant Dr. Jha a post-separation equity award (the "Post-Separation Equity Award") in an amount that, together with his Inducement Awards, represent between 1.8% and 3% ownership of the new Mobile Devices entity, depending on the entity's initial market capitalization. If the market capitalization of the new Mobile Devices entity is equal to or less than $6.0 billion, the Post-Separation Equity Award, together with the Inducement Awards, will represent 3% of the new Mobile Devices entity's total equity immediately following the separation. If the market capitalization is greater than $6.0 billion, the Post-Separation Equity Award, together with the Inducement Awards, will be reduced on a linear basis, calculated as the quotient obtained by dividing $6.0 billion by the market capitalization and finding the product of that ratio times 3%. 90% of the award will be stock options and 10% will be restricted stock and each will vest, subject to continued employment, in three installments, each vesting date to be the later of (a) the date on which the average closing price of new MDb common stock over a fifteen day trading period is 10% greater than the average closing price of new MDb common stock over the fifteen day trading period immediately following the date that new MDb becomes a separate, publicly traded company, and (b) the first, second and third anniversary of the grant date, as applicable.

        In the event the Mobile Devices business does not become a separate, publicly traded company on or prior to June 30, 2011 (a "Separation Event") (as extended from October 31, 2010 by the Second Amendment to Dr. Jha's employment agreement) or if the Mobile Devices business is disposed of in a manner where it is not at least 50% owned by Motorola on or prior to June 30, 2011 (a "Disposition Event"), Dr. Jha will be entitled to a cash payment equal to $38 million (the "Contingent Payment") (increased from $30 million by the Second Amendment to Dr. Jha's employment agreement) and will not

PROXY STATEMENT	63

be entitled to the Post-Separation Equity Award. Moreover, if a Separation Event does not occur or if a Disposition Event does occur by June 30, 2011 and Dr. Jha is terminated or resigns, the Contingent Payment is in addition to other entitlements discussed below because such a termination would be deemed "without cause" or for "good reason" under the amended employment agreement. Further, if any successor to the Mobile Devices business does not assume the employment agreement, that also constitutes "good reason" for Dr. Jha to terminate and receive the other entitlements discussed below. If the Separation Event does not occur, Dr. Jha's employment with Motorola will automatically terminate "without cause" on August 31, 2011.

        In the event of Dr. Jha's termination of employment "without cause" or by Dr. Jha for "good reason", Dr. Jha is entitled to: (1) accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses); (2) severance equal to two times (prior to a change of control) or three times (on or after a change of control) the sum of Dr. Jha's base salary and target annual bonus; (3) a pro-rata annual bonus based on actual performance during the year in which termination has occurred; (4) two years (prior to a change of control) or three years (following a change of control), of medical insurance continuation; (5) prior to a change of control, accelerated vesting of the make-whole award RSUs and options, inducement award RSUs and options and two years continued vesting of all other equity awards; and, following a change of control, accelerated vesting of all equity awards; and (6) in the event that the Mobile Devices business does not become a separate, publicly traded company and Dr. Jha's employment is terminated on or prior to June 30, 2011, the Contingent Payment, to the extent not previously paid. In the event the Company terminates Dr. Jha's employment "for cause" or Dr. Jha terminates employment "without good reason", he is entitled only to accrued and unpaid base salary and vacation pay. In the event of a termination of employment due to death or disability, Dr. Jha is entitled to accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses) and vesting of all then unvested equity awards that are outstanding as of the date of termination.

        "Good reason" for Dr. Jha to terminate his employment and receive the above generally includes: (1) a Separation Event has not occurred on or prior to June 30, 2011 or a Disposition Event has occurred by June 30, 2011; (2) a reduction in salary, bonus targets or benefits; (3) a failure to continue on the Board of Directors or negative change in reporting structure; (4) a relocation of employment beyond 50 miles of Libertyville, Illinois; (5) the failure of the successor to the Mobile Devices business to assume the employment agreement; or (6) any other breach of the agreement.

        Dr. Jha is eligible to receive a long-term incentive award commensurate with his position in May 2010 when annual equity awards are made.

        During his employment term, Dr. Jha is eligible to participate in the health and welfare, perquisite, fringe benefits and other arrangements generally available to other senior executives. Dr. Jha is entitled to the use of the Company's aircraft for business and personal travel pursuant to the Company's security policy. Dr. Jha is entitled to relocation expenses, including temporary housing, until the Separation Event or June 30, 2011, whichever is earlier. Dr. Jha is not covered by the Senior Officer Change in Control Severance Plan and did not participate in LRIP in 2008 or 2009. Dr. Jha is entitled to a gross-up for excise taxes on excess parachute payments, subject to a 10% "cut-back" (i.e., change of control payments will be reduced below the 280G safe harbor if the total payments are less than 10% in excess of the 280G safe harbor).

        Dr. Jha's employment agreement contains customary restrictive covenants, including perpetual confidentiality obligations and employee non-solicitation and business non-compete provisions relating to the Company and the new Mobile Devices entity that apply during the employment period and the two-year period following termination of employment.

  Employment Offer Agreement with and Termination of Paul J. Liska

        Effective March 1, 2008, Paul J. Liska became Executive Vice President and Chief Financial Officer of the Company. On February 15, 2008, the Company and Mr. Liska entered into an employment offer agreement providing Mr. Liska with a base salary of $750,000 and a cash sign-on bonus of $400,000. Pursuant to his employment offer agreement, Mr. Liska's target award under MIP, the annual cash incentive plan, was 95% of his base salary and the target award under the Long-Range Incentive Plan was 150% of his base salary as of March 1, 2008. Pursuant to the employment offer agreement, the Company also granted Mr. Liska 583,000 stock options to acquire the Company's Common Stock, 131,000 restricted stock units which were to vest on the third anniversary of the date of grant, and another 131,000 restricted stock units which were to vest equally thirty months and sixty months from the date of grant. Pursuant to the employment offer agreement, the Company also granted Mr. Liska market-based stock options to acquire 728,000 shares of the

64	PROXY STATEMENT

Company's Common Stock with an exercise price based on the closing price for a share of the Company's Common Stock on February 29, 2008. These market-based options were to vest as follows: (1) 242,666 option shares were to vest only if and to the extent the closing price for a share of the Company's Common Stock meets or exceeds $16.00 for 10 trading days out of any 30 consecutive trading days from March 1, 2008 until March 1, 2011; (2) an additional 242,666 option shares were to vest only if and to the extent the closing price for a share of the Company's Common Stock meets or exceeds $20.00 for 10 trading days out of any 30 consecutive trading days from March 1, 2008 until March 1, 2013; and (3) an additional 242,668 option shares were to vest only if and to the extent the closing price for a share of the Company's Common Stock meets or exceeds $23.00 for 10 trading days out of any 30 consecutive trading days from March 1, 2008 until March 1, 2015.

        On February 19, 2009, Mr. Liska was involuntarily terminated for cause. Pursuant to his employment offer agreement, Mr. Liska is not entitled to any severance allowance and is required to repay the $400,000 cash sign-on bonus. All vested or unvested options and unvested RSUs are forfeited as of February 19, 2009. As of the date of his termination, no equity awards had vested. Further, the Compensation and Leadership Committee determined on February 24, 2009 that Mr. Liska would not receive a 2008 MIP award. He is not eligible for any incentive award under the 2008-2010 cycle of the Long-Range Incentive Plan (the "LRIP") per the terms of the LRIP.

        For purposes of entitlement to severance payments described in Mr. Liska's employment offer agreement, "Cause" means (1) willful and continued failure to substantially perform duties, other than any such failure resulting from incapacity due to physical or mental illness, which failure has continued for a period of at least 30 days; or (2) willful engagement in (A) in any malfeasance, dishonesty or fraud that is intended to or does result in personal enrichment or a material detrimental effect on the Company's reputation or business or (B) gross misconduct; or (3) indictment for, or plea of guilty or nolo contendere to (A) a felony in the United States or (B) a felony outside the United States, which, regardless of where such felony occurs, the independent directors of the Board reasonably believe, has had or will have, a detrimental effect on the Company's reputation or business or Mr. Liska's reputation; or (4) breach of one or more restrictive covenants in any written agreement between Mr. Liska and Motorola. For purposes of the sign-on bonus, annual bonus, and sign-on equity incentives, "Cause" is as defined in the 2006 Omnibus Incentive Plan.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  Change in Control Arrangements

        The Company has Change in Control Severance Plans (the "Plans") for its elected officers. The Plan applicable to the Named Executive Officers, other than Mr. Brown and Dr. Jha, is the Motorola, Inc. Senior Officer Change in Control Severance Plan (the "Senior Officer Plan"). The Senior Officer Plan provides for the payment of benefits in the event that: (1) an executive officer terminates his or her employment for "Good Reason" (as defined) within two years of a "Change in Control" (as defined), or (2) the executive officer's employment is involuntarily terminated for any reason other than termination for "Cause" (as defined), Disability, death or normal retirement within two years of a change in control of the Company. In addition to unpaid salary for accrued vacation days and accrued salary through the termination date, the amount of the benefits payable to an executive officer entitled thereto would be equal to the sum of:

  (1)
  three times the greater of the executive officer's highest annual base salary in effect during the three years immediately preceding the Change in Control and the annual base salary in effect on the termination date; plus

  (2)
  three times the highest annual bonus received by the executive officer during the immediately preceding five fiscal years ending on or before the termination date; plus

  (3)
  a pro rata target bonus for the performance period (year, quarter or month) in which the termination occurs.

        The executive officer would also receive continued medical and insurance benefits for 3 years, and 3 years of age and service credit for retiree medical eligibility. In the event the executive officer is subject to the excise tax under Section 4999 of the Code, the Company will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. The Senior Officer Plan's term is for 3 years, subject to automatic one-year extensions unless the Company gives 90 days prior notice that it does not wish to extend. In addition, if a Change in Control occurs during the term, the Plans continue for an additional two years. These Plans replaced individual agreements that the Company began providing in 1988. In addition to plans covering all of the Company's officers, there are change in control protections for the general employee population in the Motorola, Inc. Involuntary Severance Plan. A previous stand-alone change in control severance plan for the general employee population was terminated in 2008.

PROXY STATEMENT	65

        In addition, except as otherwise determined by the Compensation and Leadership Committee at the time of the grant of an award, under the 2006 Omnibus Incentive Plan, upon a change in control of the Company: all equity-based awards granted to an executive officer become fully vested and exercisable; all performance goals are deemed achieved at target levels and all other terms and conditions met; all performance stock would be delivered as promptly as practicable; all performance units, restricted stock units and other units would be paid out as promptly as practicable; all annual management incentive awards would be paid out at target levels (or earned levels, if greater) and all other terms and conditions deemed met; and all other stock or cash awards would be delivered and paid. Such treatment (referred to herein as "Accelerated Treatment") does not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with awards that preserve the existing value of such awards at the time of the change in control and provide for subsequent payout in accordance with the same vesting schedule applicable to the original awards. With respect to any awards that are so assumed or replaced, such assumed or replaced awards shall provide for the Accelerated Treatment with respect to any executive officer that is involuntarily terminated (for a reason other than "Cause") (as defined) or quits for "Good Reason" (as defined) within 24 months of the change in control.

  Executive Severance Plan

        The Company adopted an Executive Severance Plan ("ESP") for all elected officers and appointed vice presidents, effective October 1, 2008. The ESP is applicable to Named Executive Officers in the Summary Compensation Table. The ESP provides for the payment of benefits in the event that an executive officer's employment is terminated by Motorola other than: (a) for total and permanent disability, (b) for Cause (as defined therein), (c) due to death, (d) if the executive officer is offered employment at a substantially similar direct compensation level with another company in connection with a sale, lease, outsourcing arrangement or other asset transfer or transfer of any portion of a facility or all or any portion of a discrete organizational unit or business segment of Motorola or remains employed by an affiliate or subsidiary that is sold or spun off, (e) if the termination of employment is followed by immediate or continued employment by Motorola or an affiliate or subsidiary, or (f) if the executive terminates voluntarily for any reason. In addition to accrued salary through the separation date, the amount of the benefits payable to an executive officer who signs a prescribed separation agreement and general release of claims against Motorola would be equal to the sum of:

          (1)   12 months of base salary; and

          (2)   Pro rata alternate annual bonus or pro rata alternate sales incentive, whichever is applicable, for the performance period (year, month or quarter, as applicable) in which separation occurs.

        In addition, the executive officer would receive (a) 12 months of continued medical plan coverage at the active employee premium rate, offset against the COBRA amount, (b) up to 12 months outplacement services, and (c) financial planning services. Any severance pay and benefits paid under the ESP are to be offset against any severance pay and benefits payable under the Senior Officer Change in Control Plan and/or other individual severance arrangements. If an executive officer receives an alternate annual bonus or alternate sales incentive under the ESP, the executive officer is not to receive an annual bonus or sales incentive under any applicable plan for the same performance period. All equity grants and other benefits are to be administered in accord with their prescribed terms. The Compensation and Leadership Committee of the Motorola Board of Directors, or in some circumstances its delegate, may, in its sole discretion, reduce, eliminate or otherwise adjust the amount of an executive officer's severance pay and benefits, including any bonus or incentive.

66	PROXY STATEMENT

  Termination and Change in Control Table for 2009

        The tables below outline the potential payments to our Co-Chief Executive Officers and other Named Executive Officers upon the occurrence of certain termination triggering events. For the purposes of the table, below are the standard definitions for the various types of termination, although exact definitions may vary by agreement and by person.

        "Voluntary termination" means a termination initiated by the officer.

        "Voluntary termination for Good Reason" occurs when, other than in connection with a Change in Control, employment is terminated by an officer for Good Reason.

        "Good Reason" means (1) an officer is assigned duties materially inconsistent with his position, duties, responsibilities and status, or his duties are materially diminished, during the 90-day period immediately preceding a Change in Control, (2) his position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control, (3) his annual base salary or total annual compensation opportunity are materially reduced, (4) the Company requires regular performance of duties beyond a 50-mile radius from the officer's current location, (5) the Company fails to obtain a satisfactory agreement from any successor to assume and perform the relevant plan, or (6) any other material breach of the relevant plan. In the case of Dr. Jha, "Good Reason" also means (1) a failure to continue on the Board of Directors or a negative change in reporting structure; (2) a Separation Event has not occurred on or prior to June 30, 2011 or a Disposition Event has occurred by June 30, 2011; or (3) the failure of the successor to the Mobile Devices business to assume his employment agreement. In the case of Mr. Brown, "Good Reason" also means (1) a failure to continue on the Board of Directors or a negative change in reporting structure; (2) Mr. Brown is not the sole Chief Executive Officer of Motorola on and after January 1, 2011; or (3) the failure of the successor to the Broadband Mobility Solutions business to assume his employment agreement.

        "Voluntary termination—Retirement" means, apart from any pension plan or MIP, for purposes of the 2006 Omnibus Incentive Plan and the 2006 and 2009 Long-Range Incentive Plans, retirement after reaching age 55 with at least 20 years of service, or age 60 with at least 10 years of service, or age 65; for purposes of the Motorola Incentive Plans, retirement after reaching age 55 with 3 years of service; and for purposes of the Motorola Elected Officer Supplementary Retirement Plan, retirement after reaching age 60 (early retirement age for an unreduced benefit) or age 57 for a reduced benefit retirement, if applicable.

        "Involuntary Termination—Total and Permanent Disability" means termination of employment following entitlement to long-term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan, or a determination of a permanent and total disability under a state workers compensation statute.

        "Involuntary Termination—For Cause" means termination of employment following any misconduct identified as a ground for termination in the Motorola Code of Business Conduct, or the human resources policies, or other written policies or procedures, including among other things, conviction for any criminal violation involving dishonesty, fraud or breach of trust or willful engagement in gross misconduct in the performance of the officer's duties that materially injures the Company.

        "Involuntary Termination—Not for Cause" means termination of employment for reasons other than "For Cause", Change in Control as defined below, death, Retirement or Total and Permanent Disability as defined above.

        "Involuntary Termination for Change in Control" occurs when, at any time (1) following a Change in Control and, assuming equity awards are not suitably replaced by a successor, prior to the second anniversary of a Change in Control or (2) during the 12 months prior to a Change in Control but after such time as negotiations or discussions that ultimately lead to a Change in Control have commenced, employment is terminated (a) involuntarily for any reason other than Cause, death, Disability or retirement under a mandatory retirement policy of the Company or any of its Subsidiaries or (b) by the officer after the occurrence of an event giving rise to Good Reason. For purposes of this definition, "Cause" means (1) conviction of any criminal violation involving dishonesty, fraud or breach of trust or (2) willful engagement in gross misconduct in the performance of the officer's duties that materially injures the Company, and "Disability" means a condition such that the officer by reason of physical or mental disability becomes unable to perform his normal duties for more than 180 days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any 12 month period.

PROXY STATEMENT	67

        "Change in Control" (as used in the prior definition of "Involuntary Termination for a Change in Control") shall be deemed to have occurred if (1) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities (other than the Company or any employee benefit plan of the Company, and no Change in Control shall be deemed to have occurred as a result of the "beneficial ownership," or changes therein, of the Company's securities by either of the foregoing), (2) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of Common Stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holder of the Company's Common Stock, directly or indirectly, have at least 65% ownership interest, (3) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (4) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a "Control Transaction"), the members of the Board immediately prior to first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

        As required, the amounts included in the following tables reflect theoretical potential payouts based on the assumption that the applicable triggering event occurred on December 31, 2009. For each officer, the columns included reflect the triggering events that were theoretically possible on December 31, 2009.

Gregory Q. Brown Co-Chief Executive Officer and Chief Executive Officer, Enterprise Mobility Solutions and Networks business
	Voluntary Termination
			Total and Permanent Disability or Death	Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason
		Retirement		For Cause	Not For Cause	Change in Control(10)

Compensation
Severance(2)	$5,760,000	$0	$0	$0	$5,760,000	$8,640,000
Short-term Incentive(3)	1,980,000	0	1,980,000	0	1,980,000	1,980,000
Long-term Incentives(4)
• LRIP(3)	0	0	3,850,000	0	0	0
• Stock Options and SARs (Unvested and Accelerated or Continued Vesting)(5)	1,167,833	0	1,751,750	0	1,167,833	1,751,750
• Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(5)	8,954,186	0	11,421,918	0	8,954,186	11,421,918
Benefits and Perquisites(6)(9)
Health and Welfare Benefits Continuation(7)	30,830	0	0	0	30,830	46,245
280G Tax Gross-up(8)	0	0	0	0	0	0

TOTAL	$17,892,850	$0	$19,003,668	$0	$17,892,849	$23,839,913

68	PROXY STATEMENT

Sanjay K. Jha Co-Chief Executive Officer and Chief Executive Officer, Mobile Devices and Home business
	Voluntary Termination
				Total and Permanent Disability or Death	Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason
			Retirement		For Cause	Not For Cause		Change in Control(10)

Compensation
Severance(2)	$5,400,000		$0	$0	$0	$5,400,000		$8,100,000
Short-term Incentive(3)	1,800,000		0	1,800,000	0	1,800,000		1,800,000
Long-term Incentives
• LRIP(11)	0		0	0	0	0		0
• Stock Options (Unvested and Accelerated)(5)	0		0	0	0	0		0
• Restricted Stock Units (Unvested and Accelerated)(5)	21,647,032		0	21,647,032	0	21,647,032		21,647,032
Contingent Payment	30,000,000	(12)	0	0	0	30,000,000	(12)	30,000,000	(12)
Benefits and Perquisites(6)(9)
Health and Welfare Benefits Continuation(7)	30,830		0	0	0	30,830		46,245
280G Tax Gross-up(8)	0		0	0	0	0		19,521,138

TOTAL	$58,877,862		$0	$23,447,032	$0	$58,877,862		$81,114,415

Edward J. Fitzpatrick Senior Vice President and Chief Financial Officer	Voluntary Termination
	Good Reason or Retirement	Total and Permanent Disability or Death	Involuntary Termination
Executive Benefits and Payments Upon Termination(1)
			For Cause	Not For Cause	Change in Control(10)

Compensation
Severance(2)	$0	$0	$0	$450,000	$1,711,557
Short-term Incentive(3)	0	337,500	0	337,500	337,500
Long-term Incentives(4)
• LRIP(3)	0	255,108	0	0	493,350
• Stock Options (Unvested and Accelerated)(5)	0	656,942	0	5,555	656,942
• Restricted Stock Units (Unvested and Accelerated)(5)	0	1,643,124	0	67,341	1,643,124
Benefits and Perquisites(6)(9)
Health and Welfare Benefits Continuation(7)	0	0	0	11,917	35,751
280G Tax Gross-up(8)	0	0	0	0	1,177,197

TOTAL	$0	$2,892,674	$0	$872,313	$6,055,421

Paul J. Liska* Former Chief Financial Officer
Executive Benefits and Payments Upon Termination(1)	Involuntary Termination For Cause

Compensation
Severance	$0
Short-term Incentive(3)	0
Long-term Incentives(4)
• LRIP(3)	0
• Stock Options (Unvested and Accelerated)(5)	0
• Restricted Stock Units (Unvested and Accelerated)(5)	0
Benefits and Perquisites(6)(9)
Health and Welfare Benefits Continuation(7)	0
280G Tax Gross-up(8)	0

TOTAL	$0

  *On February 2, 2009, Mr. Liska was replaced as Chief Financial Officer. On February 19, 2009, Mr. Liska was involuntarily terminated for cause.

PROXY STATEMENT	69

Eugene A. Delaney Executive Vice President, Enterprise Mobility Solutions	Voluntary Termination
	Good Reason or Retirement	Total and Permanent Disability		Involuntary Termination
Executive Benefits and Payments Upon Termination(1)
			Death	For Cause	Not For Cause	Change in Control(10)

Compensation
Severance(2)	$0	$0	$0	$0	$575,000	$3,949,767
Short-term Incentive(3)	0	546,250	546,250	0	546,250	546,250
Long-term Incentives(4)
• LRIP(3)	0	892,500	892,500	0	0	1,810,500
• Stock Options (Unvested and Accelerated)(5)	0	1,660,786	1,660,786	0	0	1,660,786
• Restricted Stock Units (Unvested and Accelerated)(5)	0	3,068,692	3,068,692	0	77,600	3,068,692
Benefits and Perquisites(6)(9)
Elected Officer SRP Plan(13)	0	5,145,121	0	0	0	5,145,121
Health and Welfare Benefits Continuation(7)	0	0	0	0	13,140	39,420
280G Tax Gross-up(8)	0	0	0	0	0	4,492,444

TOTAL	$0	$11,313,349	$6,168,228	$0	$1,211,990	$20,712,980

Daniel M. Moloney* Former Executive Vice President President, Home	Voluntary Termination
	Good Reason or Retirement	Total and Permanent Disability or Death	Involuntary Termination
Executive Benefits and Payments Upon Termination(1)
			For Cause	Not For Cause	Change in Control(10)

Compensation
Severance(2)	$0	$0	$0	$600,0000	$3,708,959
Short-term Incentive(3)	0	570,000	0	570,000	570,000
Long-term Incentives(4)
• LRIP(3)	0	1,090,000	0	0	2,190,000
• Stock Options (Unvested and Accelerated)(5)	0	1,049,048	0	0	1,049,048
• Restricted Stock Units (Unvested and Accelerated)(5)	0	4,268,388	0	496,640	4,268,388
Benefits and Perquisites(6)(9)
Health and Welfare Benefits Continuation(7)	0	0	0	13,315	39,945
280G Tax Gross-up(8)	0	0	0	0	0

TOTAL	$0	$6,977,436	$0	$1,679,955	$11,826,340

*
On March 5, 2010, Mr. Moloney voluntarily terminated his employment with the Company.

70	PROXY STATEMENT

A. Peter Lawson Executive Vice President, General Counsel and Secretary
	Voluntary Termination
Executive Benefits and Payments Upon Termination(1)			Total and Permanent Disability		Involuntary Termination
	Good Reason
		Retirement		Death	For Cause	Not For Cause	Change in Control(10)

Compensation
Severance(2)	$0	$0	$0	$0	$0	$540,000	$4,234,788
Short-term Incentive(3)	0	513,000	513,000	513,000	0	513,000	513,000
Long-term Incentives(4)
• LRIP(3)	0	981,000	981,000	981,000	0	981,000	1,971,000
• Stock Options (Unvested and Accelerated)(5)	0	0	613,074	613,074	0	0	613,074
• Restricted Stock Units (Unvested and Accelerated)(5)	0	0	1,436,376	1,436,376	0	0	1,436,376
Benefits and Perquisites(6)(9)
Elected Officer SRP Plan(13)	4,148,435	4,148,435	4,148,435	2,074,218	4,148,435	4,148,435	4,148,435
Health and Welfare Benefits Continuation(7)	0	0	0	0	0	12,895	38,685
280G Tax Gross-up(8)	0	0	0	0	0	0	0

TOTAL	$4,148,435	$5,642,435	$7,691,885	$5,617,668	$4,148,435	$6,195,330	$12,955,358

(1)
For purposes of this analysis, we assumed the Named Executive Officers' compensation is as follows: Mr. Brown's base salary is equal to $900,000, his short-term incentive target opportunity under MIP is equal to 220% of base salary, and his long-term incentive target opportunity under the 2008-2010 Long-Range Incentive Plan ("LRIP") cycle is equal to 350% of cycle salary and under 2009-2011 LRIP is equal to 350% of cycle salary. Dr. Jha's base salary is equal to $900,000, and his short-term incentive target opportunity under MIP is equal to 200% of base salary. Per his employment agreement, Dr. Jha is not eligible to participate in the 2008-2010 or 2009-2011 LRIP cycle. Mr. Fitzpatrick's base salary is equal to $450,000, his short-term incentive target opportunity under MIP is equal to 75% of base salary, and his long-term incentive target opportunity under the 2008-2010 LRIP cycle is equal to 107.5% of cycle salary and under the 2009-2011 LRIP cycle is equal to 87.5% of cycle salary. Mr. Liska's base salary was equal to $750,000, his short-term incentive target opportunity under MIP was equal to 95% of base salary, and his long-term incentive target opportunity under the 2008-2010 LRIP cycle was equal to 180% of cycle salary. Mr. Liska was not eligible to participate in 2009-2011 LRIP cycle. Mr. Delaney's base salary is equal to $575,000, his short-term incentive target opportunity under MIP is equal to 95% of base salary, and his long-term incentive target opportunity under the 2008-2010 LRIP cycle is equal to 170% of cycle salary and under the 2009-2011 LRIP cycle is equal to 185% of cycle salary. Mr. Moloney's base salary was equal to $600,000, his short-term incentive target opportunity under MIP was equal to 95% of base salary, and his long-term incentive target opportunity under the 2008-2010 LRIP cycle was equal to 180% of cycle salary and under the 2009-2011 LRIP cycle was equal to 185% of cycle salary. Mr. Lawson's base salary is equal to $540,000, his short-term incentive target opportunity under MIP is equal to 95% of base salary, and his long-term incentive target opportunity under the 2008-2010 LRIP cycle is equal to 180% of cycle salary and under the 2009-2011 LRIP cycle is equal to 185% of cycle salary.

(2)
Under Involuntary Termination—Not for Cause, severance is generally calculated as 12 months of base salary pursuant to the Executive Severance Plan. For Mr. Brown and Dr. Jha, severance is calculated 2x base salary plus 2x target MIP award, as further discussed in "Employment Agreement with Gregory Q. Brown" and "Employment Agreement with Sanjay K. Jha", respectively. Under Involuntary Termination—Change in Control, severance is calculated as 3x base salary + 3x highest bonus during the five full years preceding the termination date pursuant to the Senior Officer Change in Control Severance Plan and pursuant to Mr. Brown and Dr. Jha's respective employment agreements is calculated as 3x base salary + 3x target bonus in the year of termination. Actual severance payments may vary. See "Executive Severance Plan" for further details.

(3)
Assumes the effective date of termination is December 31, 2009 and that the payment under the short-term incentive plan is equal to the full target award; the pro rata payment under 2008-2010 LRIP cycle is equal to two-thirds of the target award and under 2009-2011 LRIP cycle is equal to one-third of the target award if the Named Executive Officer meets the rule of retirement described below or as otherwise provided in a Separation Agreement, if applicable. If the Named Executive Officer does not meet the rule of retirement under the 2009 Motorola Incentive Plan (age 55 + 3 years service) or under the Long-Range Incentive Plans (either age 55 + 20 years service, age 60 + 10 years service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination—Retirement. If a Named

PROXY STATEMENT	71

  Executive Officer has not met the applicable rule of retirement, they are not automatically entitled to a pro rata payment under the Company's long-term incentive plans in the event of an Involuntary Termination—Not for Cause unless the LRIP cycle is in its final year at the time of termination. Therefore, Messrs. Brown, Delaney, Fitzpatrick, Liska and Moloney reflect no pro-rata LRIP payment for the 2008-2010 cycle and 2009-2011 cycle in the event of an Involuntary Termination—Not for Cause.

(4)
On April 21, 2008, the Compensation and Leadership Committee of the Board of Directors of Motorola, Inc. approved the cancellation of the 2007-2009 performance cycle under the Company's Long-Range Incentive Plan of 2006 without the payment of awards for such performance cycle.

(5)
Assumes the effective date of termination is December 31, 2009 and the price per share of the Company's Common Stock on the date of termination is $7.76 per share, the closing price on December 31, 2009. If the Named Executive Officer does not meet the rule of retirement, if applicable, under the equity plans (either age 55 + 20 years service, age 60 + 10 years service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination—Retirement. For Involuntary Termination—Not For Cause, the vesting for unvested RSUs granted on or after May 3, 2006 to August 1, 2009 is pro-rata accelerated for full years of service from the grant date to the termination date. For RSUs granted on or after August 1, 2009, the vesting for unvested RSUs is pro-rata accelerated for full months of service from the grant date to the termination date. For Mr. Brown and Dr. Jha, under Voluntary Termination—Good Reason and Involuntary Termination—Not For Cause, the unvested equity granted under each of their employment agreements accelerate with all other equity continuing to vest for a period of two years following terminations. The value of dividend equivalent shares on awards granted prior to May 1, 2006 until dividends were suspended on February 3, 2009 are not included.

(6)
Payments associated with Benefits and Perquisites are limited to the items listed. No other benefits or perquisite continuation occurs under the termination scenarios listed that are not otherwise available to all regular U.S. employees.

(7)
Health and Welfare Benefits Continuation is calculated as 12 months (except Mr. Brown and Dr. Jha are calculated as 24 months per their respective employment agreements) as provided in the Executive Severance Plan under Involuntary Termination—Not for Cause and as 36 months under Involuntary Termination—Change in Control and as provided for in a Separation Agreement under Separation Agreement, if applicable.

(8)
If the "parachute payment" (severance + value of accelerated equity) is greater than three times the average W-2 reported compensation for the preceding five years, then an "excise tax" is imposed on the portion of the parachute payment that exceeds the average W-2 reported compensation for the preceding years. Per Motorola's Change In Control Severance Plan, an additional "gross up payment" equal to the value of the excise tax imposed will be paid. These estimates do not take into account mitigation tax payments made in consideration of non-competition agreements or as reasonable compensation. The determination to whether and when a "gross up payment" is required, the amount of the "gross up payment" and the assumptions to be utilized in arriving at such determination, will be made by the Company's independent registered public accounting firm, currently KPMG LLP.

(9)
See "Nonqualified Deferred Compensation in 2009" for a discussion of nonqualified deferred compensation. There would be no further enhancement or acceleration upon a termination or change in control.

(10)
Our Senior Officer Change in Control Severance Plan uses a "double trigger". In other words, in order for severance benefits to be "triggered", (1) a change in control must occur and (2) an executive must be involuntarily terminated for a reason other than "cause" or must leave for "good reason" within 24 months of the change in control.

(11)
Dr. Jha is not eligible to participate in LRIP for the 2008-2010 and 2009-2011 cycles pursuant to the terms of his employment agreement.

(12)
Under his employment agreement in effect at December 31, 2009, Dr. Jha was only entitled to the $30 million if: (1) the separation of the Mobile Devices business does not occur on or prior to October 31, 2010, (2) the Company disposes of the Mobile Devices business resulting in Motorola owning less than 50% of the business on or prior to October 31, 2010, (3) terminates Dr. Jha without cause as defined in his employment agreement, or (4) Dr. Jha terminates for good reason as defined in his employment agreement. On February 11, 2010, the Second Amendment to Dr. Jha's employment agreement increased the contingent payment to $38 million and extended the date for the completion of the separation or disposition from October 31, 2010 to June 30, 2011. See "Employment Agreement with Sanjay K. Jha" for further details.

(13)
This Elected Officer SRP Plan amount reflects the accrued benefit value at December 31, 2009 for retirement eligible participants. For a retirement eligible participant, in the event of death, the participant's surviving spouse would receive half of the retirement benefit, as of the date immediately prior to the participant's death, in a lifetime annuity payable monthly. Mr. Lawson and Mr. Delaney are the only Named Executive Officers who participate in the Elected Officer SRP Plan and only Mr. Lawson is vested and retirement eligible. In the event of a change in control or disability, a participant of any age at termination is entitled to an unreduced benefit upon retirement or after age 55.

72	PROXY STATEMENT

        The following "Report of Audit and Legal Committee" and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

 AUDIT AND LEGAL COMMITTEE MATTERS

Report of Audit and Legal Committee

        Dr. J. White, the Chair, Mr. Meister, Mr. Meredith and Mr. Vinciquerra, all non-employee directors, were the members of the Audit and Legal Committee at the end of 2009. The Committee operates pursuant to a written charter that was amended and restated by the Board as of January 26, 2010. A copy of the Committee's current charter is available at www.motorola.com/investor.

        On February 11, 2010, the Board determined that each member of the Committee was independent within the meaning of relevant NYSE listing standards, SEC rules and the Motorola, Inc. Director Independence Guidelines. The Board also determined that (1) each member of the Committee is an "audit committee financial expert" as defined by SEC rules, whose expertise has been attained through relevant experience as discussed in "Who Are the Nominees?", and (2) each member of the Committee is "financially literate."

        The responsibilities of the Committee include assisting the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company's accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. The Committee also appoints and retains the independent registered public accounting firm.

        The Committee fulfills its responsibilities through periodic meetings with the Company's independent registered public accounting firm, internal auditors and management. During 2009, the Committee met nine times. The Committee schedules its meetings with a view toward ensuring that it devotes appropriate attention to all of its tasks. During certain of these meetings, the Committee meets privately with the independent registered public accounting firm, the chief financial officer, the director of internal audit, the chief legal counsel and, from time-to-time, other members of management. Outside of formal meetings, Committee members had telephone calls to discuss important matters with management and the independent registered public accounting firm. The Committee also obtains a review, of the nature described in Statement on Auditing Standards (SAS) No. 100, from the independent registered public accounting firm containing the results of their review of the interim financial statements.

        Throughout the year, the Committee monitors matters related to the independence of KPMG LLP ("KPMG"), the Company's independent registered public accounting firm. As part of its monitoring activities, the Committee reviews the relationships between the independent registered public accounting firm and the Company. After reviewing the relationships and discussing them with management, the Committee discussed KPMG's overall relationship with the Company, as well as their objectivity and independence. Based on its review, the Committee is satisfied with the auditors' independence.

        KPMG also has confirmed to the Committee in writing, as required by applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") regarding the independent accountant's communications with the Audit Committee concerning independence, that, in its professional judgment, it is independent of the Company under all relevant professional and regulatory standards.

        The Committee also discussed with management, the internal auditors and the independent registered public accounting firm, the quality and adequacy of the Company's internal controls and the internal audit function's management, organization, responsibilities, budget and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.

        The Committee discussed and reviewed with the independent registered public accounting firm all matters required by the standards of the PCAOB, including those described in SAS No. 61, "Communication With Audit Committees," as amended. With and without management present, the Committee discussed and reviewed the results of the independent registered public accounting firm's examination of the consolidated financial statements. The Committee also discussed the results of the internal audit examinations.

        The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2009, with management and the independent registered public accounting firm. Management has the responsibility for the preparation and integrity of the Company's consolidated financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements. Based on the

PROXY STATEMENT	73

above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

        The Committee also reviewed management's report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 and the report of the Company's independent registered public accounting firm on the effectiveness of internal control over financial reporting as of December 31, 2009. Management is responsible for maintaining adequate internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The Company's independent registered public accounting firm has the responsibility for auditing the effectiveness of internal control over financial reporting and expressing an opinion thereon based on their audit. Based on the above-mentioned review and discussions with management and the Company's independent registered public accounting firm, the Committee recommended to the Board that management's report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 and the report of our independent registered public accounting firm be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

        As specified in the Audit and Legal Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's consolidated financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. That is the responsibility of management and the Company's independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Committee has relied on: (1) management's representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and (2) the reports of the Company's independent registered public accounting firm with respect to such consolidated financial statements.

Respectfully submitted,
John A. White, Chair Keith A. Meister Thomas J. Meredith Anthony J. Vinciquerra

74	PROXY STATEMENT

Independent Registered Public Accounting Firm Fees

        KPMG LLP ("KPMG") served as the Company's independent registered public accounting firm for the fiscal years ended December 31, 2009 and December 31, 2008 and is serving in such capacity for the current fiscal year. The Audit and Legal Committee appoints and engages the independent registered public accounting firm annually. The decision of the Committee is based on auditor qualifications and performance on audit engagements.

        Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

  Total Fees Billed by KPMG

        The aggregate fees billed by KPMG for professional services to the Company were $20.0 million in 2009 and $20.3 million in 2008.

  Audit Fees

        The aggregate fees billed by KPMG for professional services rendered in connection with the audit of the Company's annual financial statements, the audit of internal control over financial reporting, the review of the Company's quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings or engagements were $18.3 million in 2009 and $19.3 million in 2008. In 2009 and 2008, $6.1 million and $4.8 million of the audit fees, respectively, were related to separate audits of businesses performed in connection with the proposed separation of the Company.

  Audit-Related Fees

        The aggregate fees billed by KPMG for assurance and related services reasonably related to the performance of the audit of the Company's financial statements, but not included under Audit Fees, were $1.3 million in 2009 and $0.3 million in 2008. These fees are primarily related to audits and due diligence in connection with acquisitions and dispositions by the Company and miscellaneous assurance services.

  Tax Fees

        The aggregate fees billed by KPMG for tax services were $0.4 million in 2009 and $0.7 million in 2008. The 2009 fees are primarily related to assistance with international transfer pricing and international tax audit services.

  All Other Fees

        The aggregate fees for all other services rendered by KPMG were $0 in both 2009 and 2008.

        The following table further summarizes fees billed to the Company by KPMG during 2009 and 2008.

(In millions)	2009	2008

Audit Fees	$18.3	$19.3
Audit-Related Fees	$1.3	$0.3
Tax Fees
International Tax Services	$0.4	$0.5
U.S. Tax Services	$0.0	$0.2

	$0.4	$0.7
All Other Fees	$0.0	$0.0

Total	$20.0	$20.3

Audit and Legal Committee Pre-Approval Policies

        In addition to retaining KPMG to audit the Company's consolidated financial statements and internal control over financial reporting for 2009, KPMG and other accounting firms were retained to provide auditing and advisory services in 2009. The Audit and Legal Committee (the "Audit Committee") has historically engaged KPMG to provide divestiture and acquisition-related due diligence and audit services, audit-related assurance services, and certain tax services. The Audit Committee has further determined that the Company will obtain non-audit services from KPMG only when the services offered by KPMG are competitive with other service providers and do not impair the independence of KPMG.

        The Audit Committee Auditor Fee Policy requires the pre-approval of all professional services provided to the Company by KPMG. Below is a summary of the policy and procedures.

        The Audit Committee pre-approves the annual audit plan and the annual audit fee. The Audit Committee policy includes an approved list of non-audit services that KPMG can provide, including audit-related services, tax services, and other services. The Audit Committee pre-approves the annual non-audit related services and budget. The Audit Committee allows the Company's Chief Accounting Officer to authorize payment for any audit and non-audit service in the approved budget. The Committee also provides the Company's Chief Accounting Officer with the authority to pre-approve fees less than $100,000 that were not in the annual budget, but that are in the list of services approved by the Committee. This authority excludes approval over the annual integrated audit, internal control over

PROXY STATEMENT	75

financial reporting services, and tax services. The Audit Committee Chairman has the authority to pre-approve fees on the list of approved services, outside of the Chief Accounting Officer's allowable authorization, in advance of the Audit Committee meeting. The Chief Accounting Officer is responsible to report any approval decisions to the Committee at its next scheduled meeting. The Committee reviews, and if necessary, approves updated audit and non-audit services and fees in comparison to the previous approved budget at each regular Committee meeting.

        In 2009, management did not approve any services that were not on the list of services pre-approved by the Committee.

COMMUNICATIONS

How Can I Recommend a Director Candidate to the Governance and Nominating Committee?

        The Governance and Nominating Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for the Committee's consideration should forward the candidate's name and information about the candidate's qualifications in writing to the Governance and Nominating Committee, c/o Secretary, Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196.

        The Governance and Nominating Committee will consider nominees recommended by Motorola stockholders provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate's qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Committee and management receive.

What is the Deadline and How Do I Submit Nominations to the Board?

        A stockholder wishing to nominate a candidate for election to the Board at the 2011 Annual Meeting of Stockholders is required to give written notice addressed to the Secretary, Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196 of his or her intention to make such a nomination. The notice of nomination must be received by the Company's Secretary at the address above no later than 5:00 pm Central Time on January 26, 2011.

        The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in the Company's Bylaws. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under New York Stock Exchange Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. A nomination that does not comply with the above requirements will not be considered.

What is the Deadline and How Do I Submit Proposals For the 2011 Annual Meeting?

        Any stockholder who intends to present a proposal at the Company's 2011 Annual Meeting of Stockholders must send the proposal to: Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.

        If the stockholder intends to present the proposal at the Company's 2011 Annual Meeting of Stockholders and have it included in the Company's proxy materials for that meeting, the proposal must be received by the Company no later than November 12, 2010, and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The Company is not obligated to include any shareholder proposal in its proxy materials for the 2011 Annual Meeting of Stockholders if the proposal is received after 5:00 pm Central Time on November 12, 2010.

        If a stockholder wishes to present a proposal at the 2011 Annual Meeting of Stockholders but not have it included in the Company's proxy materials for that meeting, the proposal: (1) must be received by the Company no later than January 26, 2011, (2) must present a proper matter for shareholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under the Company's Amended and Restated Certificate of Incorporation and Bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in the Company's Bylaws, and (5) must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the Securities and Exchange Commission.

How Can I Communicate with the Board?

        All communications to the Board of Directors, Chairman of the Board, the non-management directors or any individual director, must be in writing and addressed to them c/o Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, IL 60196 or by email to boardofdirectors@motorola.com.

76	PROXY STATEMENT

OTHER MATTERS

        The Board knows of no other business to be transacted at the 2010 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

        Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Motorola Common Stock. Based solely on a review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2009 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

Manner and Cost of Proxy Solicitation

        The Company pays the cost of soliciting proxies. In addition to mailing proxies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone, personal interview or other electronic means. You may also be solicited by means of press releases issued by the Company and advertisements in periodicals. Also, the Company has retained D.F. King & Co., Inc. ("D.F. King") to aid in soliciting proxies for a fee estimated not to exceed $21,500 plus expenses. The Company will, at its expense, request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

"Householding" of Proxy Materials

        In December of 2000, the Securities and Exchange Commission adopted new rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as "householding," potentially provides extra convenience for security holders and cost savings for companies.

        As in the past few years, a number of brokers with accountholders who are Motorola stockholders will be "householding" our proxy materials. As indicated in the notice previously provided by these brokers to Motorola stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, please notify your broker or call 1-800-579-1639, email: sendmaterials@proxyvote.com, or write us at Secretary, Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196.

        Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

By order of the Board of Directors,

A. Peter Lawson Secretary

Location for the Annual Meeting of Stockholders:
The Meadows Club
2950 W. Golf Road, Rolling Meadows, Illinois 60008, (847) 640-3200
May 3, 2010 at 5:00 P.M., local time
Map to The Meadows Club

Directions to The Meadows Club

From the East (Chicago and O'Hare)

        Take I-90 West past O'Hare airport to the Arlington Heights Road North exit. Go one short block and turn left on Algonquin Road (Route 62). Take Algonquin Road to the first traffic light/Golf Road (Route 58) and turn left. Proceed down Golf Road past the second traffic light and turn right into Apollo Drive to The Meadows Club.

From the North

        Take Route 53 South to the Woodfield Road exit. Proceed to the traffic light at Woodfield Road and turn left. You will go under Route 53 to another traffic light; turn left towards Golf Road. Keep to the right, being careful not to get back on to Route 53. At the first traffic light, turn right on Golf Road (Route 58). Proceed past the first traffic light and turn left into Apollo Drive to The Meadows Club.

From the South

        Take the Eisenhower Extension I-290 or the North/South Tollway I-355 to Route 53 North. Exit at the Higgins/Golf Road exit. Proceed through the traffic light at Higgins Road; turn right on Golf Road (Route 58). Proceed past the first traffic light and turn left into Apollo Drive to The Meadows Club.

From the West

        Take I-90 East toward Chicago. Keep to the right and enter Route 53 South. Exit at Woodfield Road and proceed to the traffic light. Turn left at Woodfield Road and go under Route 53 to another traffic light, turn left towards Golf Road. Keep to the right, being careful not to get back on to Route 53. At the first traffic light, turn right on Golf Road (Route 58). Proceed past the first traffic light and turn left into Apollo Drive to The Meadows Club.

M20497-P90301 Meeting Information Meeting Type: Annual Meeting For holders as of: March 8, 2010 Date: May 3, 2010 Time: 5:00 p.m. Local Time Location: You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. See the reverse side of this notice to obtain proxy materials and voting instructions. MOTOROLA, INC. *** Exercise Your Right to Vote *** IMPORTANT NOTICE Regarding the Availability of Proxy Materials The Meadows Club 2950 W. Golf Road Rolling Meadows, IL 60008 MOTOROLA, INC. 1303 E. ALGONQUIN RD. SCHAUMBURG, IL 60196

M20498-P90301 Proxy Materials Available to VIEW or RECEIVE: 1. Annual Report 2. Notice & Proxy Statement Before You Vote How to Access the Proxy Materials How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 19, 2010 to facilitate timely delivery. How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Voting Items M20499-P90301 THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL NOMINEES LISTED BELOW: THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS: THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE AGAINST THE FOLLOWING PROPOSALS: 2. Approval of the Company's Overall Executive Compensation Policies and Procedures. 5. Shareholder Proposal re: Reincorporate in a Shareowner-Friendly State. 3. Ratification of the Appointment of KPMG LLP as the Company's Independent Registered Public Accounting Firm for 2010. 4. Shareholder Proposal re: Human Rights Policy. 1. Election of Directors for a One-Year Term 1a. Gregory Q. Brown 1k. John A. White 1j. Douglas A. Warner III 1i. Anthony J. Vinciquerra 1h. James R. Stengel 1g. Samuel C. Scott III 1f. Thomas J. Meredith 1e. Keith A. Meister 1d. Sanjay K. Jha 1c. William R. Hambrecht 1b. David W. Dorman

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date MOTOROLA, INC. M20481-P90301 For Against Abstain MOTOROLA, INC. 1303 E. ALGONQUIN RD. SCHAUMBURG, IL 60196 For Against Abstain 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 2. Approval of the Company's Overall Executive Compensation Policies and Procedures. 5. Shareholder Proposal re: Reincorporate in a Shareowner-Friendly State. 3. Ratification of the Appointment of KPMG LLP as the Company's Independent Registered Public Accounting Firm for 2010. 4. Shareholder Proposal re: Human Rights Policy. 1. Election of Directors for a One-Year Term Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Sunday May 2, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Sunday May 2, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year's Annual Report and Proxy Statement at www.proxyvote.com. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL NOMINEES LISTED BELOW: 1a. Gregory Q. Brown 1k. John A. White 1j. Douglas A. Warner III 1i. Anthony J. Vinciquerra 1h. James R. Stengel 1g. Samuel C. Scott III 1f. Thomas J. Meredith 1e. Keith A. Meister 1d. Sanjay K. Jha 1c. William R. Hambrecht 1b. David W. Dorman THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS: THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE AGAINST THE FOLLOWING PROPOSALS: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For Against Abstain

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual Meeting of Stockholders, May 3, 2010 The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Gregory Q. Brown, Sanjay K. Jha, A. Peter Lawson and John K. Wozniak, or any one of them, as proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola, Inc. which the stockholder(s) would be entitled to vote, at the Annual Meeting of Stockholders of Motorola, Inc. to be held on May 3, 2010, and at any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments or postponements thereof. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR PROPOSAL 2, FOR PROPOSAL 3, AGAINST PROPOSAL 4, AND AGAINST PROPOSAL 5. IMPORTANT - Please vote, date and sign on the reverse side and mail this proxy card promptly in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title. M20482-P90301 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com. ADMISSION TICKET TO MOTOROLA'S 2010 ANNUAL MEETING OF STOCKHOLDERS This is your admission ticket to gain access to Motorola's 2010 Annual Meeting of Stockholders to be held at The Meadows Club, 2950 W. Golf Road, Rolling Meadows, Illinois on Monday, May 3, 2010 at 5:00 p.m. local time. A map showing directions to the meeting site is shown below. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first-come, first-served basis. THIS TICKET IS NOT TRANSFERABLE Location for the Annual Meeting of Stockholders: The Meadows Club 2950 W. Golf Road Rolling Meadows, Illinois 60008 (847) 640-3200 May 3, 2010 at 5:00 p.m., local time